Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ATLAS ENERGY SOLUTIONS INC.,

ATLAS SAND COMPANY, LLC,

WYATT MERGER SUB 1 INC.,

WYATT MERGER SUB 2, LLC,

HI-CRUSH INC.,

HC MINERALS INC.,

CERTAIN STOCKHOLDERS OF HI-CRUSH INC.,

AND

CLEARLAKE CAPITAL PARTNERS V FINANCE, L.P., SOLELY IN ITS CAPACITY
AS THE STOCKHOLDERS’ REPRESENTATIVE,

FEBRUARY 26, 2024

Page No.

Article I DEFINITIONS		2

1.1	Definitions	2
1.2	Interpretation	23

Article II THE MERGERS		24

2.1	Pre-Closing Reorganization; The Mergers	24
2.2	Certificate of Formation and Limited Liability Company Agreement of the Surviving Corporation and Subsequent Survivor	25
2.3	Directors, Managers and Officers of the Surviving Corporation and Subsequent Survivor	25
2.4	Treatment of Company Stock; Company Restricted Shares	25
2.5	Merger Consideration	26
2.6	Closing Statement and Consideration Statement	27
2.7	Merger Consideration Adjustments	27
2.8	Exchange Procedures	30

Article III Closing		30

3.1	Closing Deliverables	30
3.2	Paying Agent	33
3.3	Withholding	34
3.4	Joinder	34

Article IV REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES		34

4.1	Organization, Qualification, Power and Authority	34
4.2	Authorization; Enforceability	35
4.3	Capitalization	35
4.4	Non-contravention	36
4.5	Financial Statements	37
4.6	Subsequent Events	38
4.7	Inventory	38
4.8	Legal Compliance	38
4.9	Tax Matters	39
4.10	Real Property	42
4.11	Personal Property	44
4.12	Intellectual Property	44
4.13	Contracts	46
4.14	Litigation	48
4.15	Employee Benefits	49
4.16	Labor Matters	50
4.17	Environmental Matters	51
4.18	Insurance Policies	52

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(continued)

Page No.

4.19	Brokers’ Fees	52
4.20	Indebtedness	53
4.21	Affiliate Contracts	53
4.22	Anti-Corruption	53
4.23	Export Controls and Economic Sanctions	53
4.24	Books and Records	54
4.25	Anti-Harassment	54
4.26	Suppliers and Customers	54
4.27	Product and Service Warranty	55
4.28	Accounts Receivable	55
4.29	Accounts Payable	55
4.30	Credit Support Obligations	55
4.31	Bank Accounts; Powers of Attorney; Directors and Officers	55
4.32	No Other Business	56
4.33	Investment Company Status	56
4.34	No Other Representations and Warranties	56

Article V REPRESENTATIONS AND WARRANTIES OF The STOCKHOLDERS		56

5.1	Organization; Authorization; Enforceability	56
5.2	Non-contravention	57
5.3	Ownership and Transfer	57
5.4	Brokers’ Fees	57
5.5	Litigation	57
5.6	Restricted Securities	58
5.7	Accredited Investor	58
5.8	Investment Experience	58
5.9	Legends	58
5.10	Information; Investment Purpose	59
5.11	No Other Representations and Warranties	59
5.12	No Reliance	59

Article VI REPRESENTATIONS AND WARRANTIES Concerning Parent, purchaser and Merger Subs		59

6.1	Organization	59
6.2	Authorization; Enforceability	60
6.3	Capitalization	60
6.4	Non-contravention	61
6.5	Parent SEC Filings; Financial Statements	62
6.6	Issuance of Stock Consideration	62
6.7	NYSE Listing	63
6.8	Internal Controls and Procedures	63
6.9	Investment Company	63
6.10	No Stockholder Approval	64
6.11	No Broker’s Fees	64
6.12	Reorganization Qualification	64

(continued)

Page No.

6.13	No Reliance	64
6.14	No Other Representations and Warranties	65

Article VII COVENANTS OF THE Company & THE STOCKHOLDERS		65

7.1	Interim Conduct of Business	65
7.2	280G	68
7.3	Access	68
7.4	Publicity	69
7.5	Financial Statement Cooperation	69
7.6	Use of Name	71
7.7	RemainCo’s Operations	71
7.8	Surety Bond & Liens	72
7.9	Exclusivity	72
7.10	Company Benefit Plans	73

Article VIII COVENANTS OF Purchaser		73

8.1	Publicity	73
8.2	RWI Policy	73
8.3	Employee Matters	74

Article IX CONDITIONS PRECEDENT TO THE CLOSING		75

9.1	Conditions Precedent to Each Party’s Obligations	75
9.2	Conditions Precedent to Obligations of Parent and Purchaser	75
9.3	Conditions Precedent to Obligations of the Company	76

Article X release		77

10.1	Release	77
10.2	Third-Party Beneficiaries	77

Article XI Survival and Indemnification		78

11.1	Survival	78
11.2	Indemnification Obligations	78
11.3	Indemnification Procedures for Third-Party Claims	80
11.4	Satisfaction of Indemnification Claims	81
11.5	Waiver of Contribution	82
11.6	Tax Treatment of Payments	82
11.7	Sole and Exclusive Remedy	82

Article XII CERTAIN AGREEMENTS		82

12.1	Tax Matters	82
12.2	Director and Officer Liability and Indemnification	86

(continued)

Page No.

Article XIII TERMINATION		87

13.1	Termination of Agreement	87
13.2	Effect of Termination	88

Article XIV MISCELLANEOUS		89

14.1	Wrong Pockets	89
14.2	Access to Information	89
14.3	Confidentiality	90
14.4	Further Assurances	91
14.5	Expenses	91
14.6	No Third-Party Beneficiaries	91
14.7	Entire Agreement	91
14.8	Succession and Assignment	91
14.9	Counterparts	91
14.10	Notices	92
14.11	Governing Law; Waiver of Jury Trial	93
14.12	Amendments and Waivers	94
14.13	Severability	94
14.14	Specific Performance	94
14.15	Legal Representation	95
14.16	Stockholders’ Representative	96

(continued)

Page No.

EXHIBITS

Exhibit A – Pre-Closing Reorganization Steps; Form of Contribution and Distribution Agreement

Exhibit B – Form of Distribution Participation Award Settlement Agreement

Exhibit C – Form of Restrictive Covenant Agreement

Exhibit D – Form of Closing Statement

Exhibit E – Form of Consideration Statement

Exhibit F1 – Form of Letter of Transmittal

Exhibit F2 – Form of Accredited Investor Questionnaire

Exhibit G – Form of Registration Rights and Lock-Up Agreement

Exhibit H – Form of Transition Services Agreement

Exhibit I1 – Form of Deferred Cash Consideration Note

Exhibit I2 – Form of Intercreditor Agreement

Exhibit I3 – Form of Deferred Cash Consideration Mortgage

Exhibit I4 – Form of Parent Guaranty

Exhibit J – Initial Certificate of Merger

Exhibit K – Surviving Form of Corporation Certificate of Incorporation

Exhibit L – Surviving Corporation Form of Bylaws

Exhibit M – Joinder

SCHEDULES

Schedule 1.1(a) – Sample Net Working Capital Calculation

Schedule 1.1(b) – Certain Permitted Liens

Schedule 1.1(c) – Restrictive Covenant Agreements

Schedule 1.1(d) – Company Knowledge Individuals

Schedule 1.1(e) – Excluded Liabilities

Schedule 1.1(f) – Customer Prepayment Agreements

Schedule 1.1(g) – VDRs

Schedule 1.1(h) – Acquired Companies

Schedule 1.1(i) – Specified Environmental Liabilities

Schedule 1.1(j) – Volume Shortfall Adjustment Amount

Schedule 1.1(k) – Outstanding Bankruptcy Claim

Disclosure Schedules

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 26, 2024 (the “Execution Date”), by and among (a) Atlas Energy Solutions Inc., a Delaware corporation (“Parent”), (b) Atlas Sand Company, LLC, a Delaware limited liability company and indirect, wholly owned Subsidiary of Parent (“Purchaser”), (c) Wyatt Merger Sub 1 Inc, a Delaware corporation and direct, wholly owned Subsidiary of Purchaser (“Merger Sub 1”), (d) Wyatt Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Purchaser (“Merger Sub 2”), (e) Hi-Crush Inc., a Delaware corporation (the “Company”), (f) each Stockholder that has executed this Agreement or a joinder hereto (each, a “Consenting Stockholder”), (g) Clearlake Capital Partners V Finance, L.P., solely in its capacity as the Stockholders’ Representative and (h) HC Minerals Inc., a Delaware corporation (“RemainCo”). Parent, Purchaser, Merger Sub 1, Merger Sub 2, the Company, the Consenting Stockholders, the Stockholders’ Representative and RemainCo are, from time to time, referred to individually herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire the Company by (a) effecting a merger of Merger Sub 1 with and into the Company (the “Initial Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”), with the Company as the surviving corporation and wholly owned Subsidiary of Purchaser (the “Surviving Corporation”) and (b) immediately following the Initial Merger, effecting a merger of the Surviving Corporation with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), with Merger Sub 2 as the surviving limited liability company and wholly owned Subsidiary of Purchaser (the “Subsequent Survivor”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, prior to the date hereof, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated hereby (including the Mergers, the Pre-Closing Reorganization and the transactions contemplated by the Ancillary Transaction Documents, the “Acquisition”) are advisable and in the best interests of the Company and its Stockholders; (b) approved this Agreement and (subject to approval of this Agreement by the Stockholders) the Acquisition in accordance with the applicable provisions of the DGCL; and (c) recommended to the Stockholders that this Agreement be approved by the Stockholders;

WHEREAS, Stockholders holding at least 60% of the issued and outstanding shares of Company Stock and entitled to vote on the Initial Merger shall execute and deliver a written consent (such executed written consent, the “Written Consent”) authorizing and approving the Acquisition and adopting this Agreement in accordance with Section 6.6(a) of the Stockholders Agreement and Article VI of the Company’s Certificate of Incorporation, and terminating any voting, transfer or other arrangements related to the Company Securities, including the Stockholders Agreement, effective upon the Closing;

WHEREAS, the board of directors of Merger Sub 1, and the manager of Merger Sub 2, have deemed it fair and advisable to, and in the best interests of, their respective entities to enter into this Agreement and to consummate the Acquisition;

WHEREAS, Purchaser, as the sole shareholder of Merger Sub 1, and the manager of Merger Sub 2 have approved this Agreement and the Acquisition upon the terms set forth herein; and

WHEREAS, to induce the other Parties to enter into this Agreement and consummate the Acquisition, the Parties desire to make the representations, warranties, covenants and other agreements set forth herein, or otherwise contemplated by this Agreement, to govern the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

1.1           Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“2023 Tax Amount” means the U.S. federal income taxes paid by the Company prior to the Economic Effective Time with respect to the 2023 taxable year, to the extent in excess of any U.S. federal income taxes otherwise owed by the Company with respect to the 2023 taxable year.

“280G Approval” has the meaning set forth in Section 7.2.

“Accredited Investor” means a person who is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

“Acquired Companies” means the Company and each of its Subsidiaries from and after the consummation of the Pre-Closing Reorganization, each of which Acquired Companies is described on Schedule 1.1(h). For the avoidance of doubt, when referring to post-Closing periods, the Surviving Corporation and the Subsequent Survivor shall be deemed to be Acquired Companies.

“Acquired Companies Indebtedness Amount” means the aggregate principal amount of the Acquired Companies’ Indebtedness as of the Economic Effective Time.

“Acquired Company Parties” has the meaning set forth in Section 10.1.

“Acquisition” has the meaning set forth in the recitals.

“Adjustment Amount” has the meaning set forth in Section 2.7(d).

“Adjustment Holdback Amount” means $5,338,111.

“Affiliate” shall mean, for any particular Person, any other Person that directly or indirectly controls, is controlling, is controlled by or is under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled,” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, the Acquired Companies are Affiliates of the Stockholders and RemainCo prior to the Closing and Affiliates of Parent and Purchaser from and after the Closing.

“Affiliate Contract” has the meaning set forth in Section 4.21.

“Agents” shall mean with respect to any Person, such Person’s directors, managers, officers, employees, partners, members, stockholders or shareholders, agents, investment bankers, attorneys, accountants, consultants, and other advisors or representatives with actual authority.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Transaction Documents” means the Restrictive Covenant Agreements, the Registration Rights and Lock-Up Agreement, Distribution Participation Award Settlement Agreements, Transition Services Agreement, Deferred Cash Consideration Note, Intercreditor Agreement, Deferred Cash Consideration Mortgage, Parent Guaranty and any other document, instrument, filing or record contemplated hereby or thereby.

“Anti-Corruption Laws” has the meaning set forth in Section 4.22.

“Audit Firm” has the meaning set forth in Section 7.5(a).

“Baker Botts” has the meaning set forth in Section 14.15(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Bankruptcy” means, each, individually, and, collectively, all of the jointly-administered Chapter 11 cases of High-Crush Inc. and its Affiliates filed in the United States Bankruptcy Court for the Southern District of Texas (jointly administered under Case No. 20-33495), including, but not limited to, the jointly administered Chapter 11 case of Hi-Crush Permian Sand LLC (Case No. 20-33505), which was formerly jointly administered in the Bankruptcy Court under Case No. 20-33495, as well as any adversary proceedings relating to any of the foregoing cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Base Merger Consideration” means $450,000,000.00.

“Business” means the business of the Acquired Companies, as currently conducted, including developing, designing, planning, construction, managing, controlling, supervising, overseeing, or pursuing potential acquisition, strategic or disposition opportunities relating to, frac sand mining facilities, frac sand logistics and frac sand well site storage equipment in the Permian Basin, which includes (a) a frac sand reserve located near Kermit, Texas, (b) all OnCore mining assets (including those under development), (c) all Pronghorn assets associated with frac sand last mile services and (d) all NexStage assets.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in Austin, Texas are obligated by Law to close.

“Business Employees” has the meaning set forth in Section 4.16(b).

“Business Intellectual Property” has the meaning set forth in Section 4.12(a).

“Cancelled Shares” has the meaning set forth in Section 2.4(b).

“Cash and Cash Equivalents” means, without duplication, the aggregate amount of all currency on hand and (a) money, currency or credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case held by the Acquired Companies as of the Closing and without taking into account any of the transactions occurring as part of the Closing; provided that any such amounts shall be calculated (a) to include the amounts of any third-party checks, drafts, electronic funds transfers and wires deposited in the accounts of any Acquired Company but not cleared as of the Closing (but excluding any such checks, drafts, electronic funds transfers or wires otherwise included as, or taken into account as, current assets in the calculation or determination of Net Working Capital), and (b) to deduct (i) the amount of all outstanding checks, drafts, electronic funds transfers and wires issued by any Acquired Company to third parties as of the Closing that have not yet cleared and (ii) all Restricted Cash.

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Adjusted Merger Consideration” has the meaning set forth in Section 2.6(a).

“Closing Cash Consideration” means an amount in cash equal to the difference of (a) the Closing Adjusted Merger Consideration, minus the sum of (b) (i) the principal amount of the Deferred Cash Consideration Note before any adjustment for the Estimated Customer Prepayment Amount, and (ii) the Closing Shares Value.

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Price Per Share” means $18.02, which is the volume-weighted average closing price per share of Parent Common Stock, as reported on the New York Stock Exchange for the ten (10) consecutive Trading Days prior to the date of this Agreement, as reported by Bloomberg L.P.

“Closing Shares” means 9,711,432 shares of Parent Common Stock.

“Closing Shares Value” means the product of (a) the number of Closing Shares and (b) the Closing Price Per Share, which is equal to $175,000,005.

“Closing Statements” has the meaning set forth in Section 2.7(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Advisors” means Baker Botts, Moelis, PricewaterhouseCoopers LLP and all other Persons engaged for the purposes of advice to or support of the Company in connection with the Acquisition.

“Company Marks” has the meaning set forth in Section 7.6.

“Company Restricted Share” means a restricted share of Company Stock issued to the holder of a Company stock option award following that individual’s exercise of the option right for unvested shares pursuant to an individual award agreement governing the award by and between that individual and the Company.

“Company Securities” means, collectively, all of the Company Stock and Company Restricted Shares.

“Company Stock” means all of the authorized, issued and outstanding shares of common stock of the Company, par value $0.001 per share.

“Company Transaction Expenses” means, without duplication, solely to the extent that any of the following obligations have been incurred prior to or in connection with Closing and remain unpaid immediately prior to the Closing (whether incurred prior to or after the date of this Agreement), the aggregate amount due and payable by the Company or any of its Subsidiaries (whether before, at or after Closing) for (a) third-party out-of-pocket fees, costs or expenses or brokerage, finders’ or other similar payments incurred as a result of or in connection with the negotiation, documentation or consummation of the Acquisition, including all of the costs, commissions, fees and expenses of the Company Advisors, (b) any sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable by the Acquired Companies to current or former employees, independent contractors, directors or consultants of the Stockholder Group (including any amounts payable by the Company or any Affiliate of the Company in respect of such Persons under any Employee Benefit Plan, which, for the avoidance of doubt, includes any cash amounts payable or accrued in connection with the settlement of the Distribution Participation Awards or the execution of the Distribution Participation Award Settlement Agreements or the vesting of Company Restricted Shares) (i) as a result of or in connection with the Closing (whether occurring solely because of the occurrence of the Closing or in conjunction with other events and circumstances, including a termination of employment after Closing with respect to arrangements entered prior to Closing) or (ii) as a result of any termination of employment occurring prior to the Closing and, in the case of each of the foregoing clauses (i) and (ii), the employer’s share of any 401(k) match or similar obligations, employment, social insurance and other similar Taxes related to payments made in respect of any of the foregoing solely to the extent attributable to such amounts, (c) any other fees, costs, expenses or payments resulting from the change of control or merger of the Company or any of its Subsidiaries, including any amounts payable in connection with receipt of any consent or approval in connection with the Acquisition, (d) the employer’s obligations for any payroll, employment or other similar Taxes relating to the vesting of any Company Restricted Shares, (e)50% of any Transfer Taxes related to the Mergers and 100% of any Transfer Taxes related to the Pre-Closing Reorganization or the Excluded Assets, and (f) the Stockholder Share RWI Fees. Notwithstanding anything to the contrary contained herein, in no event shall such amount include (A) any amounts to the extent taken into account in the calculation of the Acquired Companies Indebtedness Amount, Leakage Amount or Net Working Capital or (B) any amounts paid (or to be paid) by Parent or Purchaser or any of their respective Affiliates, as contemplated by the Transition Services Agreement.

“Company’s Knowledge” means the actual knowledge of any of the individuals set forth on Schedule 1.1(d).

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, effective as of August 1, 2023, by and between the Company and Parent.

“Consenting Stockholder” has the meaning set forth in the preamble.

“Consideration Statement” has the meaning set forth in Section 2.6(b).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under non-U.S. or U.S. state or local law.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, master service agreements, sales orders, purchase orders, transaction confirmations, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, as well as any bids or proposals which, if accepted would result in a binding contract, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Customer Prepayment Amount” means the aggregate amount of all customer prepayments to or for the benefit of an Acquired Company, where cash has been collected for services still to be performed, in connection with the agreements set forth on Schedule 1.1(f).

“D&O Indemnified Person” has the meaning set forth in Section 12.2(b).

“Data Room” has the meaning set forth in Section 1.2(a).

“Deferred Cash Consideration” means the amount of cash necessary to repay the principal and interest then outstanding on the Deferred Cash Consideration Note.

“Deferred Cash Consideration Mortgage” means the “Mortgage” as defined in the Deferred Cash Consideration Note and in the form of Exhibit I3 hereto.

“Deferred Cash Consideration Note” means the secured promissory note in the form of Exhibit I1 hereto issued by Purchaser, to Agent (as defined therein) on behalf of the Persons designated on Schedule 1 thereto on the Closing Date in the principal amount of (x) $125,000,000 less (y) the Estimated Customer Prepayment Amount and the Estimated Volume Shortfall Adjustment Amount.

“Delayed Transfer Date” has the meaning set forth in Section 8.4(a).

“Designated Contacts” has the meaning set forth in Section 7.3.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” or “Schedules” has the meaning set forth in Article IV.

“Dissenting Shares” has the meaning set forth in Section 2.4(b).

“Distribution Participation Award Agreement” means the individual letter agreement granting a Distribution Participation Award.

“Distribution Participation Award Holder” means any person who has been granted a Distribution Participation Award.

“Distribution Participation Award Settlement Agreement” means those certain Distribution Participation Award Settlement Agreements, substantially in the form attached hereto as Exhibit B, dated the date of this Agreement, and by and among the Company and each Distribution Participation Award Holder.

“Distribution Participation Awards” means the phantom equity-based awards, evidenced by a Distribution Participation Award Agreement, representing the opportunity to receive a cash payment.

“DLLCA” has the meaning set forth in the recitals.

“DSL CCAA” means the Candidate Conservation Agreement with Assurances for the dunes sagebrush lizard.

“Economic Effective Time” means 11:59 p.m. Central Time on February 29, 2024.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Employee Benefit Plan” means any (a) material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), and each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) and (b) other material employment, individual independent contractor, consulting, pension, defined contribution, retirement, deferred compensation, supplemental retirement, bonus, incentive compensation, equity-based compensation, tuition, vacation, medical, post-termination or retiree health or welfare, vision, dental, disability or other health plans, life insurance, paid time off, fringe benefit, profit sharing, severance, termination pay, and retention or change in control agreement, plan, policy, practice or program, and each other benefit or compensation plan or arrangement, in each case of the foregoing clauses (a) and (b), that is maintained, sponsored by or contributed to by an Acquired Company for the benefit of current or former directors, employees, independent contractors or other service providers of such Acquired Company, or to which an Acquired Company has or may have any Liability, contingent or otherwise.

“End Date” has the meaning set forth in Section 13.1(b)(i).

“Environmental Claim” means any arbitration, action, cause of action, charge, claim, demand, hearing, lawsuit, notice of violation, notice of potential or probable violation, notice of liability, notice of potentially responsible party status, or Legal Proceeding, relating to any Environmental Law or relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution, the protection of the environment or natural resources (including those relating to threatened or endangered species), or relating to the processing, distribution, use, treatment, storage, Release, exposure of any person to, transport or handling of Hazardous Materials.

“Environmental Liabilities” means any and all obligations and Liabilities arising under or relating to Environmental Laws.

“Environmental Reports” means all written reports of environmental investigations, studies, audits and tests in the possession, control or custody of the Company relating to compliance with or liability under Environmental Laws, the Release or threatened Release of Hazardous Materials as a result of the operation of the Business.

“Equity Holders” means all Stockholders and all other holders of Equity Interests of the Company.

“Equity Interests” means any share, capital stock, partnership interest, membership interest or similar equity interest or equity-like interest in any Person, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations with an Acquired Company within the meaning of Section 414 of the Code.

“Estimated Acquired Companies Indebtedness Amount” means the Acquired Companies Indebtedness Amount estimated as of the Economic Effective Time, without giving effect to the transactions contemplated by this Agreement.

“Estimated Bankruptcy Assessment Amount” means $405,000.00.

“Estimated Cash and Cash Equivalents Amount” means the aggregate amount of Cash and Cash Equivalents estimated as of the Economic Effective Time.

“Estimated Company Transaction Expenses Amount” means the aggregate amount of the Company Transaction Expenses estimated as of the Closing.

“Estimated Customer Prepayment Amount” means the amount of the Customer Prepayment Amount estimated as of the Economic Effective Time.

“Estimated Leakage Amount” means the Leakage Amount estimated as of the Closing.

“Estimated Net Working Capital Adjustment” means (a) the amount by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount or (b) the amount by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount; provided that any amount which is calculated pursuant to clause (a) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (b) above shall be deemed a negative number.

“Estimated Net Working Capital Amount” means the amount of Net Working Capital estimated as of the Economic Effective Time.

“Estimated Volume Shortfall Adjustment Amount” means the amount of Volume Shortfall Adjustment Amount estimated as of the Economic Effective Time, which shall equal $0.

“Excluded Assets” means, collectively, the following Persons (the “Excluded Companies”) and those assets specifically excluded as assets of the Acquired Companies as a result of consummating the Pre-Closing Reorganization, including those businesses owned exclusively by Hi-Crush Whitehall LLC, PDQ Properties LLC, Hi-Crush Augusta LLC, Hi-Crush Wyeville Operating LLC, D & I Silica, LLC, Hi-Crush Canada LLC, Hi-Crush Canada Distribution Corp., FB Industries Inc., Hi-Crush Proppants LLC, Hi-Crush Holdings LLC and Hi-Crush Services LLC, together with various frac sand mining facilities in the State of Wisconsin.

“Excluded Employee” has the meaning set forth in Section 8.4(a).

“Excluded Liabilities” means, collectively, all of the Liabilities arising out of, resulting from or related in any way to (i) the Excluded Assets or the Pre-Closing Reorganization, including (a) the Specified Environmental Liabilities, (b) any Tax Liabilities arising from or attributable to the Excluded Assets or the Pre-Closing Reorganization (including the U.S. Tax Election as defined in the Pre-Closing Reorganization Agreements) and (c) the matters listed on Schedule 1.1(e), and (ii) Taxes of or with respect to any Stockholder, RemainCo or any of their Affiliates (other than an Acquired Company); provided, however, that Excluded Liabilities shall not include any Transfer Taxes for which Purchaser is responsible pursuant to this Agreement.

“Execution Date” has the meaning set forth in the preamble.

“Export Control and Economic Sanctions” has the meaning set forth in Section 4.23.

“FCPA” has the meaning set forth in Section 4.22.

“Final Closing Adjusted Merger Consideration” has the meaning set forth in Section 2.7(c).

“Final Determination” has the meaning set forth in Section 11.4.

“Final Loss Amount” has the meaning set forth in Section 11.4.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“FIRPTA Documentation” has the meaning set forth in Section 3.1(a)(iii).

“Fraud” means actual and intentional fraud under Delaware common law with respect to the making of any representation or warranty in Article IV, Article V or Article VI of this Agreement, as applicable, or in any certificate delivered at Closing by Party.

“Fully Diluted Share Amount” means, in the aggregate, the number of shares of Company Stock (other than the Cancelled Shares) issued and outstanding, including any Company Restricted Shares that have or will have vested as of immediately prior to the Initial Effective Time, and the number of Equity Interests of the Company otherwise issued and outstanding or convertible into by right or Contract, in each case, as of immediately prior to the Initial Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means any corporate, limited liability company, partnership or limited partnership organizational documents, including certificates of incorporation, formation, organization, conversion, or otherwise, as well as any governing document of any such Person, including articles of incorporation, formation, organization, conversion or otherwise, bylaws, stockholders or shareholders agreements, operating agreements (including limited liability company agreements), certificates of limited partnership, partnership or limited agreements, or any other similar documents, certificates, articles or agreements, each as amended from time to time.

“Governmental Authority” means any transnational, domestic, or foreign federal, state, or local governmental, regulatory or administrative authority, bureau, board, commission, department, court, agency or official or arbitrator (including any court, tribunal or arbitral body or authority) and any political, legislative or executive subdivision thereof.

“Hazardous Materials” means (a) any petrochemical, petroleum, or petroleum products, radioactive materials, asbestos in any form, silica in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, per- and polyfluoroalkyl substances, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, mineral, metal, material or substance, exposure to which is prohibited, limited or regulated as hazardous or potentially hazardous to human health or safety or the environment by any applicable Environmental Law.

“Hire Date” has the meaning set forth in Section 8.4(a).

“Holdings” has the meaning set forth in Section 6.13(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any performance bond or letter of credit, but only to the extent drawn or called, (d) obligations for the deferred purchase price of property or services, (e) obligations due and owing under any interest rate, currency swap or other hedging agreement or arrangement, (f) obligations under leases that are required to be capitalized in accordance with GAAP with respect to which such Person is the lessee (but excluding, for the avoidance of doubt, finance and operating leases capitalized as right of use assets), (g) intercompany indebtedness between the Acquired Companies and RemainCo, (h) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above (other than the Philadelphia Surety Bonds), (i) for clauses (a) through (h) above, all accrued and unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of Indebtedness to be repaid on the Closing Date, (j) any accrued dividends (provided that, for the avoidance of doubt, any accrued dividends that are paid to Stockholders prior to or in connection with the Closing shall not constitute Indebtedness unless the offsetting cash amount for such payment is included as Cash and Cash Equivalents in the Estimated Cash and Cash Equivalents Amount, and provided further that the dividend in respect of the Pre-Closing Reorganization shall not constitute Indebtedness), and (k) all current Tax Liabilities of the Acquired Companies that are (x) attributable to the Excluded Assets or the Pre-Closing Reorganization or (y) income Tax Liabilities, in each case, net of any current Tax assets of the Acquired Companies solely to the extent such Tax assets are not included in Net Working Capital and are available to offset, under applicable Tax Law, the foregoing Tax Liabilities included in Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) accrued trade payable amounts (including sales tax payables), (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled as of the relevant time of determination, (iii) any intercompany Indebtedness solely between or among any of the Acquired Companies, (iv) any Indebtedness incurred by Purchaser and its Affiliates on or after the Closing Date, (v) any endorsement of negotiable instruments for collection in the Ordinary Course of Business, (vi) any Indebtedness between an Acquired Company or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, that is related to the consummation of the Acquisition, (vii) any insurance premium financing, (viii) any liabilities otherwise included in the determination of Net Working Capital, (ix) the Company Transaction Expenses Amount, (x) the Estimated Bankruptcy Assessment Amount, or (xi) the Customer Prepayment Amount.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnified Tax Contest” has the meaning set forth in Section 12.1(b)(ii).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Independent Accountant” has the meaning set forth in has the meaning set forth in Section 2.7(c).

“Initial Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Initial Closing Statement” has the meaning set forth in Section 2.6(a).

“Initial Effective Time” has the meaning set forth in Section 2.1(c).

“Initial Merger” has the meaning set forth in the recitals.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, ideas, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Intercreditor Agreement” means the Intercreditor Agreement in the form of Exhibit I2 hereto.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including frac sand.

“IT Systems” means (a) all computing systems, communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, used to process, store, maintain, and operate data, information and functions used in the operation of the Business of the Acquired Companies; (b) all Software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, servers, switches, routers, network equipment, and removable media.

“Labor Laws” has the meaning set forth in Section 4.16(c).

“Law” means any domestic or foreign, federal, state, provincial, or local law (including common law), statute, regulation, rule, code, Orders, ordinance, statutory guidance, or other legally enforceable action or requirement enacted, adopted, or promulgated or enforced by any Governmental Authority having competent jurisdiction over a given matter.

“Leakage Amount” means the aggregate amount of the following (without duplication): (a) to the extent made, incurred or paid by an Acquired Company during the period from (but excluding) the Economic Effective Time until the Closing and, with respect to clause (i) and (ii), other than pursuant to the Pre-Closing Reorganization: (i) the amount of any dividend or distribution by an Acquired Company to any Stockholders or other Equity Holders or any of their respective Affiliates (provided that, for the avoidance of doubt, any accrued dividends that are paid to Stockholders prior to or in connection with the Closing shall not constitute Leakage unless the offsetting cash amount for such payment is included as Cash and Cash Equivalents in the Estimated Cash and Cash Equivalents Amount); (ii) the amount of any payments made by an Acquired Company to any Stockholders or any of their respective Affiliates in respect of any Equity Interests in the Acquired Companies being redeemed or repurchased; (iii) the amount of any payments made by an Acquired Company to any Person that would constitute a Company Transaction Expense if such amount had remained unpaid as of immediately prior to the Closing; (iv) the amount of any payments made or Liability incurred by an Acquired Company to any Excluded Company (or any of its Affiliates) or to a third party on behalf of, or for the benefit of, any Excluded Company (or any of its Affiliates) or any other Excluded Assets; (v) the amount of any payments by an Acquired Company to satisfy any Excluded Liability or any other liability for which Stockholders would have had an indemnification obligation to any Purchaser Indemnitee(s) under this Agreement had such obligation been outstanding as of or after the Closing; (vi) the amount affirmatively waived or released in with respect to any sum, obligation or Liability due to any Acquired Company; provided to the extent the Company has received Parent’s prior written approval for such wavier or release than the same shall not constitute Leakage; (vii) the amount of any forgiveness or affirmative waiver of any debt or obligation of, or claim outstanding against, a third party (other than any of Acquired Company), provided to the extent the Company has received Parent’s prior written approval for such forgiveness or waiver than the same shall not constitute Leakage; and (viii) any Taxes paid, incurred or accrued after the Economic Effective Time, by any Acquired Company as a result of any of the matters described in the foregoing clauses (i) through (vii) or that are otherwise Taxes of, or attributable to, the Excluded Assets or the Pre-Closing Reorganization; (b) any and all revenues attributable to the Business of the Acquired Companies earned during the period from (but excluding) the Economic Effective Time until the Closing but which were received by any Stockholders(s), any of their respective Affiliates or any Excluded Company (and not remitted to an Acquired Company prior to the Closing); (c) all salaries, wages and other compensation, and the cost of all benefits paid or payable to employees or service providers of the Acquired Companies other than the Business Employees but including the Excluded Employees, in each case for services performed during the period from (but excluding) the Economic Effective Time until the Closing; and (d) any amounts resulting from an agreement by an Acquired Company to do any of the foregoing. Notwithstanding anything to the contrary contained herein, in no event shall such amount include any amounts to the extent taken into account in the calculation of the Acquired Companies Indebtedness Amount, Net Working Capital or the Estimated Bankruptcy Assessment Amount.

“Leased Real Property” means the real property and buildings, structures, and facilities leased, subleased, or licensed to an Acquired Company or which any Acquired Company otherwise has a right or option to use or occupy.

“Leases” means all leases, subleases, royalty agreements, licenses, easements, rights of way or similar agreements, including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which an Acquired Company uses or occupies any Leased Real Property.

“Leave Employee” has the meaning set forth in Section 8.4(a).

“Leave Period” has the meaning set forth in Section 8.4(a).

“Legal Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, grievance, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, charge, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liabilities” means any and all debts (including Indebtedness), Losses, liabilities, obligations of any nature, kind, character or description (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Legal Proceeding), Taxes, costs and expenses (including any reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Legal Proceeding), whether matured or unmatured, whether known or unknown, whether due or to become due, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or undetermined in amount, and including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Law, Contract, right or other undertaking and regardless of whether any such debts, Losses, liabilities, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, hypothecation, reservation, assignment, claim, condition, equitable interest, preemptive right, lease, tenancy or possessory interest, option, right of first refusal, right of first offer, purchase option, option to lease, easement, right of way, encroachment, proxy, voting trust or agreement, transfer restriction, assessment, covenant, burden, security interest, or other similar encumbrance, whether arising by Contract or under any applicable Law and whether or not filed, recorded, or otherwise perfected or effective under any applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Lookback Date” has the meaning set forth in Section 4.1(a).

“Loss” means, with respect to any Person, any direct or indirect damage, liability, obligation, indebtedness, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, penalty, Tax, responsibility, fine or other loss or expense, of whatever kind or nature, whether or not arising out of a Third-Party Claim, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, covered or uncovered, known or unknown, absolute or contingent or otherwise, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any Legal Proceeding against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing; provided that in no event shall Losses include (a) punitive or exemplary damages, (b) special, incidental or consequential damages, or (c) damages based on lost profits or diminution in value or a multiple method of valuation, unless and solely to the extent such Losses are (x) reasonably foreseeable (in the case of clauses (b) and (c) only) or (y) owed by a Party in respect of a Third-Party Claim as to which such Party is entitled to indemnification hereunder. For clarity, this definition is not intended and shall not be used in relation to or in respect of any breach of a representation or warranty in this Agreement.

“Material Adverse Effect” means, with respect to any Person, a change, event, condition, circumstance, fact, effect, occurrence or development (any such item, an “Effect”), the effect of which, individually or in the aggregate, is materially adverse to the results of operations or financial condition of such Person (and its Subsidiaries, if applicable, taken as a whole); provided, however, that Material Adverse Effect shall not include any change, event, or development resulting from, relating to, or arising out of: (a) general business or economic conditions, including changes in (i) financial or credit market conditions anywhere in the world or (ii) interest rates or currency exchange rates; (b) conditions generally affecting any of the industries in which any Acquired Company operates; (c) acts of God or other calamities, natural disasters, earthquakes, hurricanes, floods, tornadoes, typhoons, storms, adverse weather conditions, fires, epidemics, disease outbreak, or pandemics (including, for the avoidance of doubt, any Effect arising in connection with or resulting from, directly or indirectly, the COVID-19 virus or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), public health emergencies, widespread occurrences of infectious diseases, or other acts of nature, calamities, or any other extraordinary or unusual event that is outside of the control of such Person or any of its Affiliates, national or international political or social actions or conditions, including the outcome of any election or the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) changes in Law or accounting rules (including GAAP) or interpretations thereof; (e) failure to meet sales, earnings, budgets, plans, forecasts, or other financial or non-financial projections or estimates, provided that (if not otherwise excluded) the underlying cause of the failure to meet such forecasts or projections can be considered in determining if a Material Adverse Effect has occurred; (f) the execution, announcement, performance, or pendency of, or the taking of any action contemplated by, or other third-party awareness of, this Agreement or the agreements or the Acquisition, including any communication by Purchaser or any of its Affiliates regarding its plans or intentions with respect to the Acquired Companies; (g) any adverse change that is fully covered by insurance, provided that any adverse change that is not fully covered by insurance shall be excluded only to the extent actually covered and paid for by insurance; (h) any action taken (or omitted to be taken) by Purchaser or its Subsidiaries pursuant to this Agreement; or (i) any event, occurrence, or development related to any matter described on the Disclosure Schedules; except in the case of clauses (a), (b), (c), and (d) to the extent such Person is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which such Person operates.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Material Permits” has the meaning set forth in Section 4.8.

“Merger Consideration Adjustments” has the meaning set forth in Section 2.5(f).

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Moelis” has the meaning set forth in Section 1.2(a).

“Multiemployer Plan” has the meaning set forth in ERISA § 4001(a)(3).

“Net Working Capital” means with respect to the Acquired Companies: (a) the combined current assets of the Acquired Companies, including accounts receivable, inventory, prepaid expenses and other current assets minus (b) the combined current liabilities of the Acquired Companies, including accounts payable and accrued and other current liabilities; provided, however, the calculation thereof shall (i) exclude all (A) Cash and Cash Equivalents, (B) Acquired Companies Indebtedness Amount, (C) capital expenditures in accounts payable and accrued expenses, (D) employee bonuses and paid time off accruals incurred in the Ordinary Course of Business, (E) Estimated Bankruptcy Assessment Amount (or any accruals in respect thereto), (F) Tax assets (except and solely to the extent of any non-income Tax assets that are not attributable to the Excluded Assets and available to offset, under applicable Tax Law, Tax Liabilities included in Net Working Capital; provided that in no event shall any deferred Tax asset be taken into account), (G) deferred Tax Liabilities, (H) any Customer Prepayment Amount, and unpaid or accrued Company Transaction Expenses and (ii) be determined as of the Economic Effective Time in conformity with GAAP. Schedule 1.1(a) sets forth a sample calculation of Net Working Capital as of the date set forth on such Schedule.

“Objection Period” has the meaning set forth in Section 2.7(b).

“Offer Employees” has the meaning set forth in Section 8.4(a).

“Ongoing Claims” has the meaning set forth in Section 4.18.

“Open Source Software” has the meaning set forth in Section 4.12(d).

“Order” means, whether preliminary or final, any order, determination, judgment, injunction, award, ruling, stipulation, decree, or writ adopted or imposed by, including any consent decree, arbitration award, settlement agreement, or similar written agreement with, any Governmental Authority.

“Ordinary Course of Business” means in the ordinary course of business.

“Outstanding Bankruptcy Claim” has the meaning ascribed thereto in Schedule 1.1(k).

“Owned Real Property” means all real property owned by any Acquired Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent” has the meaning set forth in the preamble above.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Guaranty” means that certain Parent Guaranty Agreement in the form of Exhibit I4 hereto to be executed by Parent in favor of Agent (as defined therein) for the benefit of the Noteholders (as defined therein) on the Closing Date.

“Parent SEC Documents” has the meaning set forth in Section 6.5(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Paying Agent” means Equiniti Trust Company, LLC, a New York limited liability trust company.

“Paying Agent Agreement” has the meaning set forth in Section 3.1(a)(xiii).

“Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation necessary or reasonably requested by Purchaser to provide for the repayment of all Indebtedness for borrowed money of the Acquired Companies as of the Closing, the termination of any related commitments to extend credit, the termination (or novation) of any related hedging arrangements and the release of all Liens securing the Indebtedness of the Acquired Companies as of the Closing, which shall be in form and substance reasonably satisfactory to Purchaser, including UCC termination statements, deed of trust and mortgage releases, intellectual property terminations, account control agreement terminations and any other termination statements or notices.

“Payoff Letters” means the payoff letters executed by the applicable lenders or other obligees (or their agent) of the outstanding Indebtedness for borrowed money of the Acquired Companies as of the Closing, which payoff letters shall, (i) indicate the payoff amount for such Indebtedness along with any applicable per diem to be paid at the Closing, (ii) provide wire instructions for payment of the applicable Indebtedness, (iii) upon payment of a specified amount or cancellation thereof, and, if applicable, the cash collateralization, novation, backstopping or other satisfaction of letters of credit or other contingent amounts, provide for the full and automatic release and termination of all Liens securing all obligations (other than contingent obligations as to which no claim has been asserted) of the Acquired Companies with respect to such Indebtedness and of all guarantees and security interests supporting such Indebtedness and the authorization of the Acquired Companies or their designee to file all applicable UCC termination statements and other release documents necessary or advisable to evidence such release and termination, and (iv) otherwise be in form and substance reasonably satisfactory to Purchaser.

“Per Share Adjustment Distribution” shall be determined by dividing (a) an amount equal to (i) the amount of any portion of the Adjustment Holdback Amount, if any, plus (ii) the amount of the Adjustment Amount, if any, in each case, distributed to the Paying Agent for further payment to the Stockholders in accordance with Section 2.7(d) by (b) the Fully Diluted Share Amount.

“Per Share Closing Adjusted Merger Consideration” shall be determined by dividing (a) an amount equal to the Closing Adjusted Merger Consideration by (b) the Fully Diluted Share Amount.

“Per Share Stockholders’ Representative Expense Fund” shall be determined by dividing (a) an amount equal to the aggregate remaining Stockholders’ Representative Expense Fund to be distributed to the Stockholders under Section 14.16(c) by (b) the Fully Diluted Share Amount.

“Per Share Total Consideration” has the meaning set forth in Section 2.4(a).

“Permitted Liens” means each of the following: (a) Liens incurred or deposits made in the Ordinary Course of Business that are for workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds, and similar obligations and, in each case, for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and other similar Liens which have arisen in the Ordinary Course of Business to the extent securing amounts not yet delinquent or the amount of which is being contested in good faith and which contests are set forth on Schedule 1.1(b) and, in each case, for which adequate reserves have been established in accordance with GAAP; (c) Liens approved by Purchaser in its sole discretion; (d) Liens for (i) Taxes not yet delinquent or (ii) Taxes that are being contested in good faith and which such contests are set forth on Schedule 1.1(b) and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (e) requirements and restrictions of zoning, building, rights of way and other Laws, rules, and regulations that do not, individually or in the aggregate, have a Material Adverse Effect on the value of the property to which they relate or the ability of the Acquired Company to conduct business thereon as currently conducted; (f) statutory or contractual liens of landlords for amounts not yet delinquent and, in each case, for which adequate reserves have been established in accordance with GAAP; and (g) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and, in each case, for which adequate reserves have been established in accordance with GAAP.

“Person” means an individual, a sole proprietorship, a partnership, including a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, estate, trust, any other entity, or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, all information that is reasonably capable of, directly or indirectly, identifying an individual person or household.

“Personal Property Assets” has the meaning set forth in Section 4.11.

“Philadelphia Surety Bond” means Commercial Collateral Receipt and Agreement, dated October 4, 2021, among Hi-Crush Inc., Hi-Crush Wyeville Operating LLC, Hi-Crush Augusta LLC and Hi-Crush Blair LLC, in favor Philadelphia Insurance Company and/or Philadelphia Indemnity Insurance Company, along with the accompanying General Indemnity Agreement Commercial Surety.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a).

“Pre-Closing Reorganization Agreements” has the meaning set forth in Section 2.1(a).

“Pro Rata Share” means, for any particular Stockholder, the fraction having a numerator equal to the aggregate number of shares of Company Stock, including any Company Restricted Shares that have or will have vested as of immediately prior to the Initial Effective Time, and the number of Equity Interests of the Company otherwise issued and outstanding or convertible into by right or Contract, in each case, held by such Stockholder immediately prior to the Initial Effective Time, and having a denominator equal to the Fully Diluted Share Amount.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Statement” has the meaning set forth in Section 2.7(a).

“Purchaser Indemnitee” has the meaning set forth in Section 11.2(a).

“Real Property” means, collectively, the Leased Real Property, the Owned Real Property, and any easement, right-of-way, license, or other similar interests in real property currently owned by the Company or any Acquired Company.

“Records Period” has the meaning set forth in Section 7.5(b).

“Registration Rights and Lock-Up Agreement” has the meaning set forth in Section 3.1(a)(x).

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, migrating or disposing into, onto or through the environment.

“RemainCo” has the meaning set forth in the preamble.

“Reorganization Tax Contest” has the meaning set forth in Section 12.1(b)(ii).

“Required Parent Financial Statements” has the meaning set forth in Section 7.5(b)(i).

“Restricted Cash” means all cash and cash equivalents (a) not freely usable because it is subject to restrictions or limitations on use or distribution by any Acquired Company by any Laws or Contract (including any cash on deposit with Persons other than an Acquired Company) or (b) consisting of cash collateral supporting performance or surety bonds issued for the account of any Acquired Company or undrawn direct pay letters of credit and bankers’ acceptances or standby letters of credit.

“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreements, in the form of Exhibit C, dated the date of this Agreement by and among Purchaser and each of persons set forth on Schedule 1.1(c).

“Review Period” has the meaning set forth in Section 2.7(a).

“Revised Closing Adjusted Merger Consideration” has the meaning set forth in Section 2.7(b).

“RWI Fees” has the meaning set forth in Section 8.2.

“RWI Policy” has the meaning set forth in Section 8.2.

“Scheduled Intellectual Property” has the meaning set forth in Section 4.12(a).

“Securities Act” has the meaning set forth in Section 5.9(a).

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“Specified Environmental Liabilities” means those Environmental Liabilities of the Acquired Companies, whether arising before, on, or after the Closing Date, relating to or arising from the matters set forth on Schedule 1.1(i).

“Stockholder” or “Stockholders” means each record holder of Company Stock as of the date of this Agreement, and including any holder Company Restricted Shares that have or will have vested as of immediately prior to the Initial Effective Time.

“Stockholder Group” means the Acquired Companies (prior to the Closing), the Stockholders and any of their respective Affiliates, and any of their respective Agents, successors, and assigns.

“Stockholder Indemnitee” has the meaning set forth in Section 11.2(c).

“Stockholder Member” has the meaning set forth in Section 14.15(a).

“Stockholder Parties” has the meaning set forth in Section 10.1.

“Stockholder Share RWI Fees” has the meaning set forth in Section 8.2.

“Stockholder’s Closing Adjusted Consideration” has the meaning set forth in Section 2.6(b).

“Stockholders Agreement” means that certain agreement, dated as of October 9, 2020, by and among the Company and the various stockholders who are parties thereto and to which it otherwise applies.

“Stockholders’ Representative” means Clearlake Capital Partners V Finance, L.P., or, if applicable, any successor thereto appointed in accordance with Section 14.16.

“Stockholders’ Representative Expense Account” means the account maintained by the Stockholders’ Representative into which the Stockholders’ Representative Expense Fund shall be deposited as described in Section 14.16(c).

“Stockholders’ Representative Expense Fund” means $50,000.

“Straddle Tax Period” means any Tax period beginning at or before and ending after the Economic Effective Time.

“Subsequent Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Subsequent Effective Time” has the meaning set forth in Section 2.1(c).

“Subsequent Merger” has the meaning set forth in the recitals.

“Subsequent Survivor” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Surviving Corporation” has the meaning set forth in the recitals.

“Target Net Working Capital Amount” means $53,381,105.

“Tax” means (a) any taxes, assessments or other similar governmental charges in the nature of a tax imposed by any Governmental Authority, including all income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other taxes of any kind whatsoever, including, to the extent imposed by a Governmental Authority, any interest, penalty, or addition thereto or in respect of the filing or failure to file a Tax Return, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 12.1(b)(i).

“Tax Return” means any return, declaration, report, claim for refund, statement or other information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes (and including, for the avoidance of doubt, a Report of Foreign Bank and Financial Accounts, FinCen Form 114), including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any agency or political subdivision of any non-U.S., federal, state, local, or municipal Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 11.3(a).

“Top Customers” has the meaning set forth in Section 4.26(b).

“Top Suppliers” has the meaning set forth in Section 4.26(a).

“Trading Day” means a day on which New York Stock Exchange is open for trading.

“Transfer Date” has the meaning set forth in Section 8.4(a).

“Transfer Period” has the meaning set forth in Section 8.4(a).

“Transfer Taxes” has the meaning set forth in Section 12.1(a).

“Transferred Employee” has the meaning set forth in Section 8.4(a).

“Transition Services Agreement” has the meaning set forth in Section 3.1(a)(xi).

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of Treasury under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“Volume Shortfall Adjustment Amount” shall have the meaning set forth on Schedule 1.1(j).

“Voting Security Holders” has the meaning set forth in Section 7.2.

“Waived 280G Benefits” has the meaning set forth in Section 7.2.

“Written Consent” has the meaning set forth in the recitals.

1.2           Interpretation.

(a)           Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Annexes, Sections, Schedules, and Exhibits shall mean and refer to Articles, Sections, Schedules, and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby,” and similar terms shall refer to this entire Agreement (including the Schedules, Annexes and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including,” “includes,” “included,” and words of similar import shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days;” (ix) if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, such time period shall automatically be extended to the next Business Day; (x) the terms “year” and “years” mean and refer to calendar year(s); (xi) the term “dollars” and all uses of “$” shall mean United States dollars, and references in this Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; (xii) references to the Acquired Companies as of a particular date shall include only the Company and such Acquired Companies that were owned by the Company (directly or indirectly) as of such date; (xiii) the term “or” has the inclusive meaning represented by the phrase “and/or”; and (xiv) the words “made available to Purchaser,” “furnished to Purchaser,” or “supplied to Purchaser” (or any phrase of similar import) shall mean uploaded to the online data sites set forth on Schedule 1.1(g). When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(b)           The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement. The Parties agree that this Agreement is the product of negotiations and mutual drafting efforts among the Parties, each of which was represented by competent legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement or any of its provisions under any circumstances and are expressly, intentionally and irrevocably waived by each Party. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Article II

THE MERGERS

2.1           Pre-Closing Reorganization; The Mergers.

(a)           Promptly after the date hereof (and in any event no later than two (2) Business Days prior to Closing), the Company shall cause the transactions described in Exhibit A in the form of Contribution and Distribution Agreement attached as Exhibit A (collectively, the “Pre-Closing Reorganization”) to be consummated by the preparation, execution, delivery and, where appropriate, filing of such agreements and documents attached as Exhibit A or as are necessary to complete the Pre-Closing Reorganization (such documents, the “Pre-Closing Reorganization Agreements”).

(b)           Subject to the satisfaction of the terms and conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable, (i) at the Initial Effective Time, Merger Sub 1 shall be merged with and into the Company, whereby the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the Surviving Corporation and wholly owned Subsidiary of Purchaser, and (ii) at the Subsequent Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2, whereby the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Subsequent Survivor and wholly owned Subsidiary of Purchaser. At the Initial Effective Time, all of the rights, privileges and powers of the Company (for clarity, after consummation of the Pre-Closing Reorganization) will vest in, and, subject to the terms of this Agreement, all of the debts, liabilities, and duties of the Company will become the debts, liabilities and duties of, the Surviving Corporation, as provided for under the DGCL, and at the Subsequent Effective Time, all of the rights, privileges and powers of the Surviving Corporation will vest in, and all of the debts, liabilities, and duties of the Surviving Corporation will become the debts, liabilities and duties of, the Subsequent Survivor, as provided for under the DGCL and the DLLCA.

(c)           The closing of the Mergers (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. Central Standard Time on March 5, 2024; provided that if all conditions set forth in Article IX have not been satisfied or waived by the applicable Party as of such time, then the Closing shall occur on the date thereafter that is two Business Days following the satisfaction or waiver of all of the conditions set forth in Article IX, or at such other time or date as Parent and the Company may mutually agree. Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, (i) a certificate of merger to effect the Initial Merger and satisfying the applicable requirements of the DGCL, in the form set forth on Exhibit J (the “Initial Certificate of Merger”) shall be duly executed by the Company and filed with the Secretary of State of the State of Delaware and shall become effective upon the date and time of the filing of the Initial Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as may be specified therein (the “Initial Effective Time”), and (ii) immediately thereafter, a certificate of merger to effect the Subsequent Merger and satisfying the applicable requirements of the DGCL and the DLLCA (the “Subsequent Certificate of Merger”) shall be duly executed by Merger Sub 2 and filed with the Secretary of State of the State of Delaware and shall become effective upon the date and time of the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as may be specified therein (the “Subsequent Effective Time”). The date upon which the Closing occurs is referred to herein as the “Closing Date”.

2.2           Certificate of Formation and Limited Liability Company Agreement of the Surviving Corporation and Subsequent Survivor. At the Initial Effective Time, by virtue of the Initial Merger and without any action on the part of Purchaser or Merger Sub 1, (i) the certificate of incorporation of the Company, as amended and restated at the Initial Effective Time to read in its entirety as set forth on Exhibit K, attached hereto, shall be the certificate of incorporation of the Surviving Corporation, until duly amended or repealed as provided therein and by applicable Law and (ii) the bylaws of the Company, as amended and restated at the Initial Effective Time to read in their entirety as set forth on Exhibit L, attached hereto, shall be the bylaws of the Surviving Corporation, until duly amended or repealed in accordance with the provisions of the certificate of incorporation of the Surviving Corporation and by applicable Law. At the Subsequent Effective Time, (a) the certificate of formation of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation of the Subsequent Survivor until duly amended or repealed as provided therein and by applicable Law and (b) the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the limited liability company agreement of the Subsequent Survivor until duly amended or terminated as provided therein and by applicable Law.

2.3           Directors, Managers and Officers of the Surviving Corporation and Subsequent Survivor. The directors of Merger Sub 1, from and after the Initial Effective Time, shall be as elected by Purchaser upon the consummation of the Initial Merger until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the Governing Documents of the Surviving Corporation. There shall be no officers of the Surviving Corporation from and after the Initial Effective Time until any officers are appointed in accordance with the DGCL and the Governing Documents of the Surviving Corporation. The managing member and the officers of the Subsequent Survivor, from and after the Subsequent Effective Time, shall be as set forth in the Governing Documents of the Subsequent Survivor until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DLLCA and of the Governing Documents of the Subsequent Survivor.

2.4           Treatment of Company Stock; Company Restricted Shares.

(a)           At the Initial Effective Time, each share of Company Stock outstanding immediately prior to the Initial Effective Time (excluding Cancelled Shares and Dissenting Shares) shall be cancelled and converted into the right to receive (subject to the terms hereof) each of the (i) Per Share Closing Adjusted Merger Consideration, plus (ii) the Per Share Adjustment Distribution, if any, plus (iii) the Per Share Stockholders’ Representative Expense Fund, if any (together, the “Per Share Total Consideration”).

(b)           At the Initial Effective Time, each share of Company Stock that is owned by the Company (“Cancelled Shares”) shall be cancelled and retired and shall cease to exist and no portion of the Closing Adjusted Merger Consideration or any other consideration shall be delivered in exchange therefor.

(c)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Initial Effective Time and with respect to which the holder (including beneficial owners and record holders) thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Total Consideration allocable to such shares of Company Stock, but instead shall only be entitled to such rights as are provided by the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Initial Effective Time and the occurrence of such event, such Stockholder’s shares shall automatically be converted into and represent only the right to receive upon the terms set forth in this Section 2.4(c) and throughout this Agreement (including the indemnification provisions of this Agreement), the consideration for Company Stock set forth in Section 2.4(a), without interest thereon.

(d)           Any Company Restricted Shares that have vested prior to the Initial Effective Time or will become vested in connection with the Closing, in each case, shall be treated as unrestricted Company Stock at the Initial Effective Time and such holders shall be treated as Stockholders for all purposes of this Agreement and shall receive the Per Share Total Consideration allocable to such Company Restricted Share as set forth on Exhibit E attached hereto. Any Company Restricted Shares that remain unvested as of the Initial Effective Time shall, as of the Initial Effective Time, be forfeited automatically, without any further action on the part of any holder thereof, for no consideration.

2.5           Merger Consideration

. Subject to the terms and conditions of this Agreement, the aggregate merger consideration to be paid by Purchaser as set forth in Section 3.1(c) shall be an amount equal to the Base Merger Consideration, adjusted as follows:

(a)           plus the Estimated Cash and Cash Equivalents Amount;

(b)           minus the Estimated Acquired Companies Indebtedness Amount;

(c)           plus the Estimated Net Working Capital Adjustment;

(d)           minus the Estimated Company Transaction Expenses Amount;

(e)           minus the Estimated Leakage Amount (the amounts described in clauses (a) through (e), the “Merger Consideration Adjustments”);

(f)            plus any amounts paid by the Company prior to Closing in connection with the purchase of any “tail” policies pursuant to Section 12.2(b);

(g)           minus the Estimated Bankruptcy Assessment Amount;

(h)           minus the Adjustment Holdback Amount; and

(i)            minus the Stockholders’ Representative’s Expense Fund (the Base Merger Consideration so adjusted by the foregoing calculations, the “Closing Adjusted Merger Consideration”).

For clarity, each of the Estimated Cash and Cash Equivalents Amount, Estimated Net Working Capital Adjustment, and Estimated Acquired Companies Indebtedness Amount (and the corresponding calculations thereof pursuant to Section 2.7) shall be calculated based only on those items in such defined terms attributable to the Acquired Companies after giving effect to the Pre-Closing Reorganization.

2.6           Closing Statement and Consideration Statement.

(a)           At least two (2) Business Days prior to the Closing Date, the Stockholders’ Representative shall deliver to Purchaser for its review and comment the statement, the form of which is attached to this Agreement as Exhibit E, setting forth a good faith estimate of the Closing Adjusted Merger Consideration and the calculation thereof (including reasonable detail of the calculation of the Merger Consideration Adjustments), the Estimated Customer Prepayment Amount, the Estimated Volume Shortfall Adjustment Amount and, in the case of the calculation of Net Working Capital, using the same line items in, and using the same accounting methodology as, the example calculation set forth on Schedule 1.1(a) (the “Initial Closing Statement”).

(b)           At least two Business Days prior to the Closing Date, the Stockholders’ Representative shall deliver to Purchaser and the Paying Agent, in each case for review and comment, a statement in the form attached to this Agreement as Exhibit E setting forth (i) the name and mailing address of each Stockholder; (ii) the number and class of the Company Stock held or owned by each Stockholder, in each case as of immediately prior to the Closing; (iii) the number of Company Restricted Shares held or owned by each holder thereof that have vested or will vest at the Closing; (iv) the Fully Diluted Share Amount; (v) each Stockholder’s Pro Rata Share; (vi) the calculation of the Per Share Closing Adjusted Merger Consideration; (vii) the amount of the Closing Adjusted Merger Consideration payable to each Stockholder, determined by multiplying (x) the Closing Adjusted Merger Consideration by (y) the Pro Rata Share for such Stockholder (with respect to each Stockholder, a “Stockholder’s Closing Adjusted Consideration”); and (viii) for each Stockholder, the amount of the Stockholder’s Closing Adjusted Consideration to be satisfied by (A) payment of the Closing Cash Consideration, (B) allocation of the principal amount of the Deferred Cash Consideration Note and (C) the issuance of the Closing Shares (including the number of Closing Shares), (such statement setting forth (i) through (viii), the “Consideration Statement”). The Consideration Statement shall also set forth the number of Closing Shares to be issued to each Distribution Participation Award Holder in connection with the settlement of the Distribution Participation Awards. Purchaser, the Paying Agent and, following the Closing, the Company shall be entitled to rely on the Consideration Statement. The Paying Agent shall be responsible for the distribution of all amounts delivered by Purchaser to the Paying Agent in accordance with the Consideration Statement.

2.7           Merger Consideration Adjustments.

(a)           Parent shall, no later than 5:00 p.m. Central Standard Time on the date that is the later of: (i) 75 days after Closing and (ii) 30 days after the date that the Required Parent Financial Statements have been provided to Parent (the “Review Period”), prepare a revised closing statement setting forth a good faith estimate of the Closing Adjusted Merger Consideration and the calculation thereof, including reasonable detail of the calculation of the Merger Consideration Adjustments and the Customer Prepayment Amount and Volume Shortfall Adjustment Amount, and in the case of the calculation of Net Working Capital, using the same line items in, and using the same accounting methodology as applied by the Acquired Companies on a historical basis, the example calculation set forth on Schedule 1.1(a) (the “Purchaser Closing Statement” and together with the Initial Closing Statement, the “Closing Statements”) and deliver such Purchaser Closing Statement to the Stockholders’ Representative.

(b)           If the Purchaser Closing Statement delivered by Purchaser to the Stockholders’ Representative in accordance with Section 2.7(a) contains any adjustments to the Closing Adjusted Merger Consideration, and any adjustment to the Customer Prepayment Amount or the Volume Shortfall Adjustment Amount, then Purchaser and the Stockholders’ Representative shall use their commercially reasonable efforts to agree on the calculation of the Closing Adjusted Merger Consideration (as may be revised by mutual agreement, the “Revised Closing Adjusted Merger Consideration”) and Customer Prepayment Amount (as may be revised by mutual agreement, the “Revised Customer Prepayment Amount”) and the Volume Shortfall Adjustment Amount (as may be revised by mutual agreement, the “Revised Volume Shortfall Adjustment Amount”), within forty-five (45) days following receipt by the Stockholders’ Representative of the Purchaser Closing Statement (the “Objection Period”). Any such discussions between the Stockholders’ Representative and Purchaser shall not be communicated to the Independent Accountant by either such Person, shall be subject to Federal Rule of Evidence 408 and shall be deemed not discoverable by any Person in any Legal Proceeding.

(c)           If Purchaser and the Stockholders’ Representative are unable to reach an agreement as to such amounts and adjustments within such Objection Period, then at any time thereafter, either Purchaser or the Stockholders’ Representative may submit all such unagreed matters (by providing written notice thereof to the other) to Grant Thornton LLP or if Grant Thornton LLP is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by Purchaser and the Stockholders’ Representative (such accounting firm, the “Independent Accountant”), who shall, as an expert and not as an arbitrator, resolve the matters still in dispute by adjusting the Closing Adjusted Merger Consideration and the components of such calculation contained in the Closing Statements (such amount as adjusted by the Independent Accountant, the “Final Closing Adjusted Merger Consideration”) or the Customer Prepayment Amount (such amount as adjusted by the Independent Accountant, the “Final Customer Prepayment Amount”) or the Volume Shortfall Adjustment Amount (such amount as adjusted by the Independent Accountant, the “Final Volume Shortfall Adjustment Amount”), to reflect such resolution; provided, however, that the Independent Accountant may not make any adjustments thereto that are larger or smaller in magnitude than those requested by Purchaser or the Stockholders’ Representative. The Parties shall use commercially reasonable efforts to cause the Independent Accountant to make such determination within forty-five (45) days following the submission of the matter to the Independent Accountant for resolution, and such determination shall, absent manifest clerical error or fraud, be final and binding upon the Parties and may be entered and enforced in any court having competent jurisdiction. Each Party agrees that it shall not have any right to, and shall not, institute a Legal Proceeding of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.7(c), except that the foregoing shall not preclude a Legal Proceeding to enforce such determination. If any dispute is submitted to the Independent Accountant as provided in this Section 2.7(c), the fees, costs, charges and expenses of the Independent Accountant shall be paid one-half by Purchaser and one-half by the Stockholders’ Representative (with the latter payment to come from the Stockholders’ Representative’s Expense Fund).

(d)           The extent to which the Revised Closing Adjusted Merger Consideration or the Final Closing Adjusted Merger Consideration, as applicable, is greater (a positive difference) or less than (a negative difference) the Closing Adjusted Merger Consideration shall be the “Adjustment Amount” and such amount shall be settled in cash.

(i)            If the Adjustment Amount is a negative difference and less in absolute value than the Adjustment Holdback Amount, within five Business Days after the determination of the Adjustment Amount, Purchaser shall, by wire transfer of immediately available funds, pay to the Paying Agent, for further payment to the Stockholders, an amount equal to the difference between (A) the Adjustment Holdback Amount minus (B) the Adjustment Amount, if such resulting amount is greater than zero, to be allocated based on each Stockholder’s Pro Rata Share set forth in the Consideration Statement. For clarity, if this subsection applies, Purchaser shall be entitled to retain any portion of the Adjustment Holdback Amount in excess of the Adjustment Amount (if any) and no Stockholder shall have any right therefor or in respect thereof.

(ii)           If the Adjustment Amount is a negative difference and greater in absolute value than the Adjustment Holdback Amount, then Purchaser shall be entitled to retain the entire Adjustment Holdback Amount and, within five Business Days after the determination of the Adjustment Amount, RemainCo shall, by wire transfer of immediately available funds, pay to Purchaser (to an account designated by Purchaser in writing to the Stockholders’ Representative) an amount equal to the difference between (A) the Adjustment Amount minus (B) the Adjustment Holdback Amount.

(iii)          If the Adjustment Amount is a positive difference, then within five (5) Business Days after the determination of the Adjustment Amount, Purchaser shall, by wire transfer of immediately available funds, pay to the Paying Agent, for further payment to the Stockholders, an amount equal to the sum of (A) the Adjustment Amount and (B) the Adjustment Holdback Amount, to be allocated based on each Stockholder’s Pro Rata Share set forth in the Consideration Statement.

(iv)          If the Adjustment Amount is equal to zero, Purchaser shall, by wire transfer of immediately available funds, pay to the Paying Agent, for further payment to the Stockholders, an amount equal to the Adjustment Holdback Amount, to be allocated based on each Stockholder’s Pro Rata Share set forth in the Consideration Statement.

(e)           Notwithstanding anything to the contrary in this Agreement, the Parties agree that any Adjustment Amount shall, to the maximum extent permitted by applicable Law, be treated as an adjustment to the Closing Adjusted Merger Consideration for all U.S. federal income and applicable state, local and non-U.S. Tax purposes.

(f)            Notwithstanding the foregoing, in lieu of the cash settlement described above, any difference between (i) the Estimated Customer Prepayment Amount and the Revised Customer Prepayment Amount or Final Customer Prepayment Amount, as applicable, or (ii) the Estimated Volume Shortfall Adjustment Amount and the Revised Volume Shortfall Adjustment Amount or the Final Volume Shortfall Adjustment Amount, as applicable, in each case as finally determined pursuant to this Section 2.7, shall be settled by adjustment to the principal amount under the Deferred Cash Consideration Note in accordance with the terms thereof and without further action of the Stockholders, the Stockholders’ Representative or Purchaser.

2.8           Exchange Procedures.

(a)           Within three Business Days after the Execution Date, the Company shall deliver, or cause the Paying Agent to deliver, to each Stockholder, (i) a letter of transmittal in the form attached hereto as Exhibit F1 (a “Letter of Transmittal”), (ii) a questionnaire regarding such Stockholders’ status as an Accredited Investor in the form attached hereto as Exhibit F2 (the “Accredited Investor Questionnaire”) and (iii) instructions for effecting the surrender of each share of Company Stock in exchange for the rights to receive the Per Share Total Consideration.

(b)           With respect to any Stockholder failing to deliver a Letter of Transmittal, or any other reasonably required accompanying documentation to the Paying Agent at or prior to the Closing, the Paying Agent shall hold in a segregated account any amounts that would have been payable to such Stockholder as set forth in the Consideration Statement and upon delivery to the Paying Agent of such Letter of Transmittal and all other reasonably required accompanying documentation after the Closing, the Paying Agent shall deliver to such Stockholder such amounts. No interest shall be paid or accrued on the amounts payable upon the delivery of the Letters of Transmittal or any other reasonably required accompanying documentation. Until the respective Letter of Transmittal and all other reasonably required accompanying documentation is delivered with respect to any share of Company Stock, any such share of Company Stock shall represent for all purposes only the right to receive payment of the amounts specified in the Consideration Statement in respect of such share of Company Stock.

(c)           At the Initial Effective Time, the equity transfer books of the Company shall be closed and there shall be no further registration of transfers on the Surviving Corporation’s equity transfer books of any share of Company Stock that was outstanding immediately prior to the Initial Effective Time.

Article III

Closing

3.1           Closing Deliverables.

(a)           Closing Deliverables of the Company. At the Closing, the Company shall, and shall cause the Stockholders to, as applicable, deliver to Purchaser:

(i)            duly executed copies of all of the Pre-Closing Reorganization Agreements;

(ii)           a certificate, duly executed by an authorized representative of the Company in his or her capacity as such, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied;

(iii)          a properly completed and duly executed certificate, meeting the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3) and dated as of the Closing Date, to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” and, accordingly, the Equity Interests of the Company are not “United States real property interests,” in each case within the meaning of Section 897 of the Code, together with a properly completed and duly executed notice to the IRS that corresponds to such certificate pursuant to Treasury Regulations Section 1.897-2(h)(2) (which shall be filed by Purchaser with the IRS following the Closing) (such certificate and notice, together, the “FIRPTA Documentation”);

(iv)           a certificate issued by the Company, in form and substance reasonably acceptable to Purchaser, duly executed by the secretary (or equivalent officer) of the Company and dated as of the Closing Date, certifying that: (A) the Governing Documents of the Acquired Companies (copies of which shall be attached to the certificate) are true, complete and accurate in all respects and remain unamended and in full force and effect; and (B) the resolutions of the Company’s Board of Directors (a copy of which shall be attached to the certificate) authorizing the execution, delivery of this Agreement and Ancillary Transaction Documents and the consummation of the Acquisition and the termination of any voting, transfer or other arrangements related to the Company Securities (including the Stockholders Agreement) upon the Closing, are true, complete and accurate in all respects and remain unamended and in full force and effect; and (C) the Written Consent (a copy of which shall be attached to the certificate) is true, complete and accurate in all respects and remains unamended and in full force and effective;

(v)           a copy of the D&O insurance policy obtained pursuant to Section 12.2(b);

(vi)          letters of resignation of each of the officers and directors of each of the Acquired Companies from their officer and director positions, which resignations shall be effective at or prior to the Closing and shall (A) acknowledge that all salaries, fees, bonuses, and other payment, benefit, perquisite, and reimbursement obligations of the applicable Acquired Company to such director or officer (or any of his or her Affiliates) have been satisfied through the Closing, and (B) waive any and all claims such director or officer has or may have against Parent, Purchaser, the Acquired Companies and their respective Affiliates;

(vii)         the Initial Certificate of Merger, duly executed by the Company;

(viii)        a Distribution Participation Award Settlement Agreement in the form attached hereto as Exhibit B, duly executed by each Distribution Participation Award Holder, memorializing the settlement of the Distribution Participation Award held by such Distribution Participation Award Holder;

(ix)          each of the Restrictive Covenant Agreements duly executed by the party thereto (other than Purchaser);

(x)           the Registration Rights and Lock-Up Agreement in the form attached hereto as Exhibit G (the “Registration Rights and Lock-Up Agreement”), duly executed by each recipient of Closing Shares that has executed this Agreement or a joinder thereto and intends to be a party to the Registration Rights and Lock-Up Agreement;

(xi)          the Transition Services Agreement in the form attached hereto as Exhibit H (the “Transition Services Agreement”), duly executed by RemainCo;

(xii)         evidence (on terms reasonably satisfactory to Purchaser) that all third-party consents set forth in Schedule 3.1(a)(xii) have been obtained in writing;

(xiii)        a paying agent agreement in a form acceptable to Purchaser and the Stockholders’ Representative (the “Paying Agent Agreement”);

(xiv)        the Written Consent;

(xv)         true and correct copies of each executed and completed Letter of Transmittal or Accredited Investor Questionnaire delivered by a Stockholder prior to the Closing along with the certificate(s) representing the Company Stock held by such Stockholder (or if any certificate representing such Company Stock has been lost, stolen or destroyed, a true and correct copy of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed), which Stockholders delivering both a Letter of Transmittal and an Accredited Investor Questionnaire shall represent at least 98% of the issued and outstanding Company Stock immediately prior to the Initial Effective Time;

(xvi)        a certificate of good standing of each Acquired Company, issued not earlier than five (5) Business Days before the Closing Date by the Secretary of State of the applicable state of organization and each state where such Acquired Company is qualified to do business; and

(xvii)       at least two (2) Business Days prior to the Closing Date, the Stockholders’ Representative shall have delivered to Purchaser (A) executed copies of each Payoff Letter, and (B) all other Payoff Documentation necessary to evidence the release and termination of all Liens, security interests, pledges, financing statements and mortgages securing the Indebtedness for borrowed money of the Acquired Companies as of the Closing, in each case of the foregoing clauses (A) and (B), in form and substance reasonably satisfactory to Purchaser.

(b)           Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver to the Stockholders’ Representative:

(i)            a copy of the resolutions of the Board of Directors (or its equivalent) of Purchaser, certified by its secretary (or equivalent officer) as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Purchaser of the Acquisition;

(ii)           a certificate, duly executed by an authorized representative of Purchaser in his or her capacity as such, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied;

(iii)          the Deferred Cash Consideration Note duly executed by Purchaser;

(iv)          the Registration Rights and Lock-Up Agreement, duly executed by Parent;

(v)           the Transition Services Agreement, duly executed by Purchaser;

(vi)         each of the Restrictive Covenant Agreements duly executed by Purchaser;

(vii)         the Paying Agent Agreement, duly executed by Purchaser; and

(viii)        the Parent Guaranty, duly executed by Parent.

(c)           Satisfaction of Closing Adjusted Merger Consideration and Closing Cash Payments. At the Closing, in full satisfaction of the Closing Adjusted Merger Consideration, Parent or Purchaser, as applicable, shall:

(i)            issue the Deferred Cash Consideration Note to the Agent on behalf of each Stockholder in the proportions set forth in the Consideration Statement adjacent to each Stockholder’s name (provided, that each Stockholder must provide a countersignature to the Deferred Cash Consideration Note or authorization of the Agent with respect thereto in order to be entitled to its share of the Deferred Cash Consideration Note);

(ii)           issue, or cause Parent’s transfer agent to issue (in book-entry format), to each Stockholder and Distribution Participation Award Holder the number of Closing Shares set forth in the Consideration Statement adjacent to such Stockholder’s or Distribution Participation Award Holder’s name;

(iii)          pay, or cause to be paid, to the Paying Agent (by wire transfer of immediately available funds to the account designated by the Paying Agent in writing to Purchaser at least two (2) Business Days prior to the Closing), for further distribution to the Stockholders (in accordance with the Consideration Statement), the Closing Cash Consideration payable to the Stockholders;

(iv)          pay, or cause to be paid, to each applicable Person who is owed any Company Transaction Expenses, on behalf of the Company, the Estimated Company Transaction Expenses Amount owed to such Person as set forth in the Initial Closing Statement to such accounts as directed in writing by such Person;

(v)           to the Stockholders’ Representative, the Stockholders’ Representative’s Expense Fund; and

(vi)          to each holder of outstanding Indebtedness of the Acquired Companies as of the Closing, on behalf of the applicable Acquired Company, the amounts set forth in the applicable Payoff Letters delivered by the Stockholders’ Representative pursuant to Section 3.1(a)(xvii) by wire transfer of immediately available funds in accordance with the applicable Payoff Letters.

3.2           Paying Agent. Each Consenting Stockholder hereby releases and discharges Purchaser and all of its Affiliates from and against any Loss arising out of, in connection with or relating to the Paying Agent’s failure to distribute any amounts received on behalf of the Stockholders to the Stockholders in accordance with the terms of this Agreement.

3.3           Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided, however, that, if Purchaser or any of its Affiliates determines that any such deduction or withholding is required, except in the case of any deduction or withholding required with respect to any compensatory payments or as a result of the Company’s failure to deliver the FIRPTA Documentation in accordance with Section 3.1(a), then Purchaser shall use commercially reasonable efforts to (i) notify the Stockholders’ Representative that such deduction or withholding is intended at least five (5) Business Days prior to the applicable payment date and (ii) cooperate with the Stockholders’ Representative to obtain any available exemption from, or reduction in the amount of, such deduction or withholding. Any amounts so deducted or withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

3.4           Joinder. Until the date that is 60 days after the Closing, a Stockholder who does not execute this Agreement on the date hereof may execute a joinder to this Agreement in the form attached hereto as Exhibit M (“Joinder”), in which case such Stockholder shall be deemed a Consenting Stockholder under the terms of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Purchaser a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedules”). Except as disclosed in the Disclosure Schedules, the Company represents and warrants to Purchaser as follows (provided that in the case of Fraud, the following representations and warranties shall be deemed made by RemainCo):

4.1           Organization, Qualification, Power and Authority.

(a)           Each Acquired Company is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Other than as set forth on Schedule 4.1, none of the Acquired Companies has any Subsidiaries. Each Acquired Company is duly qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required (except where the lack of such qualification or the failure to be in good standing would not materially and adversely affect the Acquired Companies) and all such jurisdictions are set forth by Acquired Company on Schedule 4.1. Since October 9, 2020 (or, if less, for the duration of the existence for the applicable Person) (the “Lookback Date”), no Acquired Company has conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed or trade name other than the names set forth on Schedule 4.1. Each Acquired Company has the requisite power and authority to carry on the businesses in which it is engaged and to own, lease, operate and use the properties and assets owned, operated, leased and used by it, except as would not materially and adversely affect the Acquired Companies. Except as set forth on Schedule 4.1, no Acquired Company is the surviving entity of any merger, consolidation or similar transaction. None of the Acquired Companies are party to any joint ventures other than as set forth in Schedule 4.1. Accurate and complete copies of each of the Governing Documents of each of the Acquired Companies have been made available to Purchaser.

(b)           RemainCo is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization. As of the Closing, the Pre-Closing Reorganization has been consummated in its entirety by the preparation, execution, delivery and, where appropriate, filing of the Pre-Closing Reorganization Agreements.

4.2           Authorization; Enforceability.

(a)           Each Acquired Company and RemainCo has all the requisite limited liability, corporate or other power and authority to execute and deliver this Agreement and each other Ancillary Transaction Document to which such Acquired Company or RemainCo is a party and to perform its obligations hereunder and thereunder (including consummation of the Acquisition). The execution and delivery of this Agreement by the Company and RemainCo has been duly authorized by all necessary limited liability company, corporate or other entity-level action. This Agreement has been duly executed and delivered by each Acquired Company and RemainCo and, assuming the due authorization, execution and delivery by the other parties to such documents, constitutes the valid and legally binding obligation of such Acquired Company and RemainCo, enforceable in accordance with its terms and conditions, subject to the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)           The execution and delivery of the Ancillary Transaction Documents by each Acquired Company and RemainCo to which such Acquired Company or RemainCo will be a party and the consummation by each Acquired Company and RemainCo of the Acquisition will at Closing have been duly authorized by all necessary limited liability company, corporate or other entity-level action. The Ancillary Transaction Documents to which such Acquired Company or RemainCo is or will be a party will at Closing have been, duly executed and delivered by each Acquired Company and RemainCo and, assuming the due authorization, execution and delivery by the other parties to such documents, constitute the valid and legally binding obligation of such Acquired Company and RemainCo, enforceable in accordance with its terms and conditions, subject to the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3           Capitalization.

(a)           Schedule 4.3(a) sets forth for the Company, the classes and amounts of its authorized ownership interests, the amount of its issued or outstanding Equity Interests of each class, and the record and beneficial owners of all of its issued and outstanding Equity Interests and there are no other shares of capital stock or other Equity Interests in the Company issued, reserved for issuance, or outstanding, in each case as of immediately prior to the Closing. All of the Company Stock is duly authorized, validly issued, fully paid and non-assessable, and none of the Company Stock is subject to or were issued in violation of any preemptive right, subscription right, or any similar right under any provision of the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company or its assets are bound. As of immediately prior to the Closing, all of the Company Stock is held of record and beneficially owned by the Stockholders free and clear of any Lien other than as set forth in the Governing Documents of the Company.

(b)           Schedule 4.3(b) sets forth for each Subsidiary of the Company, where applicable, the classes and amounts of its authorized ownership interests of each class, the amount of its issued or outstanding Equity Interests, and the record and beneficial owners of its issued and outstanding Equity Interests and there are no other Equity Interests of any Subsidiary of the Companies issued, reserved for issuance or outstanding. All of the issued and outstanding Equity Interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and none of the outstanding Equity Interests of the Company’s Subsidiaries are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, conversion right, right of first refusal, preemptive right, subscription right, or any similar right under any provision of applicable Law or the Governing Documents of the applicable Subsidiary of the Company or any Contract to which the applicable Subsidiary of the Company is a party or is bound. Except as set forth on Schedule 4.3(b), the Company or another Acquired Company holds all outstanding Equity Interests in each Acquired Company free and clear of all Liens other than as set forth in the Governing Documents of the applicable Acquired Company.

(c)           There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Acquired Company to issue, sell, or otherwise cause to become outstanding any Equity Interest in such Acquired Company. Other than the Distribution Participation Awards, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company.

4.4           Non-contravention.

(a)           Neither the execution, delivery or performance of this Agreement or any other Ancillary Transaction Document by the Company or RemainCo (as applicable), nor the consummation of the Acquisition or compliance with the terms of this Agreement or the Ancillary Transaction Documents (as applicable), will (a) violate, contravene or conflict with any Law or Order to which any Acquired Company or RemainCo is subject; (b) violate, contravene or conflict with any provision of the Governing Documents or any board, manager or member (or equivalent) resolution of any Acquired Company or RemainCo; or (c) except as set forth on Schedule 4.4, conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, require any notice or consent under, or result in the imposition of any Lien (i) on any of the Company Stock or (ii) (other than Permitted Liens) upon any of the assets of any Acquired Company or RemainCo under any agreement, Contract, lease, license, instrument, or other arrangement to which any Acquired Company or RemainCo, as applicable, is a party, except in each case of the foregoing clauses (a) or (c)(ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Lien would not materially and adversely affect the Acquired Companies or RemainCo.

(b)           The Company is not required to provide any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority in order for the Parties to consummate the Acquisition other than (i) the pre-transaction notification requirements of the HSR Act and any other applicable Antitrust Law filings, (ii) the filing of the Initial Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware.

4.5           Financial Statements.

(a)           True, correct and complete copies of the unaudited consolidated financial statements of the Business consisting of the balance sheets of the Acquired Companies as of December 31 in each of the years 2022 and 2023 and the related statements of operations, changes in equity, and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements of the Business consisting of the balance sheet of the Acquired Companies as of January 31, 2024 and the related statements of operations, changes in equity and cash flow for the year then ended (collectively with the Unaudited Financial Statements, the “Financial Statements”) have been made available to Purchaser and are set forth on Schedule 4.5(a). The Financial Statements (i) were derived from the books and records of the Company (which books and records are accurate and complete in all material respects) and (ii) have been prepared in good faith and in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods involved, except as modifications (which modifications do not materially deviate from GAAP) were made in good faith through the periods prior to the effective date of the plan of reorganization, pursuant to D.I. 452 in Case No. 20-33495 (Bankr. S.D. Tex.) in connection with the Bankruptcy and such modifications affect the preparation of the Financial Statements in the periods involved. The Financial Statements fairly and accurately present in all material respects the financial condition and position, results of operations, stockholders equity and cash flows of the Business. The balance sheet of the Business as of January 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Company maintains a system of internal controls and procedures over financial reporting that is designed to provide reasonable assurance (A) that transactions are recorded as necessary in order to permit preparation of Financial Statements in accordance with GAAP, (B) that pertains to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and (C) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Financial Statements. Since the Lookback Date, there have been no instances of fraud or corporate misappropriation that involve any employee or member of management of the Company.

(b)           The Acquired Companies, together and individually, have no Liabilities (regardless of whether such Liabilities would be required to be accrued or otherwise reflected pursuant to GAAP) except for Liabilities (i) which are reflected or reserved against in the Financial Statements in accordance with GAAP and the accounting principles used in the preparation thereof (and for which adequate accruals or reserves have been established on such Financial Statements) or (ii) arising under any Contract to which an Acquired Company is a party or incurred in the Ordinary Course of Business in each case of this clause (ii) since the Balance Sheet Date (other than, in the case of this clause (ii), Liabilities arising from any breach of any such Contract, breach of warranty, tort or infringement).

4.6           Subsequent Events. Since the Balance Sheet Date, and except as required pursuant to the Pre-Closing Reorganization or set forth on Schedule 4.6, (a) there has not been any Effect that has or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, (b) the Business has been conducted in all material respects in the Ordinary Course of Business (other than with respect to the Acquisition) and (c) none of the Acquired Companies has taken any action, or failed to take any action, in respect of the Business that, if taken or failed to be taken after the date hereof, would require the consent of Purchaser pursuant to Section 7.1(b).

4.7           Inventory. All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by an Acquired Company free and clear of all Liens (other than Permitted Liens). No Inventory is held on excluded consignment basis and all Inventory was acquired in the Ordinary Course of Business. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

4.8           Legal Compliance. Since the Lookback Date (a) each Acquired Company holds and has held all material permits, licenses, approvals, certificates, and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of its business (the “Material Permits”) and each Acquired Company is and has been in compliance with the Material Permits and no condition exists that without notice or lapse of time or both would constitute non-compliance with any Material Permit, (b) all Material Permits are and have been in full force and effect, (c) no Legal Proceeding to revoke, limit or modify any of the Material Permits has been served upon any of the Acquired Companies, or is pending or, to the Company’s Knowledge, threatened, and (d) each Acquired Company and each of their respective current or former officers, directors, managers, members, employees or service providers, but solely in their capacity as such and to the extent in connection with their ownership or operation of, employment or engagement by, as applicable, the Business are, and have at all times been, in material compliance with all Laws. No investigation, request for information, written notice, demand letter, administrative inquiry or formal or informal complaint or claim by or from any Governmental Authority with respect to the Business or any of the Acquired Companies or any of their respective current or former officers, directors, managers, members, employees or service providers (but solely in their capacity as such and to the extent in connection with their ownership or operation of, employment or engagement by, as applicable, the Business) has been received, is pending, nor, to the Company’s Knowledge, is any of the foregoing threatened or has any Governmental Authority indicated an intention to conduct or deliver the same, except for those the outcome of which would not reasonably be expected, individually or in the aggregate, materially and adversely affect the Business or any Acquired Company.

4.9           Tax Matters. Except as set forth on Schedule 4.9:

(a)           All material Tax Returns that were required to be filed by or with respect to each Acquired Company have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, complete and accurate in all material respects.

(b)           All material Taxes that have become due and payable by each Acquired Company or for which any Acquired Company may otherwise be liable (whether or not shown on any Tax Return) have been timely paid in full. No Acquired Company will have any material liability for unpaid Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, other than those liabilities for Taxes (i) reflected in the Balance Sheet, as adjusted for operations and transactions in the Ordinary Course of Business of the Acquired Companies from the Balance Sheet Date to, and including, the Closing Date, consistent with past custom and practice of the Acquired Companies, or (ii) arising as a result of the Pre-Closing Reorganization, the vesting of Company Restricted Shares pursuant to this Agreement or any other transactions contemplated by this Agreement.

(c)           All material Taxes required to be deducted or withheld by any Acquired Company have been deducted and withheld and, to the extent required by applicable Law, have been timely paid in full to the proper Taxing Authority. Each Acquired Company has complied in all material respects with all information reporting requirements applicable to such Acquired Company. Each Acquired Company has been in material compliance with respect to the proper employment Tax classification of those individuals performing services for such Acquired Company as employees, leased employees, independent contractors or agents in all material respects.

(d)           Each Acquired Company (A) has properly collected and remitted all material amounts of sales, use, value added and similar Taxes required to be collected and remitted by such Acquired Company with respect to sales or leases made, or services provided, to its customers, and (B) except as the amount of sales, use, value added or similar Taxes that would otherwise be due would not be material, has properly received and retained in all material respects any appropriate Tax exemption certificates and other documentation required to be received and retained by such Acquired Company for all services provided and sales and leases made to its customers, without charging or remitting sales, use, value added, and similar Taxes that qualify such sales, leases and services as exempt from sales, use, value added, and similar Taxes. Since the Lookback Date, no claim has been made against, and there has not been an audit of, an Acquired Company by any Taxing Authority with respect to sales, use, value added or similar Taxes. No Acquired Company has received any ruling or other guidance from, or entered into any agreement with, any Taxing Authority with respect to sales, use, value added or similar Taxes.

(e)           No Acquired Company has any material Liability for the Taxes of any other Person (other than any Acquired Company) pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, other than, in each case, (x) with respect to any Consolidated Group of which the Company was the parent or (y) pursuant to any Contract, agreement or arrangement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes. No Acquired Company has ever been a member of a Consolidated Group filing for U.S. federal, and applicable state and local, income Tax purposes (other than a Consolidated Group of which the Company was the parent).

(f)            No Acquired Company has entered into any material agreement or arrangement with any Taxing Authority that requires any Acquired Company to take or refrain from taking any action. No Acquired Company is a party to any material agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(g)           No Acquired Company (i) is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement (other than Contracts or other agreements or arrangements entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes), or (ii) has executed any agreements with any Taxing Authority extending or waiving the statutory period of limitations applicable to the period for the collection, assessment or reassessment of any Taxes, which period remains open, and no request by any Taxing Authority for any such waiver or extension is currently pending.

(h)           There are (i) no claims against any of the Acquired Companies for Taxes, (ii) no deficiencies, adjustments or assessments of Taxes asserted, proposed or, to the Company’s Knowledge, threatened by any Taxing Authority against any Acquired Company that remain unpaid, and (iii) no ongoing audits or examinations of any Taxes or Tax Returns of any Acquired Company.

(i)           Since the Lookback Date, no claim has been made by any Taxing Authority in any jurisdiction in which an Acquired Company does not file Tax Returns that any Tax Return is required to be filed or any Taxes are required to be paid in such jurisdiction by such Acquired Company. No Acquired Company is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(j)           No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Economic Effective Time as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) by reason of a change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) executed prior to the Closing, (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) entered into or created prior to the Closing, (iv) an installment sale or open transaction disposition made prior to the Closing, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing, or (vi) a prepaid amount received prior to the Closing, other than any Customer Prepayment Amount.

(k)           No Acquired Company has any outstanding liability for Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code.

(l)            No Acquired Company has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) occurring during the two-year period ending on the date hereof or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)           No Acquired Company owns, directly, indirectly or constructively, any interest in a “controlled foreign corporation” as defined under Section 957 of the Code (other than any interest in Hi-Crush Canada Distribution Corp. or FB Industries Inc.) or a “passive foreign investment company” as defined under Section 1297 of the Code.

(n)           All related party transactions involving any Acquired Company have been conducted, in all material respects, at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax law).

(o)           The Company is not and has not been during the past five (5) years, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations promulgated thereunder.

(p)           There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.

(q)           None of the assets of the Acquired Companies is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any corresponding or similar state or local Tax law.

(r)           No Acquired Company has entered into any power of attorney with respect to Taxes that is currently in effect.

(s)           No Acquired Company has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under corresponding or similar provisions of U.S. state or local Tax Law.

(t)           There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(u)           The material property of each Acquired Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all Tax periods (or any portion thereof) ending on or prior to Closing and no material portion of any Acquired Company’s property constitutes omitted property for property tax purposes.

(v)           For U.S. federal income Tax purposes, and all applicable state and local Tax purposes: (i) the Company was, prior to its conversion to a corporation on May 31, 2019, a partnership for U.S. federal income tax purposes and (ii) each of the Acquired Companies (other than the Company) is, and has been since its formation (or, in the case of (i) the predecessor of NexStage LLC, from the date of its conversion to a limited liability company on May 23, 2023, (ii) in the case of Pronghorn Logistics Holdings, LLC, from May 7, 2019, (iii) in the case of BulkTracer Holdings LLC, from January 18, 2019, (iv) in the case of FB Logistics, LLC, from June 2, 2023, the effective date of its election to be treated as a disregarded entity, and (v) in the case of the predecessor of Hi-Crush Investments LLC, from the date of its conversion to a limited liability company on June 6, 2023), an entity disregarded as separate from the Company.

4.10         Real Property.

(a)           Schedule 4.10(a) sets forth a true and complete list of all Owned Real Property, including the address of each facility and a description of the operations conducted thereon. The Company or another Acquired Company (i) has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Liens, except Permitted Liens, (ii) has not leased any parcel or any portion of any parcel of the Owned Real Property to any other Person, and (iii) has made available to Purchaser copies of each vesting deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in its possession or control.

(b)           Schedule 4.10(b) sets forth the addresses of all Leased Real Property and a list of all Leases (including the parties thereto) together with a description of the Company’s operations thereon. The Company has made available to Purchaser a true and complete copy of each such Lease. With respect to each Lease:

(i)            such Lease is in full force and effect and is the valid and binding obligation of the applicable Acquired Company, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief, and other equitable remedies;

(ii)           neither the applicable Acquired Company nor, to the Company’s Knowledge, any other party to such Lease is in default under such Lease, and there does not exist any event, condition or omission that to the Company’s Knowledge would constitute a default or breach with notice, the passing of time or both;

(iii)          the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

(iv)          each Lease grants the tenant or lessee under such Lease the exclusive right to use and occupy the demised premises thereunder, subject to Permitted Liens and the terms of such Lease;

(v)           except as set forth on Schedule 4.10(b)(v), no Acquired Company has received any written notice that the fee owner of such Leased Real Property has made, and to the Company’s Knowledge no fee owner of such Leased Real Property has made, any assignment, mortgage, or pledge of such Leased Real Property or the rents or use fees due thereunder, unless in connection with such assignment, mortgage, pledge or hypothecation the Company has received from the applicable assignee, mortgagee or pledgee an appropriate non-disturbance agreement with respect to the applicable Lease;

(vi)          the leasehold or easement interests relating to the Leases are free and clear of all Liens, other than Permitted Liens; and

(vii)         no consent is required under such Lease in connection with the Acquisition.

(c)           The Real Property constitutes all of the real property owned, used, leased, subleased or otherwise occupied in connection with, and is sufficient in all material respects for, the conduct of the business of the Acquired Companies as currently conducted. Other than the Real Property, the Acquired Companies do not have any rights or options to own, lease, occupy, or otherwise use any real property. Use of the Real Property for the purposes for which it is presently used by the applicable Acquired Company is permitted as of right under all applicable zoning Laws. All of the improvements on the Real Property are (i) in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in compliance with matters of record, including development agreements, covenants, conditions, restrictions, and declarations, and (iii) in good repair and in good working condition, ordinary wear and tear excepted. No part of any of the improvements on the Real Property encroaches on the real property of any other Person, and no buildings, structures, fixtures or other improvements primarily situated on adjoining property encroach on any part of the Real Property. Each of the improvements on the Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property and comprising a part of the Real Property. Each parcel of improved Real Property is supplied with public or quasi-public utilities and other services appropriate for the operations of the Company or any Acquired Company located on such Real Property. To the Company’s Knowledge, no part of the Real Property is located within any flood plain or area subject to wetlands regulation or any similar restriction. There are no facts or conditions affecting the improvements on the Real Property that would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(d)           To the Company’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property.

4.11         Personal Property. Except as disclosed on Schedule 4.11, each Acquired Company has good and marketable title to, or a valid leasehold interest in all of its tangible personal property (the “Personal Property Assets”), free and clear of any Liens, other than Permitted Liens. All of the Personal Property Assets, together with the real property, are all of the assets necessary, and are sufficient for, the Business to operate in the Ordinary Course of Business. No Acquired Company is in possession of any assets that are not owned by such Acquired Company or another Acquired Company on a consignment or similar basis and the assets purported to be owned by the Acquired Companies are located at the facilities of the Acquired Companies listed on either Schedule 4.10(a) or 4.10(b). All material tangible personal property used by any Acquired Company in the operation of the Business are (a) in the physical possession of the Acquired Companies, (b) in good condition and repair (ordinary wear and tear and routine maintenance excepted) and (c) free from latent and patent defects. Schedule 4.11 sets forth the rated capacity of the dryers at the Company’s Kermit facility.

4.12         Intellectual Property.

(a)           Schedule 4.12(a) sets forth a list of all registered or applied for Intellectual Property that is owned or purported to be owned by any of the Acquired Companies (“Scheduled Intellectual Property”). Each item of Scheduled Intellectual Property listed on Schedule 4.12(a) is subsisting, and to the Company’s Knowledge, valid and enforceable. The Acquired Companies exclusively own the Scheduled Intellectual Property and material Intellectual Property that is not registered and owned by an Acquired Company, in each case, free and clear of Liens other than Permitted Liens. The Acquired Companies own or have the right or license to use all of the Intellectual Property used in the Business as currently conducted (the “Business Intellectual Property”) free and clear of all Liens other than Permitted Liens. The consummation of the Acquisition will not affect, diminish, or terminate the ownership or use of the Business Intellectual Property owned by the applicable Acquired Company or each Acquired Company’s right to use Intellectual Property licensed to such Acquired Company on the same basis as prior to the consummation of the Acquisition.

(b)           Neither the Acquired Companies nor the Business as currently or previously conducted in the last six (6) years has infringed, violated or misappropriated, or is now infringing, violating or misappropriating, the Intellectual Property rights of any third party. There is no claim pending or threatened in writing against an Acquired Company with respect to the alleged infringement, violation or misappropriation by an Acquired Company of any Intellectual Property rights of any third party. There is no currently pending claim by any Acquired Company against a third party with respect to the alleged infringement, violation, or misappropriation of any Intellectual Property owned or purported to be owned by, or exclusively licensed to, any of the Acquired Companies. To the Company’s Knowledge, no Person is engaging in any activity or business that infringes upon, violates, or misappropriates any Intellectual Property owned or purported to be owned by any of the Acquired Companies or misappropriates the trade secrets or confidential information of an Acquired Company.

(c)           Each Acquired Company has taken reasonable measures to protect and preserve the confidentiality of the trade secrets and confidential information of the business conducted by such Acquired Company. All employees, contractors and agents of the Acquired Companies involved in the conception, development, authoring, creation or reduction to practice of any material Intellectual Property for an Acquired Company have executed agreements that assign or obligate such employees, contractors, and agents to assign such Intellectual Property to an Acquired Company and confidentiality agreements.

(d)           To the Company’s Knowledge, Software developed, made available, or distributed by the Acquired Companies does not contain, and is not distributed with, any Software that is licensed pursuant to an open source, copyleft or community source code (including any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License, MIT License, Apache License or similar license arrangement or other distribution model) (such Software collectively referred to as “Open Source Software”) in any manner that would restrict the ability of the Acquired Companies to protect their proprietary interests in any such Software, product or service, including protecting any owned Intellectual Property therein, or in any manner that requires, or purports to require: (i) any Intellectual Property owned by the Acquired Companies (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property owned by the Acquired Companies; (iii) the creation of any obligation for an Acquired Company with respect to Intellectual Property owned by the Acquired Companies, or the grant to any third party of any rights or immunities under Intellectual Property owned by the Acquired Companies; or (iv) any other limitation, restriction or condition on the right of the Acquired Companies with respect to its use or distribution of any Intellectual Property owned by the Acquired Companies.

(e)           The Acquired Companies own, lease or license IT Systems of a sufficient quantity and size to operate the Business as currently conducted and as proposed to be conducted. The Acquired Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. To the Company’s Knowledge, the IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the information security industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer, system, or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. Since the Lookback Date, there has been no failure, material substandard performance, or breach of any computer systems of the Acquired Companies or their contractors that has caused any material disruption to the Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Acquired Companies. The Acquired Companies have taken reasonable technical, administrative, and physical measures to protect the integrity and security of the IT Systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(f)           Each Acquired Company is and has been in material compliance with its privacy policies, contractual obligations and any Laws relating to the collection, processing, use, storage, sharing or transfer of Personal Information. Each Acquired Company has reasonable safeguards in place designed to protect Personal Information that it processes against loss, theft, or unauthorized disclosure or alteration. Since the Lookback Date, there have been no breaches involving Personal Information collected by or on behalf of any Acquired Company. No Acquired Company has received any written notice of any claims of, or been charged with, or been required to provide notice to any other Person with respect to, the violation of any Laws concerning the collection, processing, use, storage, sharing, and transfer of Personal Information.

4.13         Contracts.

(a)           Except as listed or described on Schedule 4.13(a), no Acquired Company is a party to any material Contract, including any Contract of a type described below (all such Contracts, as amended, modified, supplemented or restated from time to time, “Material Contracts”):

(i)            Contracts requiring the purchase, sale or supply of frac sand to any Person;

(ii)           Contracts requiring the provision of sand supply logistics or wellsite storage services to any Person;

(iii)          Contracts that require the construction, expansion or build-out of facilities by an Acquired Company in order to provide services thereunder where such construction, expansion or build-out is not yet complete and the value of such construction, expansion or build-out to be completed is in excess of $500,000;

(iv)          other than the Governing Documents, Contracts for indemnification, advancement of expenses or similar obligations with any officer, manager, advisor or director of any Acquired Company;

(v)           Contracts (other than the Governing Documents) for joint ventures or partnerships or limited liability companies or other similar Contracts involving sharing of profits, losses, costs or other Liabilities by any Acquired Company with any other Person;

(vi)          Contracts for the purchase, sale, lease or any other rights or interests relating to real property;

(vii)         Contracts for the purchase, sale, lease or any other rights or interests relating to personal property with an individual value in excess of $250,000;

(viii)        Contracts relating to Acquired Companies’ Indebtedness where the annual obligations under such agreement are more than $1,000,000;

(ix)          Contracts between or among any of the Acquired Companies, other than the Governing Documents, and the consideration paid exceeded $100,000;

(x)           Contracts between any Acquired Company and a vendor or supplier involving consideration more than $1,000,000 on an annual or committed basis;

(xi)          Contracts that provide for or require (A) an increased payment or benefit or accelerated vesting upon the Closing or in connection with the Acquisition, including any severance, retention, change in control or other similar payments or benefits or (B) a payment that otherwise would not be due and owed but for the Acquisition;

(xii)         any Contract (other than an Employee Benefit Plan) pursuant to which an Acquired Company is required to make aggregate payments in excess of $250,000 in any fiscal year and $500,000 in the aggregate during the term thereof;

(xiii)        any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding or other Contract with any labor union, trade union, work council, or other employee representative;

(xiv)        any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;

(xv)         any Contract relating to the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures, and other obligations, guarantees of performance, agreements, and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business), where the annual payment due as a result of such underlying obligation guaranteed by the applicable Acquired Company is in excess of $500,000;

(xvi)        any Contract under which an Acquired Company has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive an annual royalty, license fee, or similar payment in an amount in excess of $70,000, other than (A) “off the shelf” Software licenses pursuant to which Intellectual Property is made available through regular commercial distribution channels on standard terms and conditions and (B) agreements entered into in the Ordinary Course of Business pursuant to which Intellectual Property is non-exclusively licensed to customers, distributors, suppliers, or other commercial relationships of such Acquired Company;

(xvii)       any Contract under which an Acquired Company has granted or received an exclusive license to Intellectual Property and the consideration paid (or to be paid during the applicable term) exceeded or will exceed $100,000;

(xviii)      any Contract containing a covenant of an Acquired Company not to compete in any line of business or with any Person in any geographical area;

(xix)         any Contract containing a covenant of an Acquired Company not to solicit any employees, contractors, clients, customers, suppliers, or other third parties; or

(xx)          Contracts with an obligation of the Company or one of its Subsidiaries to sell, transfer, or otherwise grant an interest to another Person in any material asset of the Company or such Subsidiary, including any “right of first refusal,” “right of first offer,” “put or call right”, or other preferential purchase or sale right.

(b)           The Acquired Companies have made available to Purchaser a true, correct and complete copy of all Material Contracts, including all amendments, modifications, supplements and restatements thereto. Each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company party thereto and, to the Company’s Knowledge, each such other party thereto, in accordance with its terms, and is subject, in each case, to any limitations on enforcement and other remedies imposed by or arising under or in connection with applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfer and similar Laws relating to or affecting creditors’ rights generally from time to time in effect and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction. Neither the applicable Acquired Company nor, to the Company’s Knowledge, any other party to such Material Contract is in breach or default under such Material Contract, and no event, condition or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract, in each case, except for such breaches and defaults that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Business. The Company has not received written or, to the Company’s Knowledge, oral notice of any material default or material breach of, or any intention to cancel, terminate, breach, accelerate or delay the maturity of performance of any Material Contract from any party to any Material Contract. No Acquired Company is currently renegotiating any of the Material Contracts other than in the Ordinary Course of Business or paying liquidated damages in lieu of performance thereof.

(c)           No shortfalls or deficiencies (or similar concepts) in respect of any minimum purchase, sale, delivery or acceptance of product have arisen under any Material Contract for which there has not been a final economic settlement of amongst the parties to such Material Contract.

4.14         Litigation. Except as set forth on Schedule 4.14, there are no material Legal Proceedings pending or, to the Company’s Knowledge, threatened against any Acquired Company or any Acquired Company’s officers, directors, managers, members, employees, consultants or independent contractors, or any other current or former employees, officers, directors, managers, members, consultants or independent contractors who provide or provided services to any such Acquired Company (but, in each case, solely in their respective capacity as such), or any of its assets, to the extent such Legal Proceeding involves, or would reasonably be expected to involve, any Acquired Company or services provided thereto or any individual who has provided services thereto, and since the Lookback Date, none of the foregoing have been initiated or, to the Company’s Knowledge, threatened. There is no outstanding Order, pending or, to Company’s Knowledge, threatened investigation by, any Governmental Authority relating to any Acquired Company or any Acquired Company’s officers, directors, managers, members, employees, consultants or independent contractors, or any other current or former employees, officers, directors, managers, members, consultants or independent contractors, in each case who provide or provided services to an Acquired Company (but, in each case, solely in their respective capacity as such) or the Acquired Company’s ownership or operation of its business or assets or the Acquisition. Except as set forth on Schedule 4.14, there is no Legal Proceeding by any Acquired Company pending, or which any Acquired Company has commenced preparations to initiate, against any other Person in connection with the Business. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened that are reasonably likely to prohibit or restrain the ability of any Acquired Company or RemainCo to consummate the Acquisition by entering into this Agreement and the other applicable Ancillary Transaction Documents. Schedule 4.14 sets forth a correct and complete list of all unsatisfied Orders by which any Acquired Company is bound, together with the Governmental Authority who issued the same and the subject matter thereof. Each Acquired Company has been in compliance, in all material respects, with any such Order applicable to it at all times since the Lookback Date.

4.15         Employee Benefits.

(a)           Schedule 4.15(a) lists each Employee Benefit Plan.

(b)           Each Employee Benefit Plan is maintained, funded, and administered in material compliance with the terms of such Employee Benefit Plan and the requirements of applicable Law, including ERISA and the Code.

(c)           Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a pre-approval plan that is the subject of a favorable opinion letter from the Internal Revenue Service, and no event has occurred that would reasonably be expected to result in disqualification of any such Employee Benefit Plan.

(d)           Neither the Acquired Companies nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored, or maintained any (i) Employee Benefit Plan subject to Title IV of ERISA, (ii) Multiemployer Plan, (iii)  “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(e)           No Employee Benefit Plan is subject to Title IV of ERISA or Code Sections 412 and 413 or is a Multiemployer Plan or provides for post-employment or retiree health benefits other than as required by Law. No Acquired Company has any actual or contingent Liability with respect to any plan subject to Title IV of ERISA or any Multiemployer Plan.

(f)           The Acquired Companies have made available to Purchaser copies of the following, as applicable, with respect to the Employee Benefit Plans: (i) current plan documents and the most recent summary plan description provided to participants; (ii) the most recent determination or opinion letter received from the Internal Revenue Service; and (iii) the most recent annual report (Form 5500).

(g)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(h)           Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company nor any other Acquired Company has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(i)           No actions, claims (other than routine benefit claims), or lawsuits are pending against any Employee Benefit Plan or related trust, sponsor, administrator, or fiduciary with respect to any Employee Benefit Plans.

(j)           Except as otherwise set forth on Schedule 4.15(j), neither the execution and delivery of this Agreement nor the consummation of the Acquisition, either alone or in connection with any other event, will (i) entitle any current or former director, manager, officer, employee or consultant of any Acquired Company to any material compensatory payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) give rise to payments or benefits that would, individually or in combination with any other payment, be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code, or provide for an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

4.16         Labor Matters.

(a)           No Acquired Company or any other Affiliate of the Company (including any Excluded Company) is or has ever been party to or bound by any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding or other Contract with a labor union, trade union, works council, or similar such representative of any Acquired Company employee or any employee of any other Affiliate of the Company (including any Excluded Company) whose employment involves or involved providing services with respect to an Acquired Company, and there is no, and no Acquired Company nor any other Affiliate of the Company (including any Excluded Company) has experienced, any strike, picketing, boycott, lockout, work stoppage or other such material labor dispute, or to the Company’s Knowledge any union or other labor organizing activity by any Acquired Company’s employees or other individual whose employment involves providing services to any Acquired Company, nor, to the Company’s Knowledge, is any such action or activity threatened against any Acquired Company or other Affiliate of the Company (including any Excluded Company) with respect to any employee of any Acquired Company or other individual whose employment involves or involved providing services to any Acquired Company. No Business Employee is represented by a labor union or similar representative with respect to such individual’s employment with, or services provided to, any Acquired Company or its Affiliate.

(b)           Schedule 4.16(b)(i) sets forth, for each employee of any Acquired Company or any employee of any other Affiliate of the Company (including any Excluded Company) whose employment involves providing services with respect to an Acquired Company (collectively, the “Business Employees”): (A) name and employing entity; (B) job title; (C) base salary or hourly rate of pay; (D) status as exempt or non-exempt under the Fair Labor Standards Act; (E) hire date and, if different, service date; (F) leave status (including expected duration of any leave); and (G) whether such person is on a work visa or subject to any other work permit. Schedule 4.16(b)(ii) sets forth each individual who provides (either directly or through an entity he or she controls) material services to any Acquired Company as an independent contractor, including details and location(s) of the services provided, compensation terms, and description of any Contract applicable to such arrangement. The individuals set forth on Schedules 4.16(b)(i) and 4.16(b)(ii) constitute the entirety of the employees and contractors of the Company or any of its Affiliates whose employment or engagement involves providing services with respect to the Acquired Companies.

(c)           The Company and each of its Affiliates, including the Acquired Companies are, and since at least Lookback Date have been, in compliance in all material respects with all Laws with respect to labor and employment (including all such Laws regarding wages and hours, overtime pay, classification of employees and contractors (as both exempt and non-exempt and as employees or contractors), meal and rest breaks, employee training, anti-discrimination, anti-retaliation, anti-harassment, employee notices, expense reimbursement, recordkeeping, employee leave, immigration and occupational health and safety, such Laws together, “Labor Laws”) applicable to any current or former employee or other service provider whose employment or engagement involves or has involved providing services with respect to the Acquired Companies, and as of the Closing Date, each then-present and former employee of any Acquired Company or its Affiliate and any other individual who has provided services with respect to the Acquired Companies will have been paid all wages, bonuses, compensation and other sums owed to such employees and former employees and other individuals as of such date. No Acquired Company is a federal, state, or local government contractor or subcontractor or subject to the requirements of Executive Order 11246. There is no material Legal Proceeding pending or, to the Company’s Knowledge, threatened against any Acquired Company or with respect to any individual whose employment or engagement has involved providing services with respect to an Acquired Company by with respect to any Labor Laws.

4.17         Environmental Matters. Except as disclosed on Schedule 4.17:

(a)           The Acquired Companies are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws in all material respects, and such compliance includes obtaining, maintaining, renewing, and complying with the terms of all permits required pursuant to applicable Environmental Laws for the operation of the Acquired Companies and their respective assets as currently conducted, no such permits are currently subject to revocation, termination, or adverse modification, and to the Company’s Knowledge, no unbudgeted material capital or operating expenditures are required to maintain such compliance with Environmental Laws.

(b)           The Company is currently a party in good standing to, and has operated the Business in material compliance with, as applicable the terms of the DSL CCAA, and has received no written notice of claim from, nor, to the Company’s Knowledge, is any notice or claim threatened, from any Person, regarding the DSL CCAA or any of the Acquired Companies’ participation in the DSL CCAA.

(c)           There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against any Acquired Company, and no Acquired Company is currently subject to any Order issued pursuant to Environmental Laws.

(d)           There has been no material Release of Hazardous Materials by the Acquired Companies, at any of the properties that are currently, or to the Company’s Knowledge, formerly, owned or leased by any Acquired Company, in each case, that would reasonably be expected to result in a material Environmental Liability.

(e)           No Acquired Company has assumed any material Environmental Liability of any other Person (including of any Excluded Company).

(f)           No Acquired Company has received any notice asserting an alleged material liability or obligation under any Environmental Law with respect to any remedial actions at any properties where any Acquired Company transported or arranged for the transport or disposal of any Hazardous Materials, and there are no facts, circumstances, or conditions that could reasonably be expected to result in the receipt of such notice.

(g)           The Company has made available to Purchaser true and complete copies of all material Environmental Reports.

4.18         Insurance Policies. The Company has, on or prior to the date hereof, made available true and correct copies of the insurance policies maintained by or covering the Acquired Companies which are accurately listed on Schedule 4.18 (the “Insurance Policies”). With respect to each such Insurance Policy: (a) the policy (or extensions, renewals or replacements thereof with comparable policies) is legal, valid, binding, enforceable and in full force and effect in all material respects in accordance with its terms and all premiums due and payable therefor have been duly paid; (b) no Acquired Company is, and to the Company’s Knowledge no other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under the policy; and (c) no party to the policy has repudiated any material provision thereof. No Acquired Company has received any written communication regarding any (i) cancellation, invalidation or nonrenewal or any such Insurance Policy or (ii) disclaimer, refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such Insurance Policy. Each Acquired Company maintains and has at all times maintained since the Lookback Date, in respect of the Business, insurance against Liabilities, claims, and risks of a nature and in such amount as are normal and customary for comparable businesses in its industry, and each Acquired Company has been in compliance with all insurance requirements under applicable Laws and any Contracts related to the Business. Schedule 4.18 contains an accurate list of all claims pending or open under any insurance policy issued to or for the benefit of any Acquired Company related to the Business (the “Ongoing Claims”), and no insurer has denied or disputed coverage for such claims. Except as set forth on Schedule 4.18, there are currently no claims pending or open under any insurance policy issued to or for the benefit of any Acquired Company related to the Business, and, if applicable, all claims and reportable incidents under any such insurance policy have been timely and properly reported and asserted pursuant to the terms of the applicable insurance policy. Based on reasonable estimates of the maximum amount of the Ongoing Claims, the Ongoing Claims will not, individually or in the aggregate, exhaust or fully deplete coverage under any of the applicable insurance policies.

4.19         Brokers’ Fees. Other than to Moelis, no Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition.

4.20         Indebtedness.

(a)           The Company has no Indebtedness as of the Balance Sheet Date other than as set forth on Schedule 4.20.

(b)           The capital expenditure obligations required under any Contracts that require the construction, expansion or build-out of facilities, or other capital expenditure, by an Acquired Company where such construction, expansion or build-out is not yet complete, including the aggregate amount of such obligations and associated timeframe for completion, are set forth on Schedule 4.20(b).

(c)           The execution, delivery and performance of this Agreement and the consummation of the Acquisition, or compliance by each Acquired Company with any provision hereof, do not and will not give rise to any event of default, right of termination, acceleration, cancellation or modification of any material obligation or to loss of a benefit under, or give rise to any obligation of any Acquired Company to make any material payment under any guaranty for Liability or Indebtedness thereof.

4.21         Affiliate Contracts. Except for Affiliate Contracts set forth on Schedule 4.21, no Acquired Company is a party to any Affiliate Contract. As used herein, “Affiliate Contract” means any Contract between an Acquired Company, on the one hand, and either a Stockholder, RemainCo or any of their respective Affiliates (including the Excluded Companies) (except for any Acquired Company), on the other hand. Other than as set forth on Schedule 4.21, none of the officers of the Company, nor any Stockholder (together with its Affiliates) holding at least 10% of the Company Stock nor any of their respective Affiliates owns or has owned, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of any Acquired Company.

4.22         Anti-Corruption. During the past five (5) years, none of the Acquired Companies nor any of their respective directors, managers, officers, employees, or to the knowledge (as defined in the FCPA) of the Acquired Companies, their agents, representatives, or any other person working on behalf of the foregoing has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other laws of any jurisdiction applicable to the Acquired Companies relating to domestic or foreign bribery, corruption, or campaign finance (the “Anti-Corruption Laws”). To the knowledge (as defined in the FCPA) of the Acquired Companies, no proceeding or investigation by or before any Governmental Authority involving the Acquired Companies nor their respective directors, officers, employees, agents, or representatives relating to the FCPA or any other applicable Anti-Corruption Laws is pending or threatened.

4.23         Export Controls and Economic Sanctions. None of the Acquired Companies nor any of their respective owners, directors, managers, officers, employees, nor, to the Company’s Knowledge, any other Person working on behalf of the Acquired Companies (i) has directly or indirectly during the past five (5) years violated any applicable Laws relating to export, reexport, import, customs, antiboycott, or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise the subject of blocking sanctions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by, a specially designated national); (iii) is located, organized, or resident in any country or territory that is the subject of a comprehensive trade embargo under applicable Export Control and Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine); or (iv) to the knowledge of the Acquired Companies, has during the past five (5) years been the subject or target of any investigation, enforcement, administrative, civil, or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

4.24         Books and Records. The record books of the Acquired Companies have been maintained substantially in accordance with applicable Laws and accurately record all limited liability, corporate or other similar action taken by their respective governing body (including their respective, as applicable, boards of directors, board of managers and managing members and, if applicable, any committees thereof) or by the stockholders or other equity owners thereof in accordance with such entity’s Governing Documents, and true and complete copies of such records have been made available to Purchaser.

4.25         Anti-Harassment. No Acquired Company is party to a settlement agreement with a current or former officer, director, manager or employee of any Acquired Company resolving allegations of sexual harassment or misconduct by either (i) an officer, director, manager or executive of any Acquired Company, or (ii) an employee of any Acquired Company. There are no and there have not been any Legal Proceedings pending or, to the Company’s Knowledge, threatened against any Acquired Company that involve allegations of sexual harassment or misconduct by an employee of any Acquired Company.

4.26         Suppliers and Customers.

(a)           Schedule 4.26(a) sets forth a true, complete and accurate list of the names of the fifteen largest suppliers or vendors of the Business for each division thereof (being the lines of business known as Kermit, OnCore and Pronghorn (the “Top Suppliers”)) measured by dollar value of purchases by the Stockholder Group since January 1, 2022 through November 30, 2023. None of the Top Suppliers have notified any of the Acquired Companies in writing or, to the Company’s Knowledge, orally that it is (i) canceling or terminating its relationship with the Acquired Companies or (ii) materially and adversely modifying its relationship with the Acquired Companies, including by decreasing its rate of business with the Acquired Companies with respect to the Business or with respect to the terms of any Contract between any Acquired Company and such Top Supplier.

(b)           Schedule 4.26(b) sets forth a true, complete and accurate list of the names of the fifteen largest customers of the Business (the “Top Customers”) measured by dollar value of amount paid to the Acquired Companies by its customers since January 1, 2021 through November 30, 2023. None of the Top Customers has notified the Company in writing or, to the Company’s Knowledge, orally that it is (i) canceling or terminating its relationship with the Acquired Companies or (ii) materially and adversely modifying its relationship with any Acquired Company, including by decreasing its rate of business with the Acquired Companies with respect to the Business or with respect to the terms of any Contract between any Acquired Company and such Top Customer.

4.27         Product and Service Warranty.

(a)            Each product leased, delivered, installed, manufactured or sold or service performed by any Acquired Company prior to the Closing has complied in all material respects with and conformed in all material respects to all applicable Laws, contractual commitments and all applicable warranties of the applicable Acquired Company.

(b)            Schedule 4.27(b) identifies any warranty claim asserted since the Lookback Date from which any Acquired Company has incurred costs and lists all claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Company’s Knowledge, threatened against any Acquired Company.

4.28         Accounts Receivable. All accounts receivable of the Acquired Companies reflected on the Financial Statements represent actual and bona fide obligations arising from sales actually made or services actually performed, or obligations relating to pre-payments incurred, in the Ordinary Course of Business, and were recorded in good faith in accordance with GAAP. The Company has properly provided reserves for such accounts receivable in its books and records and on the Financial Statements in accordance with GAAP, which reserves were determined in good faith in a manner that is consistent with past practices and methodologies. Subject to such reserves, there is no pending or, to the Company’s Knowledge, threatened contest, claim, counterclaim, defense or right of recoupment or set-off under any Contract or otherwise with any obligor of any account receivable of the Company or relating to the amount or validity of such account receivable. Except as otherwise reflected or reserved for in the Financial Statements, such accounts receivable are, to the Company’s Knowledge, collectable in the Ordinary Course of Business.

4.29         Accounts Payable. All accounts payable of the Acquired Companies reflected on the Financial Statements represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received, in the Ordinary Course of Business, and were recorded in good faith in accordance with GAAP.

4.30         Credit Support Obligations. Schedule 4.30 is a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of any Acquired Company in support of the obligations of any Acquired Company to any Governmental Authority, contract counterparty or other Person. No Excluded Company has or is required to provide or maintain any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support in respect of the Business or the Acquired Companies.

4.31         Bank Accounts; Powers of Attorney; Directors and Officers. Schedule 4.31 sets forth an accurate and complete list of (i) all banks or other financial institutions with which any Acquired Company has an account, safe deposit box or lock box, showing the type and account number of each such account, as applicable, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith, (ii) all valid powers of attorney related to the Business issued by any Acquired Company that remain in effect and (iii) all officers and directors and, in the case of limited liability companies, all managers and managing members, of each Acquired Company.

4.32         No Other Business. Other than the Business (and, in the case of the Company, the operation and management of the Excluded Assets), the Acquired Companies do not conduct, and have not since the Lookback Date, conducted any other business, operation or activity.

4.33         Investment Company Status. The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.34         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and Article V as qualified by the disclosure schedules, in the certificates delivered at Closing and any representations and warranties in the ancillary transaction documents, (A) the Company does not make any express or implied representations or warranties regarding any Acquired Company or the Acquisition, and (B) each Stockholder hereby disclaims any such representation or warranty with respect to the execution and delivery of this agreement and the consummation of the Acquisition. Purchaser shall acquire the Business and the Acquired Companies without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Article IV or in Article V (or in the certificates delivered at Closing), as qualified by the Disclosure Schedules, any representations and warranties in the ancillary transaction documents, and without limiting any express remedy provided for in this Agreement or any Ancillary Transaction Documents. Except for the representations and warranties contained in this Article IV and Article V as qualified by the disclosure schedules, in the certificates delivered at Closing and any representations and warranties in the ancillary transaction documents, no Person shall be deemed to make or have made any representation or warranty with respect to (1) any projections, estimates, or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants, or advisors of future revenues, expenses, or expenditures or future results of operations of any Acquired Company or (2) any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants, or advisors with respect to any Acquired Company or the Acquisition.

Article V

REPRESENTATIONS AND WARRANTIES OF The STOCKHOLDERS

Except as disclosed in the Disclosure Schedules, each Consenting Stockholder, severally and not jointly, as to itself, represents and warrants to Purchaser as follows (provided that a Stockholder shall only be deemed to have made the representations and warranties in Sections 5.6 through 5.10 if such Stockholder receives Closing Shares):

5.1            Organization; Authorization; Enforceability. If such Stockholder is not an individual, such Stockholder is duly formed and organized, validly existing and in good standing under the Laws of the State of its organization and has all the requisite limited liability company, corporate or other power and authority to execute and deliver this Agreement and each other Ancillary Transaction Document to which such Stockholder is a party and to perform its obligations hereunder and thereunder (and to consummate the Acquisition). If such Stockholder is not an individual, the execution, delivery of, and performance of its obligations under this Agreement by such Stockholder and the Ancillary Transaction Documents to which such Stockholder is a party and the consummation by such Stockholder of the Acquisition have been duly authorized by all necessary limited liability company, corporate and other actions. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution, and delivery by the other Parties, constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief, and other equitable remedies, except as would not be material to the Business. If such Stockholder is an individual, such Stockholder has the requisite legal capacity to execute and deliver this Agreement and each other Ancillary Transaction Document to which such Stockholder is a party and to perform its obligations hereunder and thereunder (and to consummate the Acquisition).

5.2            Non-contravention. Neither the execution and delivery of this Agreement or any other Ancillary Transaction Document to which any Stockholder is a party, nor the consummation of the Acquisition, will (a) violate any Law to which such Stockholder is subject; (b) violate any provision of the Governing Documents of such Stockholder (if such Stockholder is not an individual); or (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of such Stockholder under any agreement, Contract, lease, license, instrument, or other arrangement to which such Stockholder is a party, except in each case of clause (a) or (c) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Lien would not materially delay or otherwise affect such Stockholder’s performance under this Agreement or the consummation of the Acquisition.

5.3            Ownership and Transfer. Such Stockholder is the record and beneficial owner of all of the Company Securities set forth opposite such Stockholder’s name on Schedule 5.3. Such Stockholder has all the necessary power, authority and legal capacity to sell, transfer, assign, and deliver, as applicable, the Company Securities owned by such Stockholder, as provided in this Agreement, and such delivery will convey good and marketable title to such Company Securities, free and clear of any and all Liens.

5.4            Brokers’ Fees. Other than to Moelis, such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition.

5.5            Litigation. There are no actions, suits, claims, or other Legal Proceedings pending against, or threatened against, such Stockholder or any of its Affiliates that would (individually or in the aggregate) be material to such Stockholder’s ownership of Company Securities.

5.6            Restricted Securities. Such Stockholder understands that the shares of Parent Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholder’s representations as expressed herein. Such Stockholder understands that the shares of Parent Common Stock to be issued pursuant to this Agreement, will, upon acquisition by such Stockholder (or, if appliable, its transferees) be “restricted securities” under applicable U.S. federal and state securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable U.S. federal and state securities laws. Such Stockholder acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Parent Common Stock and on requirements relating to Parent which are outside of such Stockholder’s control, and which Parent is under no obligation, and may not be able, to satisfy.

5.7            Accredited Investor. Such Stockholder is either (i) an Accredited Investor or (ii) capable of making each of the representations and warranties contained in Section 5.8.

5.8            Investment Experience. Such Stockholder acknowledges that such Stockholder can bear the economic risk of its investment in the Parent Common Stock for an indefinite period of time, and has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating (and has evaluated) the merits and risks of the investment in the Parent Common Stock.

5.9            Legends. Such Stockholder understands that the Parent Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends, substantially in the form as set forth below:

(a)            “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO PARENT SHALL HAVE BEEN DELIVERED TO PARENT TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT) OR RULE 144 UNDER THE SECURITIES ACT HAS BEEN COMPLIED WITH”;

(b)            THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT BY AND AMONG PARENT AND EACH OF THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES THERETO, DATED AS OF THE CLOSING DATE;

(c)            any legend required by the securities laws of any state to the extent such laws are applicable to the Parent Common Stock represented by the certificate so legended.

5.10          Information; Investment Purpose. Such Stockholder has reviewed and considered all of the publicly available information of the Parent that such Stockholder deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Parent Common Stock. Such Stockholder further represents that it has had an opportunity to ask questions of an receive answers from Parent regarding the terms and conditions of the offering of shares of Parent Common Stock and the business, prospects and conditions of Parent necessary to verify the accuracy of any information furnished to such Stockholder or to which such Stockholder had access. Such Stockholder is acquiring the shares of Parent Common Stock pursuant to this Agreement for such Stockholder’s own account for investment purposes only and with no present intention of distributing any Parent Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Parent Common Stock.

5.11          No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, as qualified by the disclosure schedules, in the certificates delivered at Closing and any representations and warranties in the Ancillary Transaction Documents, (A) no Stockholder makes any express or implied representations or warranties, and (B) each Stockholder hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Acquisition.

5.12          No Reliance. Such Stockholder (on behalf of itself and its respective Affiliates) acknowledges and agrees that in entering into this agreement, it has relied solely upon its own investigation and analysis and the terms of this Agreement, and acknowledges that none of the Parent, Purchaser or Merger Subs (or any Affiliate thereof) has made or makes any representation or warranty, either express or implied, and such Stockholder (on behalf of itself and its respective Affiliates) has not relied upon, any representation or warranty, whether express or implied, except for those representations or warranties set forth in Article VI, in the certificates delivered at the Closing and any representations and warranties in the Ancillary Transaction Documents.

Article VI

REPRESENTATIONS AND WARRANTIES Concerning Parent, purchaser and Merger Subs

Each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2, as applicable, represents and warrants to the Company, RemainCo and each of the Stockholders as follows:

6.1            Organization. Each of Parent and Merger Sub 1 is a corporation, validly existing and in good standing under the Laws of the State of Delaware, and each of Purchaser and Merger Sub 2 is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 1 and Merger Sub 2 were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and the Acquisition. Neither of Merger Sub 1 or Merger Sub 2 has or will have at any time prior to the Initial Effective Time (in the case of Merger Sub 1) or the Subsequent Effective Time (in the case of Merger Sub 2), except as contemplated by this Agreement, any assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.

6.2            Authorization; Enforceability. Each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 has the requisite power and authority to execute and deliver this Agreement and the Ancillary Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 of this Agreement and each Ancillary Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings, approvals, or votes are necessary to authorize this Agreement or the Ancillary Transaction Documents or to consummate the Acquisition. This Agreement has been duly executed and delivered by each of Parent, Purchaser Merger Sub 1 and Merger Sub 2 and, assuming the due authorization, execution, and delivery by the other Parties, constitutes the valid and legally binding obligation of Parent, Purchaser, Merger Sub 1 and Merger Sub 2, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief and other equitable remedies.

6.3            Capitalization.

(a)            As of December 31, 2023 (the “Parent Capitalization Time”), the authorized Parent Common Stock consists of: (i) 1,500,000,000 shares of Parent Common Stock, of which 100,025,584 shares are issued and outstanding (net of shares held in treasury); and (ii) 500,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable U.S. federal and state securities laws in all material respects.

(b)            As of the Parent Capitalization Time, all outstanding shares of Parent Common Stock, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of Parent and its Affiliates have been issued and granted in compliance in all material respects with all Laws and requirements set forth in any applicable Contract or benefit plans of Parent.

(c)            As of the Parent Capitalization Time, except as set forth above in Section 6.3(a), no shares of capital stock of Parent are outstanding and Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls or commitments requiring the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock of Parent. As of the Parent Capitalization Time, Parent does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in Section 6.3(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Parent Common Stock.

(d)            As of the Parent Capitalization Time, there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which Parent or any of its Affiliates is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)            As of the date hereof, Purchaser is, and will be as of the Initial Effective Time and Subsequent Effective Time (as applicable), the direct or indirect holder of all Equity Interests of Merger Sub 1 and Merger Sub 2.

6.4            Non-contravention.

(a)            Neither the execution and delivery of this Agreement or any Ancillary Transaction Document to which Parent, Purchaser, Merger Sub 1 or Merger Sub 2 is a party, nor the consummation of the Acquisition, will (i) violate any Laws to which Parent, Purchaser, Merger Sub 1 or Merger Sub 2 is subject; (ii) violate any provision of the Governing Documents of Parent, Purchaser, Merger Sub 1 or Merger Sub 2, or any member or stockholder resolution of Parent, Purchaser, Merger Sub 1 or Merger Sub 2; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Parent, Purchaser, Merger Sub 1 or Merger Sub 2 under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent, Purchaser, Merger Sub 1 or Merger Sub 2 (as applicable) is a party or by which it is bound or to which any of its assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Lien would not materially delay or otherwise affect the performance under or pursuant to this Agreement, or the consummation of the Acquisition, by Parent, Purchaser, Merger Sub 1 or Merger Sub 2.

(b)            None of Parent, Purchaser, Merger Sub 1 or Merger Sub 2 are required to provide any notice to, make any filing with, or obtain any authorization, consent, or approval from any Governmental Authority (other than customary filings with the SEC by Parent required by the Exchange Act) in order for the Parties to consummate the Acquisition other than (i) the pre-transaction notification requirements of the HSR Act and any other applicable Antitrust Law filings, (ii) the filing of the Initial Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware.

6.5            Parent SEC Filings; Financial Statements.

(a)            Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by Parent under the Securities Act or the Exchange Act for the one (1)-year period preceding the Closing Date (or such shorter period as Parent was required by Law to file such material) (the foregoing materials being collectively referred to herein as the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect at the time of such filing or furnishment. The Parent SEC Documents, at the time filed or furnished, did not (i) in the case of any registration statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            As of their respective dates, the financial statements included in the Parent SEC Documents (i) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments that are not material), and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments that are not material) in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(c)            Parent does not have any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of Parent prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of the Balance Sheet Date included in the Parent SEC Documents filed or furnished prior to the Closing Date, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) incurred as a result of this Agreement and the Acquisition and (iv) are immaterial to Parent, taken as a whole.

(d)            Except as contemplated by the consummation of the Acquisition, since the Balance Sheet Date, there has not been any change, event, occurrence, effect, circumstance, development or condition, actual or threatened, that is or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

6.6            Issuance of Stock Consideration. The issuance of the Closing Shares contemplated pursuant to this Agreement has been duly authorized and upon consummation of the Acquisition, the Closing Shares will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in Parent’s Governing Documents, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by applicable federal and state securities Laws. The Closing Shares will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. Assuming the accuracy of the representations and warranties of Stockholders contained in this Agreement, the sale and issuance of the Closing Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

6.7            NYSE Listing. The Parent Common Stock is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no Legal Proceedings for such purpose are to the knowledge of Parent, pending, contemplated, or threatened. Subject only to official notice of issuance, the issuance and sale of the Closing Shares in the manner contemplated by this Agreement (and, for avoidance of doubt, without approval of the stockholders of Parent) does not contravene NYSE rules and regulations and have been approved for listing on the NYSE.

6.8            Internal Controls and Procedures.

(a)            Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with the authorizations of management and the directors of Parent; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could be material to Parent’s financial statements; and (iv) provide reasonable assurance that the interactive data in eXtensible Business Reporting Language incorporated by reference in Parent SEC Documents fairly presents the required information in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(b)            Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent and its management have carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter.

6.9            Investment Company. Each of Parent, Purchaser. Merger Sub 1 and Merger Sub 2 is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended (or the rules and regulations promulgated thereunder), or (b) subject in any respect to the provisions of that act.

6.10          No Stockholder Approval. The Acquisition does not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Stock is then listed) or the Governing Documents of Parent.

6.11          No Broker’s Fees. Other than to Piper Sandler & Co., none of Parent, Purchaser, Merger Sub 1 and Merger Sub 2, nor any of their respective Affiliates, has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition or the issuance of the Closing Shares as contemplated by this Agreement.

6.12          Reorganization Qualification.

(a)            For U.S. federal income Tax purposes, and all applicable state and local Tax purposes, Purchaser is classified as an entity disregarded as separate from AESI Holdings Inc., a Delaware corporation (“Holdings”), and no election has been filed or made to change such classification.

(b)            Holdings is a direct, wholly owned Subsidiary of Parent, is classified as an association taxable as a corporation for U.S. federal income tax purposes (and applicable state and local Tax purposes), and no election has been filed or made (and no other action has been taken) to change such classification.

(c)            Merger Sub 1 is a direct, wholly owned Subsidiary of Purchaser, is classified as an association taxable as a corporation for U.S. federal income tax purposes (and applicable state and local Tax purposes), and no election has been filed or made (and no other action has been taken) to change such classification.

(d)            Merger Sub 2 is a direct, wholly owned Subsidiary of Purchaser, is classified as an entity disregarded as separate from Holdings for U.S. federal income tax purposes (and applicable state and local Tax purposes), and no election has been filed or made (and no other action has been taken) to change such classification.

(e)            Neither Parent nor Holdings is an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

6.13          No Reliance. Each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 (on behalf of itself and its respective Affiliates) acknowledges and agrees that in entering into this agreement, each of them has relied solely upon its own investigation and analysis and the terms of this agreement, and each of them acknowledges that none of the Stockholders, the Company or the Acquired Companies (or any Affiliate thereof) has made or makes any representation or warranty, either express or implied, and each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 (on behalf of itself and its respective Affiliates) have not relied upon, any representation or warranty, whether express or implied, except for those representations or warranties set forth in Article IV or Article V as qualified by the disclosure schedules, in the certificates delivered at the Closing and any representations and warranties in the Ancillary Transaction Documents.

6.14          No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, in the certificates delivered at Closing and any representations and warranties in the ancillary transaction documents, (A) none of Parent, Purchaser, Merger Sub 1 or Merger Sub 2 makes any express or implied representations or warranties regarding Parent, Purchaser, Merger Sub 1 or Merger Sub 2 or the Acquisition, and (B) each of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Acquisition.

Article VII

COVENANTS OF THE Company & THE STOCKHOLDERS

7.1            Interim Conduct of Business.

(a)            Except (i) as set forth on Schedule 7.1 or (ii) as otherwise consented to in writing by Purchaser, from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article XIII (the “Pre-Closing Period”), the Company shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts to conduct their respective businesses in all material respects in the Ordinary Course of Business and preserve intact in all material respects the Business’s assets and the Acquired Companies’ relationships with customers, suppliers, vendors, capital providers and other relevant stakeholders (other than with respect to the Acquisition). Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct operations of any Acquired Company prior to the Closing. Prior to the Closing but subject to the terms of this Agreement, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

(b)            Except (i) as set forth on Schedule 7.1, (ii) as reasonably required pursuant to the Pre-Closing Reorganization, or (iii) as otherwise consented to in writing by Purchaser, from the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article XIII, each Acquired Company shall not, and each Acquired Company shall not permit any of its Affiliates (with respect to the Business), and each Acquired Company shall cause the Acquired Companies and its Affiliates (with respect to the Business) not to:

(i)             amend, modify, supplement or restate the Governing Documents of any Acquired Company in any material respect;

(ii)            adjust, split, combine, amend the terms of or reclassify the Equity Interests of any other Acquired Company;

(iii)           declare, set aside or pay any dividend or distribution on any of Equity Interests of the Acquired Companies, except for any dividend or distribution (A) payable solely in cash prior to the Economic Effective Time, (B) required to be paid pursuant to the Governing Documents of any Acquired Company, or (C) that is payable by any Acquired Company to any other Acquired Company;

(iv)           merge or consolidate any Acquired Company with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate (or adopt a plan of liquidation), acquire all or substantially all of the assets of any other Person, enter into any joint venture, limited liability company, partnership or similar venture with any other Person;

(v)            form any Subsidiary or acquire (including by merger or consolidation) any Equity Interest in any other Person;

(vi)           sell, transfer, lease, sublease, license or otherwise dispose of, except in the Ordinary Course of Business or to the extent required by the terms of any Material Contract (as in effect on the date of this Agreement), any material asset related to the Business;

(vii)          issue or reserve for issuance, sell, pledge, transfer, grant, redeem, reprice, repurchase or otherwise dispose of or acquire any Equity Interests in any Acquired Company or any other securities or obligations convertible into or exchangeable for any Equity Interests in any Acquired Company, or granted any options, warrants, convertible securities or other similar rights or commitments relating to Equity Interests in any Acquired Company or obligating any Acquired Company to issue, transfer or sell any equity or other interests in such Acquired Company to any Person, other than to and from another Acquired Company or in connection with equity capital contributions made by Stockholders to the capital of such Acquired Company;

(viii)         except in the Ordinary Course of Business or as may be required by applicable Law or pursuant to a now-existing Employee Benefit Plan or as expressly provided for by this Agreement, (A) grant any increases in the compensation, incentives or benefits payable or to become payable to any Business Employee or other individual whose employment or engagement involves providing services to any Acquired Company, (B) enter into any new, or amend any existing, material employment, severance or termination agreement or other Employee Benefit Plan with or applicable to any employee or contractor of any Acquired Company, or with any other individual whose employment or engagement involves providing services to any Acquired Company, (C) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, works council, trade union, or representative of any Business Employees, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan (or any award thereunder), (E) hire any new employees who would be a Business Employee or engage any new individuals in the capacity of an independent contractor who provides services with respect to any Acquired Company or (F) transfer or terminate the employment or engagement of any Business Employee or other individual whose employment or engagement involves providing services to any Acquired Company other than any such termination for cause;

(ix)            (A) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or (B) take any action or fail to take any action constituting a default under any Material Contract or amend or modify in any respect that is materially adverse to any Acquired Company, or assign, transfer or voluntarily terminate, any Material Contract that would be material to the Company;

(x)             (A) make (outside of the Ordinary Course of Business) or change or revoke any material Tax election, (B) except as otherwise required by applicable Law, change any material annual Tax accounting period, (C) except as otherwise required by applicable Law, adopt (outside of the Ordinary Course of Business) or change any material method of Tax accounting, (D) except as otherwise required by applicable Law, file any Tax Return prepared in a manner materially inconsistent with the past practice of the relevant Acquired Company, (E) file any material amended Tax Return, (F) enter into any material closing agreement with respect to Taxes, (G) settle any material claim or assessment with respect to Taxes, (H) surrender any right to claim a material refund with respect to Taxes or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xi)            make a loan or advance to any third party, or cancel any Indebtedness owed to it by a third party, for a single amount in excess of $1,000,000 or an aggregate amount in excess of $5,000,000 (other than to, or in respect of the Liabilities of, another Acquired Company), other than for the avoidance of doubt any actions done in the Ordinary Course of Business that reflect changes to the accounts receivable of the Company;

(xii)           except in the Ordinary Course of Business, incur any material Lien on any material asset (whether tangible or intangible) that is held or used by any Acquired Company, except for Permitted Liens;

(xiii)          cease to operate any material portion of the Business, considered as a whole, or enter into any new line of business;

(xiv)          liquidate, dissolve, reorganize or otherwise wind up the Business or fail to maintain its existence;

(xv)           make a voluntary assignment for the benefit of creditors of the Acquired Companies, or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;

(xvi)          amend, modify, or terminate any of the Leases;

(xvii)         other than in the Ordinary Course of Business, acquire any real estate or enter into any leases, licenses, occupancy agreements for real property or enter into any agreement for the purchase or right to purchase any interest in real estate;

(xviii)        except as required by GAAP or applicable Law, change any of the accounting methods, principles or practices used by an Acquired Company;

(xix)           make capital expenditures or commitments therefor that exceed, in the aggregate, $500,000;

(xx)            initiate, settle or cancel any Legal Proceeding involving any Acquired Company, other than settlements or compromises involving solely money damages not in excess of $250,000; or

(xxi)          enter into a Contract to take any of the actions described in this Section 7.1(b).

(c)            With respect to any Acquired Company, such Acquired Company and its Affiliates may take commercially reasonable actions that would otherwise be prohibited pursuant to Section 7.1(b) in order to prevent the occurrence of or mitigate the existence of an emergency situation involving endangerment of life, human health, safety or the environment or the protection of equipment or other assets; provided that such Acquired Company shall provide Purchaser with prompt written notice of such emergency situation and any such action taken by such Acquired Company or its Affiliates as soon as practicable.

7.2            280G. Prior to the Closing, to the extent that any “disqualified individual” (within the meaning of Section 280G) has the right to receive or retain any payments or benefits in connection with the transactions contemplated by this Agreement that reasonably would be expected to constitute “parachute payments” (within the meaning of Section 280G), the Company will (a) solicit and use reasonable best efforts to obtain, from each such person whom the Company reasonably believes is a “disqualified individual,” a waiver of all or a portion of such disqualified individual’s rights or potential rights to any such payments or benefits (the “Waived 280G Benefits”), such that none of the remaining payments or benefits applicable to such disqualified individual would be deemed to be “excess parachute payments” pursuant to Section 280G, and (b) thereafter, with respect to each disqualified individual who executes the waiver described in clause (a), submit for approval the right of any such disqualified individual to receive or retain the Waived 280G Benefits to a vote of the holders of the applicable voting securities of the Company entitled to vote on such matters (the “Voting Security Holders”), in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations and guidance promulgated thereunder. Prior to soliciting the waivers of the Waived 280G Benefits, the Company shall provide to Purchaser copies of the calculations and drafts of the waivers, disclosure and other approval materials for Purchaser’s review and comment. To the extent that any Contract, agreement, plan or arrangement is planned to be entered into by, or at the direction of, the Company or any of its Affiliates and a disqualified individual at or prior to Closing, the Company shall provide a copy of such draft Contract, agreement, plan or arrangement to Purchaser at least five (5) Business Days before the Closing Date for review and comment, and such Parties will cooperate in good faith in order to agree on such terms, if applicable. To the extent applicable, at Closing, the Company will deliver to Purchaser evidence reasonably satisfactory to Purchaser that a vote of the applicable Voting Security Holders was solicited in accordance with the foregoing provisions of this Section 7.2 and that either (i) the requisite number of votes of the Voting Security Holders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained.

7.3            Access. From the date hereof until the Closing Date, the Acquired Companies will permit, or procure that a member of the Stockholder Group permits, Purchaser and its representatives (including legal counsel and accountants) to have, upon reasonable prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of any Acquired Company, to the executive officers, premises, properties, books, records (including Tax records and financial information), Contracts and documents of or pertaining to any Acquired Company, and for discussions with any employee, customer, supplier, landlord, lender or other material business relation of any Acquired Company. All requests for such access shall be directed to such Persons as the Acquired Companies respectively may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts or as otherwise expressly permitted in this Agreement or any Ancillary Transaction Document, neither Purchaser nor any of its Affiliates or any of their respective Agents shall contact any employee, customer, supplier, landlord, lender or other material business relation of any Acquired Company without the prior written consent of a Designated Contact; provided, however, that the Stockholders, the Acquired Companies and their respective Affiliates shall not unreasonably withhold, condition or delay access to the foregoing Persons, and shall also cause their Affiliates not to do so. Purchaser shall comply with, and shall cause its Agents to comply with, all of their obligations under the Confidentiality Agreement, which shall continue in full force and effect prior to the Closing, with respect to the information disclosed pursuant to this Section 7.3, which Confidentiality Agreement will terminate at Closing pursuant to Section 14.3(c). Purchaser and its representatives shall comply with the policies and procedures of the Acquired Companies while on the premises of any Acquired Company, and Purchaser shall indemnify RemainCo and the Stockholders for any Losses incurred as a result of Purchaser’s access pursuant to this Section 7.3, except to the extent such Loss results from or is attributable to the gross negligence or willful misconduct of the Acquired Companies, the Stockholders or any of their respective Affiliates or personnel.

7.4            Publicity. The Stockholders’ Representative shall consult with Purchaser and such Parties shall mutually agree upon any press release or other public statements made by Stockholders’ Representative, RemainCo or any of the Stockholder (or its Affiliates) who is a Consenting Stockholder as of the date of this Agreement, with respect to the Acquisition and no such press release or public statement shall be issued by any such Party without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), other than any press release or public statement made at or after the Closing and consisting solely of information contained in or otherwise not inconsistent with any press release issued by Purchaser or its Affiliate with respect to the Acquisition.

7.5            Financial Statement Cooperation.

(a)            RemainCo shall use reasonable best efforts to provide to Parent (i) on or prior to the date that is sixty (60) days following the Closing Date, the audited carve-out financial statements for the assets to be owned by the Acquired Companies as of the Closing, consisting of the balance sheets of the Acquired Companies as of December 31, 2023 and 2022 and the related statements of operations, changes in equity, and cash flow for the years then ended, including the notes and schedules thereto, accompanied by the report thereon of the Acquired Companies’ independent auditors for the years then ended, together with quarterly financial statements for each calendar quarter of 2023 that have been reviewed by the independent accountants of RemainCo (the “Audit Firm”), (ii) on or prior to April 30, 2024, the unaudited carve-out financial statements for the assets to be owned by the Acquired Companies as of the Closing, consisting of the balance sheets of the Acquired Companies as of the Closing Date and the comparable prior period, and the related statements of operations, changes in equity, and cash flow for the period from January 1, 2024, through the Closing Date and the comparable prior period, in each case prepared in accordance with GAAP, reviewed by the Acquired Companies’ independent auditors under applicable review standards for interim financial statements under the guidelines of the American Institute of Certified Public Accountants, and (iii) on or prior to the date that is sixty (60) days following the Closing Date, a reserve report compliant with the requirements of Regulation S-K Subpart 1300 relating to the assets to be owned by the Acquired Companies as of the Closing as of December 31, 2023 prepared or audited by an independent reserve engineer.

(b)            Following Closing and until the financial statements required to be filed by Parent in connection with the Acquisition pursuant to Regulation S-X Article 11 are no longer required (and, in no event shall any such obligations pursuant to this provision extend beyond March 31, 2025) (the “Records Period”), RemainCo shall use commercially reasonable efforts to, and shall cause its respective officers, directors and employees to use commercially reasonable efforts to, cooperate and provide (in each case at Purchaser’s sole expense):

(i)             all assistance reasonably requested by Parent that is necessary for Parent to prepare and file any historical or pro forma financial statements or other information reasonably required in any filing with the SEC or in connection with Parent’s or its Affiliates’ debt or equity securities offerings or filings, including, for the avoidance of doubt, preparation of historical unaudited financial statements (including quarterly financial statements) of the Acquired Companies (the “Required Parent Financial Statements”), including by providing any and all records of the Acquired Companies to the extent in RemainCo’s possession or control and to which RemainCo’s personnel have reasonable access, and by using its commercially reasonable efforts to cause its Audit Firm to provide reasonable assistance to Parent;

(ii)            all assistance reasonably requested by Parent and its independent reserve engineer that is necessary for Parent and its independent reserve engineer to prepare and file a reserve report of as of December 31, 2024 with the SEC; and

(iii)           cause its accountants, counsel, agents and other Persons to cooperate with Parent and its Agents in connection with the preparation by Parent of the Required Parent Financial Statements that are required to be included in any filing by Parent or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm and its independent reserve engineer to (i) provide its consent to be named as an expert in (A) any filings that may be made by Parent under the Securities Act or required by the SEC under securities laws applicable to Parent or any report required to be filed by Parent under the Exchange Act or (B) any prospectus or offering memorandum or (ii) to provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period. If reasonably requested by Parent, RemainCo shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Required Parent Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(c)            RemainCo’s obligations under this Section 7.5 are subject to the condition that Parent shall, during the Records Period: (i) use commercially reasonable efforts to, and cause its respective officers, directors and employees to use commercially reasonable efforts to, cooperate and provide (in each case at Purchaser’s sole expense) all assistance reasonably requested by RemainCo for RemainCo to prepare the financial statements or other information reasonably required in connection with RemainCo’s obligations under this Section 7.5, including by providing any and all records of the Acquired Companies to the extent in Parent’s possession or control and to which Parent’s personnel have reasonable access, and by using its commercially reasonable efforts to cause its independent accountants to provide reasonable assistance to RemainCo, and (ii) cause its accountants, counsel, agents and other Persons to cooperate with RemainCo and its Agents in connection with RemainCo’s obligations under this Section 7.5.

7.6            Use of Name. Within ninety (90) days following the Closing Date, the Stockholders shall, and shall cause their Affiliates, including RemainCo and all of its Subsidiaries (including the Excluded Companies), to cease using the terms “Hi-Crush” and any other word, expression or identifier of source confusingly similar thereto or constituting an abbreviation, derivation or extension thereof (the “Company Marks”) in connection with any product or service, or other public communication, including removing, or causing to be removed, all such names, marks or logos from wherever they may appear on Stockholders’, their Affiliates’, RemainCo’s and its Subsidiaries’ (including the Excluded Companies) assets, and thereafter, the Stockholders shall not, and shall cause their respective Affiliates, including RemainCo and its Subsidiaries (including the Excluded Companies), not to, use the Company Marks or any other logos, trademarks, or trade names similar thereto; provided that the use of the name HC Minerals Inc. is permitted. Notwithstanding the foregoing, the Stockholders may use the Company Marks, and retain such assets, solely to refer to the Stockholders’ historical ownership of the Acquired Companies in a factual manner. Each of the Stockholders agree to cause, as applicable, itself and any Affiliate, including RemainCo and its Subsidiaries (including the Excluded Companies), whose name includes the name “Hi-Crush” to, promptly following the Closing, and in any event within twenty Business Days after the Closing Date, change its name such that its name does not include the name “Hi-Crush” or any other word, expression or identifier confusingly similar thereto or constituting an abbreviation, derivation or extension thereof; provided, that Stockholders may, with written consent of Purchaser, which shall not be unreasonably withheld, including to permit use of any such name for such longer period as is reasonably required or advisable in light of applicable regulatory requirements, or to facilitate the orderly transition of employees of the Business or licenses held by an Excluded Company. Each of the Stockholders acknowledges that, after the Closing, it and its Affiliates, including RemainCo and its Subsidiaries (including the Excluded Companies), have no rights whatsoever to the Intellectual Property included in the Business. Notwithstanding the foregoing, Stockholders and RemainCo shall be permitted to use the term “Hi-Crush” in respect of its or their historical ownership thereof in connection with governmental public reporting and disclosure if required under applicable Law. Nothing in this Section 7.6 shall require RemainCo to change its name or restrict use of the phrase “HC Minerals” by RemainCo, Stockholders or their respective Affiliates.

7.7            RemainCo’s Operations. RemainCo agrees that for a period of three years following Closing, it will not intentionally and voluntarily (i) wind-down, liquidate or otherwise dissolve RemainCo’s legal existence, or (ii) reorganize or otherwise restructure RemainCo’s asset or liability structures, including, as applicable, by sale or other transfer of all or substantially all of RemainCo’s assets (except where the surviving Person or transferee of such restructuring, sale or transfer (x) succeeds to or acquires all or substantially all of the assets of RemainCo as of the Closing Date and (y) assumes the indemnification obligations of RemainCo under this Agreement). Nothing in the immediately preceding sentence is intended to, nor shall it, restrict or prevent RemainCo from carrying out business decisions in the Ordinary Course of Business regarding any of RemainCo’s asset or liability structures or from taking any action that, if not taken, could reasonably be likely to be inconsistent with the fiduciary duties of RemainCo’s officers and directors to RemainCo’s stockholders under applicable Law.

7.8            Surety Bond & Liens. If the Company has not been released as an obligor under the Philadelphia Surety Bond as of the Closing Date, then RemainCo shall use its commercially reasonable efforts following Closing to cause the Company to be so released within 30 days after Closing. If any Acquired Company has not obtained documentary release of all of the Liens set forth on Schedule 1.1(b) in accordance with the obligations set forth in such schedule, then RemainCo shall use its best efforts to obtain customary documentary release of these Liens within 30 days after Closing.

7.9            Exclusivity.

(a)            The Company and the Stockholders’ Representative agree that from the Execution Date until the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1, neither the Company nor the Stockholders’ Representative shall, and each shall take all commercially reasonable actions necessary to ensure that none of the Acquired Companies or any of their Affiliates or any of their respective officers, managers, directors, employees, financial advisors or other representatives, directly or indirectly:

(i)             solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than the Purchaser, Merger Sub 1, Merger Sub 2 and their respective Agents) relating to any direct or indirect acquisition or purchase of all or a significant portion of the assets of the Business or Equity Interests of the Company (or any other Acquired Company), whether effected by sale of assets, sale of stock, merger or otherwise, other than sales made in the Ordinary Course of Business; or

(ii)            participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing (other than with respect to the Stockholders’ Representative, the Purchaser and Merger Sub 1 in connection with communications related to the Acquisition).

(b)            The Company shall notify the Purchaser promptly, but in any event within two Business Days, in writing if any bona fide proposal or offer with respect to a transaction described in this Section 7.9, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company shall not release any Person from, or waive any provision of, any confidentiality agreement to which the Company is a party, without the prior written consent of Purchaser.

7.10          Company Benefit Plans. Prior to the Closing, and subject to the terms of any such Employee Benefit Plan and applicable Law, for each Employee Benefit Plan that is listed on Schedule 7.10, the Company shall either (i) terminate such Employee Benefit Plan or (ii) transfer such Employee Benefit Plan to be maintained or sponsored by an Excluded Company.

Article VIII

COVENANTS OF Purchaser

8.1            Publicity. Purchaser will provide a copy of any press release or other public statements to be made by Parent or its Affiliates with respect to the Acquisition to the Stockholders’ Representative in advance of public dissemination thereof to provide Stockholders’ Representative a reasonable opportunity to comment thereon, and Purchaser shall accept any comments that are verifiable factual corrections with respect to the Stockholders, RemainCo or their respective Affiliates.

8.2            RWI Policy. Purchaser shall obtain a conditionally bound representations and warranty insurance policy in respect of the representations and warranties contained in this Agreement or any certificate delivered in connection with this Agreement (the “RWI Policy”) and use reasonable best efforts to ensure that the conditions in the binder of such RWI Policy are met such that the RWI Policy will remain effective from and after Closing. The fees, costs, and expenses, including the premium, underwriting costs, brokerage fees, and commissions to obtain the RWI Policy (the “RWI Fees”) shall be borne equally by the Stockholders, on the one hand, and Parent, on the other hand; provided that the Stockholders shall bear 100% of all such fees, costs and expenses attributable to any excess fundamental coverage policy procured by Purchaser as part of the RWI Policy (the aggregate RWI Fees to be borne by Stockholders, the “Stockholder Share RWI Fees”). Purchaser has provided the Stockholders with a reasonable opportunity to review and provide comments to the RWI Policy prior to binding coverage. Purchaser shall ensure that the RWI Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against any Stockholder and any of their respective Affiliates, and its and their respective directors, managers, officers, and employees by way of subrogation, claim for contribution, or otherwise (other than in the case of Fraud), and that such Persons shall be third-party beneficiaries of such waiver. No insured party under the RWI Policy will waive, amend, modify, or otherwise revise such subrogation provision in any manner that is prejudicial in any material respect to such Person, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of the Stockholders’ Representative. From and after the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to cooperate with Purchaser, and shall take such other actions as Purchaser may reasonably request and which are customary for a buyer-side transaction risk insurance policy (in each case, to the extent within the control of the Company), in order to assist Purchaser in obtaining and maintaining the RWI Policy, and following the Closing, RemainCo shall use commercially reasonable efforts to cooperate as requested by Purchaser in connection with any claim under the RWI Policy. Notwithstanding anything to the contrary in this Agreement, neither RemainCo nor any Stockholder nor any of their respective Affiliates nor any of their respective past, present or future Agents shall be entitled to any proceeds from the RWI Policy without the prior written consent of Purchaser. Within five (5) Business Days after the Closing Date, RemainCo shall deliver or cause to be delivered to Purchaser (or its designee) a true and correct copy of the contents of the Data Room on a USB drive or other means reasonably acceptable to Purchaser.

8.3            Employee Matters.

(a)            Immediately following the Closing and for a period of sixty (60) days thereafter (such period, the “Transfer Period”), RemainCo or its Affiliate shall make each Business Employee, other than those Business Employees set forth on Schedule 8.3(a) (each such Business Employee set forth on Schedule 8.3(a), an “Excluded Employee”), available to Purchaser or its Affiliate (including for the avoidance of doubt any Acquired Company following the Closing) in order to discuss potential employment. No later than ten (10) days prior to the final day of the Transfer Period (such final day of the Transfer Period, the “Transfer Date”), Purchaser may, or may cause one of its Affiliates, to make offers of employment to any Business Employees of its choosing, other than the Excluded Employees, which offers may be contingent upon the applicable Business Employee’s successful completion of Purchaser’s or its Affiliate’s applicable pre-hire drug screening and background check processes and shall be for employment as of the time immediately following the Transfer Date. Those Business Employees who receive offers from Purchaser or its Affiliate are referred to herein as the “Offer Employees”. No later than two (2) days prior to Transfer Date, Purchaser shall inform RemainCo which Offer Employees have received and accepted employment offers with Purchaser or its Affiliate. With respect to those Offer Employees who are on a leave of absence as of the Transfer Date (a “Leave Employee”), RemainCo or its Affiliate shall retain the employment of each Leave Employee during the Leave Period (as defined below) unless such Leave Employee resigns from employment or has his or her employment terminated in the ordinary course (and as may be permitted by the Transition Services Agreement) prior to the end of the Leave Period. Employment with Purchaser or its Affiliate for a Leave Employee will commence on the date such Leave Employee is released to return to active employment provided he or she returns to active employment within six (6) months following the Transfer Date or such later date, if any, required by Law (the “Delayed Transfer Date,” and the period following the Transfer Date through the Delayed Transferred Date with respect to a Leave Employee, his or her “Leave Period”). Each Offer Employee who accepts Purchaser’s or its Affiliate’s offer of employment, successfully completes Purchaser’s or its Affiliate’s standard drug screening and background check processes that may be required for him or her, if any, and actually commences employment with Purchaser or its Affiliate is referred to herein as a “Transferred Employee”. An Offer Employee who accepts Purchaser’s or its Affiliate’s offer of employment, but who does not successfully complete Purchaser’s standard drug screening and background check processes required for him or her, if any, or does not actually commence employment with Purchaser or its Affiliate, shall not be a Transferred Employee. RemainCo shall not, and RemainCo shall ensure that its Affiliates do not, take any action (or omit to take any action) that has the intent or effect of discouraging or preventing any Offer Employee from accepting an offer of employment with Purchaser or its Affiliate. With respect to each Transferred Employee, RemainCo or their applicable Affiliates shall waive any confidentiality, non-competition, non-solicitation, non-disclosure or other restrictions that would prevent or limit such Transferred Employee’s ability to accept an offer of employment with Purchaser or its Affiliate or perform any services with respect to Purchaser or any of its Affiliates, including the Acquired Companies following the Closing. The date that a Transferred Employee begins employment with Purchaser or its Affiliate is referred to as such Transferred Employee’s “Hire Date.”

(b)            For purposes of clarity, all short-term bonuses or similar cash incentive-based compensation payments accrued prior to the Closing Date, but remaining unpaid as of the Closing Date, shall be a Company Transaction Expense. With respect to any individual that becomes a Transferred Employee, such individuals will be eligible to participate in the 2024 short-term bonus programs of Purchaser or an applicable Affiliate, subject to the terms and conditions of such applicable plans of Purchaser or an applicable Affiliate.

Article IX

CONDITIONS PRECEDENT TO THE CLOSING

9.1            Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the sole option of the Party whose obligation to consummate the Acquisition is subject thereto:

(a)            No Legal Prohibition. No statute, rule, regulation, consent, or Order shall be enacted, promulgated, entered, or enforced by any court or other Governmental Authority which prohibits the consummation by such Party of the Acquisition, and no such statute, rule, regulation, consent, or Order shall be in effect.

9.2            Conditions Precedent to Obligations of Parent and Purchaser. The obligations of Purchaser and its Affiliates under this Agreement to consummate the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Purchaser:

(a)            Accuracy of Representations and Warranties. (i) Each of the representations and warranties concerning the Acquired Companies contained in Sections 4.1 (Organization, Qualification, Power and Authority), 4.2 (Authorization; Enforceability), 4.3(a) (Capitalization), 4.4 (Non-Contravention) and 4.19 (Brokers’ Fees) and each of the representations and warranties of the Stockholders contained in Sections 5.1 (Organization; Authorization; Enforceability), 5.2 (Non-Contravention), 5.3 (Ownership and Transfer of Acquired Interests) and 5.4 (Brokers’ Fees) shall be true and correct in all respects (other than de minimis inaccuracies) in each case as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period); and (ii) each of the representations and warranties concerning the Acquired Companies contained in Article IV and of the Stockholders in Article V of this Agreement other than those listed in clause (i) of this Section 9.2(a) (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except, in the case of clause (ii) of this Section 9.2(a), where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect on or with respect to the Acquired Companies.

(b)            Performance of Covenants. The Acquired Companies, the Stockholders and RemainCo shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Acquired Companies, the Stockholders or RemainCo on or prior to the Closing.

(c)            Written Consent. Without limiting the generality of Section 9.2(g), the Company shall have delivered, or caused to be delivered to Purchaser, the Written Consent, duly executed by Stockholders holding at least 95% of the issued and outstanding Company Stock and entitled to vote on the Initial Merger.

(d)            Letters of Transmittal. Without limiting the generality of Section 9.2(g), the Company shall have delivered, or caused to be delivered to the Paying Agent the Letters of Transmittal as contemplated by Section 3.1(a)(xv) and Purchaser shall have received confirmation of such delivery.

(e)            No Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on or with respect to the Acquired Companies.

(f)             Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated as described in Exhibit A.

(g)            Closing Deliverables. The Company and the Stockholders shall have executed and delivered, or provided, as applicable, the Closing deliverables set forth under Section 3.1(a).

9.3            Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Mergers shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company:

(a)            Accuracy of Representations and Warranties. The representations and warranties of Parent, Purchaser, Merger Sub 1 and Merger Sub 2, as applicable, contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period).

(b)            Performance of Covenants. Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing.

(c)            Closing Deliverables. Purchaser and Parent, as applicable, shall have executed and delivered, or provided, as applicable, the Closing deliverables set forth under Section 3.1(b).

(d)            No Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on or with respect to Parent.

Article X

release

10.1          Release. At and effective as of the Closing, each Stockholder, on its own behalf and on behalf of its respective Affiliates, and any of their respective current or former Agents, successors or assigns (collectively, the “Stockholder Parties”) hereby irrevocably and unconditionally releases and forever discharges each of the Acquired Companies, and each of their respective current or former Agents, successors or assigns (collectively, the “Acquired Company Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity that any Stockholder Party(ies) may have against any of the Acquired Company Parties, now or in the future, in each case, relating to any cause or matter or event occurring or arising prior to the Closing and out of or in connection with the Stockholder Parties’ ownership and operation of the Business, other than for obligations and liabilities, if any, under this Agreement or the Ancillary Transaction Documents. At and effective as of the Closing, each Acquired Company Party hereby irrevocably and unconditionally releases and forever discharges each Stockholder Party, including all directors, managers and officers of the Acquired Companies holding such position at any time prior to the Closing, and solely in their capacity as such, from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity that any Acquired Company Party may have against any Stockholder Party, now or in the future, in each case, relating to any cause, matter or event occurring or arising prior to the Closing and out of or in connection with the Stockholder Parties’ ownership and operation of the Business, other than for obligations and liabilities, if any, under this Agreement or the Ancillary Transaction Documents. THE STOCKHOLDERS ON THEIR OWN BEHALF AND ON BEHALF OF EACH OF THEIR RESPECTIVE STOCKHOLDER PARTIES, AND THE ACQUIRED COMPANIES ON THEIR OWN BEHALF AND ON BEHALF OF EACH OTHER ACQUIRED COMPANY PARTY, EXPRESSLY AND IRREVOCABLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES THAT LIMIT THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS RELATING TO ANY CAUSE, MATTER OR EVENT OCCURRING OR ARISING PRIOR TO CLOSING. THE STOCKHOLDERS ON THEIR OWN BEHALF AND ON BEHALF OF EACH OTHER STOCKHOLDER PARTY, AND THE ACQUIRED COMPANIES ON THEIR OWN BEHALF AND ON BEHALF OF EACH OTHER ACQUIRED COMPANY PARTY, ACKNOWLEDGE THAT THEY UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. THE STOCKHOLDERS ON THEIR OWN BEHALF AND ON BEHALF OF EACH OTHER STOCKHOLDER PARTY, AND THE ACQUIRED COMPANIES ON THEIR OWN BEHALF AND ON BEHALF OF EACH OTHER ACQUIRED COMPANY PARTY, ACKNOWLEDGE AND AGREE THAT THIS IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

10.2          Third-Party Beneficiaries. The Parties agree that the Stockholder Parties and Acquired Company Parties are express third-party beneficiaries of this Article X. Notwithstanding anything to the contrary in this Agreement, any Ancillary Transaction Document or any other agreement or instrument contemplated hereby or thereby, nothing contained in this Article X shall limit, negate or otherwise impede in any manner any rights of any Stockholder Parties or Acquired Company Party under this Agreement, any Ancillary Transaction Document or any other agreement or instrument contemplated hereby or thereby or any claims or recovery for Fraud.

Article XI

Survival and Indemnification

11.1          Survival. Except in the case of Fraud (in respect of which claims shall survive indefinitely), none of the representations, or warranties of the Company or any Stockholder contained in Article IV and Article V or in the certificate delivered pursuant to Section 3.1(a)(ii) will survive beyond the Closing such that no claim for breach of any such representation or warranty, detrimental reliance, or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto (and there will be no liability in respect thereof, whether such liability has accrued prior to, on, or after the Closing). The representations and warranties of Parent, Purchaser, Merger Sub 1 and Merger Sub 2 contained in Article VI (other than the representations and warranties set forth in Section 6.13), shall survive the Closing until the date that is two years after the Closing Date. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein except in the case of Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any claim based upon or arising from Fraud. This Section 11.1 does not limit Purchaser or its Affiliates’ ability to make a claim or recover under the RWI Policy. All covenants and agreements in this Agreement that by their terms are to be performed (A) prior to the Closing, shall survive the Closing for a period of six months or (B) following the Closing shall in respect of performance after Closing survive until they are fully performed in accordance with the terms of this Agreement or for the period explicitly specified therein.

11.2          Indemnification Obligations.

(a)            From and after the Closing and subject to the remainder of this Article XI, each Consenting Stockholder shall, severally and not jointly (and in the case of subsection (i) below, in accordance with each such Consenting Stockholder’s Pro Rata Share) indemnify, defend and hold harmless Purchaser, the Acquired Companies and their respective Affiliates, Agents, successors and assigns (each, a “Purchaser Indemnitee”), from and against, and shall reimburse each Purchaser Indemnitee for, any and all Losses which any Purchaser Indemnitee sustains, incurs, is required to pay or becomes subject to, without duplication, resulting from, arising out of or relating to:

(i)             any breach or nonfulfillment by the Stockholders’ Representative of any covenant or agreement contained in this Agreement to the extent such covenant or agreement; and

(ii)            any breach or nonfulfillment by such Consenting Stockholder of any covenant or agreement contained in this Agreement.

(b)            From and after the Closing, RemainCo shall indemnify, defend and hold harmless each Purchaser Indemnitee from and against, and shall reimburse each Purchaser Indemnitee for, any and all Losses which any Purchaser Indemnitee sustains, incurs, is required to pay or becomes subject to, without duplication, resulting from, arising out of or relating to:

(i)             any Excluded Liability or any claim made by any Person relating to any of the Excluded Assets, Excluded Companies, or Excluded Liabilities, including any claim made by any Person arising in, arising from or relating in any way to the Pre-Closing Reorganization (and for clarity no release made by any Acquired Company in the Pre-Closing Reorganization Agreements shall limit the indemnity in this Section 11.2(b)(i));

(ii)            the Outstanding Bankruptcy Claim, to the extent any such Loss exceeds the Estimated Bankruptcy Assessment Amount;

(iii)           any claim made by or on behalf of any Stockholder or any of their respective Affiliates relating to such Person’s rights with respect to the determination of such Stockholder’s Pro Rata Share of the Closing Adjusted Merger Consideration hereunder (including pursuant to Sections 2.7 and 3.1(c) or pursuant to the Deferred Cash Consideration Note);

(iv)           the subject matter of the litigation described on Schedule 11.2 solely to the extent set forth therein; and

(v)            any breach or nonfulfillment by the Company of any covenant or agreement contained in this Agreement to the extent such covenant or agreement is to be performed prior to or at the Closing or any breach or nonfulfillment by RemainCo of any covenant or agreement contained in this Agreement.

(c)            From and after the Closing and subject to the remainder of this Article XI, Purchaser shall indemnify, defend and hold harmless the Stockholders and their respective Affiliates, Agents, successor and assigns (each, a “Stockholder Indemnitee”), from and against, and shall compensate and reimburse each Stockholder Indemnitee for, any and all Losses which any Stockholder Indemnitee sustains, incurs, is required to pay or becomes subject to, without duplication, resulting from, arising out of or relating to:

(i)             any breach or nonfulfillment by Purchaser of any covenant or agreement contained in this Agreement.

(d)            Any amount payable in respect of any Losses pursuant to this Article XI shall be decreased (i) to the extent that such Losses were actually taken into account as a liability, reserve, accrual or other similar item in the determination of the Revised Closing Adjusted Merger Consideration or Final Closing Adjusted Merger Consideration, as applicable, pursuant to the procedures set forth in Article II, (ii) to the extent any insurance proceeds are actually received in cash in respect thereof (net of any costs or expenses, including Taxes, incurred in obtaining such proceeds). No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once for any particular Loss, nor shall any Indemnifying Party be liable for or otherwise obligated to indemnify any Indemnified Party for the same Loss more than once.

(e)            The aggregate amount of all Losses for which RemainCo shall be liable pursuant to this Article XI shall not exceed the Deferred Cash Consideration; provided that the foregoing limitation shall not apply to the indemnification obligations of RemainCo in Section 11.2(b)(i). The aggregate amount of all Losses for which a Stockholder shall be liable pursuant to this Article XI shall not exceed such Stockholder’s Pro Rata Share of the Deferred Cash Consideration.

11.3          Indemnification Procedures for Third-Party Claims.

(a)            Any Party making a claim for indemnification under this Article XI (the “Indemnified Party”) in respect of any Legal Proceeding or other claim brought by a third party (“Third-Party Claim”), shall notify the indemnifying party (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of such Third-Party Claim, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced thereby.

(b)            With respect to any Third-Party Claim, the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at its expense and, at its option (subject to the limitations set forth below), shall be entitled to appoint lead counsel of such defense from reputable counsel acceptable to the Indemnified Party (acting reasonably); provided, however, that:

(i)             the Indemnifying Party shall give written notice to the Indemnified Party that it wishes to participate in the defense of such Third-Party Claim within thirty (30) days of receipt after written notice from the Indemnified Party of the Third-Party Claim pursuant to Section 11.3(a);

(ii)            the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party gives notice that it is seeking to assume control of such defense shall be borne by the Indemnifying Party);

(iii)           the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the claim for indemnification (A) involves a claim that the Indemnified Party reasonably believes could have a Material Adverse Effect on the Indemnified Party’s business or involves a dispute with any customer of any Acquired Company, (B) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (C) involves criminal allegations, (D) is one in which the Indemnifying Party is also a party and, after consultation with legal counsel (which may include internal counsel), there is a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot reasonably be waived, or (E) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to actively prosecute or defend; and

(iv)           if the Indemnifying Party assumes control of the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim, consenting to the entry of any judgment or ceasing to defend such claim.

(c)            All of the Parties shall reasonably cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)            As of the Closing Date, (i) Purchaser shall be deemed to have submitted a notice of a Third-Party Claim for indemnification pursuant to this Section 11.3 with respect to the Outstanding Bankruptcy Claim and, notwithstanding anything to the contrary in Sections 11.3(b) or 12.1(b)(ii), RemainCo shall control the defense thereof, and (ii) with regard to the litigation set forth on Schedule 11.2, Parent shall be deemed to have submitted a notice of a Third-Party Claim for indemnification pursuant to this Section 11.3 with respect to such litigation and, notwithstanding anything to the contrary in this Section 11.3, RemainCo and Purchaser shall jointly control the defense, settlement and resolution of such litigation.

11.4          Satisfaction of Indemnification Claims. An Indemnifying Party shall be liable for and required to pay undisputed Losses owed under this Section 11.4 to the applicable Indemnified Party within ten Business Days the Indemnified Party and the Indemnifying Party agreeing such amount is due or upon final adjudication determined by a court of competent jurisdiction that such amount is due (either, a “Final Determination” and the amount of such Loss as so determined, a “Final Loss Amount”). Following a Final Determination for a Final Loss Amount that relates to a claim for indemnification for which the Stockholders or RemainCo are liable pursuant to Section 11.2(a) or 11.2(b), as applicable, if the Deferred Cash Consideration Note remains outstanding at such time, then any Final Loss Amount due to the applicable Purchaser Indemnitee shall be paid and satisfied by a reduction in the principal amount then outstanding of the Deferred Cash Consideration Note, which reduction shall be effected in accordance with Section 3.3(a) of the Deferred Cash Consideration Note; otherwise, any payment of a Final Loss Amount shall be made in full in cash, provided however that any Final Loss Amount that relates to a claim for indemnification pursuant to Section 11.2(b)(iv) shall be paid and satisfied solely by a reduction in the principal amount then outstanding of the Deferred Cash Consideration Note. Notwithstanding the foregoing, Purchaser shall, in accordance with, and to the extent provided in, Section 3.3(b) of the Deferred Cash Consideration Note, have at all times the right to withhold from amounts otherwise payable pursuant to the Deferred Cash Consideration Note, the aggregate amount, without duplication, of monetary damages sought in connection with any outstanding claims for indemnification by the Purchaser Indemnitees under this Agreement as of the date of such payment until, on a claim by claim basis, a Final Determination has been made in respect of such claim. If any Final Loss Amount is paid and satisfied by reduction in the principal amount of the Deferred Cash Consideration Note in accordance with this Section 11.4 then the aggregate amount of all interest paid on a portion of the principal equal to any such Final Loss Amount prior to the time of such indemnification payment shall be applied against and reduce the interest payable on the Deferred Cash Consideration Note in future periods in such a manner so as to reduce interest payments to the maximum extent possible as soon as possible.

11.5          Waiver of Contribution. Each Stockholder, RemainCo, on its behalf and on behalf of each of its Subsidiaries, including the Excluded Companies, hereby irrevocably waives and releases any right of contribution, subrogation or any similar right against any Purchaser Indemnitee in respect of all claims for indemnification hereunder.

11.6          Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by the Parties, to the extent permitted by Law, as an adjustment to the Closing Adjusted Merger Consideration for U.S. federal income and applicable state, local and non-U.S. Tax purposes (or, if applicable, to the Revised Closing Adjusted Merger Consideration or the Final Closing Adjusted Merger Consideration, as applicable).

11.7          Sole and Exclusive Remedy. From and after the Closing, except as set forth in section 14.14 (specific performance), the sole and exclusive remedy of any Party to this Agreement or its Affiliates with respect to This Agreement (other than with respect to representation and warranties in Article VI), the events giving rise to this Agreement and the transactions contemplated by this Agreement shall be limited to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each Party, on behalf of itself and of its Affiliates, hereby waives, releases and discharges, to the fullest extent permitted by applicable Law Agreement (other than with respect to representation and warranties in Article VI), the other Parties to this Agreement and their respective Affiliates, from any and all Losses other than to the extent subject to indemnification under this Agreement, as the case may be, whether foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued or based on any law or right of action. Notwithstanding the foregoing sentences or anything else in this Agreement to the contrary, (I) in the case of Losses arising from or relating to Fraud, the Indemnified Parties shall have all remedies available under this Agreement or otherwise at law or equity without giving effect to any of the limitations or waivers contained herein (II) nothing in this Agreement shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement in accordance with Section 14.14 and (III) the foregoing shall not limit any remedies available pursuant to any Ancillary Transaction Document.

Article XII

CERTAIN AGREEMENTS

12.1          Tax Matters.

(a)            Transfer Taxes. All federal, state, local, non-U.S., and other transfer, sales, use, registration, conveyance, real property transfer, registration, documentary, stamp, value added or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the Mergers shall be borne 50% by RemainCo and 50% by Purchaser; provided, however, that any Transfer Taxes related to the Pre-Closing Reorganization or the Excluded Assets shall be solely borne by RemainCo. The Party responsible under applicable Law for filing any Tax Return with respect to any such Transfer Taxes shall prepare and timely file such Tax Return, and promptly provide a copy of such Tax Return to the other Party. RemainCo and Purchaser shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any such Transfer Taxes.

(b)            Tax Cooperation.

(i)             The Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Legal Proceeding with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the Intended Tax Treatment, the Pre-Closing Reorganization (including any withholding that may be required in connection therewith), the Acquired Companies or the Excluded Assets. Subject to Section 14.2, such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any Tax materials provided under this Agreement.

(ii)            Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to control any Tax Proceeding with respect to the Acquired Companies or any of their Affiliates following the Closing; provided that: (A) to the extent that any such Tax Proceeding could reasonably be expected to result in the Stockholders or RemainCo being obligated to make an indemnification payment with respect to Taxes included in the matters described in Section 11.2(b)(i), (ii), (iv) or (v) (an “Indemnified Tax Contest”) (1) Parent shall notify RemainCo in writing reasonably promptly after receiving written notice from a Taxing Authority of any such Tax Proceeding that indicates such Tax Proceeding is an Indemnified Tax Contest (which notice shall include a copy of the relevant portion of any correspondence received from the relevant Taxing Authority), provided that the failure to so notify RemainCo shall not relieve the Stockholders or RemainCo of their obligations hereunder, except to the extent they are actually prejudiced thereby, (2) RemainCo shall be entitled (but not obligated) to control, at RemainCo’s expense, such Indemnified Tax Contest upon reasonably prompt notice to Parent following receipt of Parent’s notice as described in the foregoing clause (1), (3) Parent shall be entitled (but not obligated) to participate, at Parent’s expense, in such Indemnified Tax Contest (including in meetings with any Taxing Authority), (4) RemainCo shall keep Parent reasonably informed regarding the progress and substantive aspects of such Indemnified Tax Contest and (5) RemainCo shall not settle or compromise such Indemnified Tax Contest without Parent’s consent (not to be unreasonably withheld, conditioned or delayed); and (B) to the extent that any Tax Proceeding with respect to the Acquired Companies or any of their Affiliates could reasonably be expected to affect the treatment of the Mergers consistent with the Intended Tax Treatment, to the extent required to be so reported by Parent, the Acquired Companies or any of their Affiliates in accordance with Section 12.1(d)(ii) (a “Reorganization Tax Contest”), (1) Parent shall notify RemainCo in writing reasonably promptly after receiving written notice from a Taxing Authority of any such Tax Proceeding that indicates such Tax Proceeding is a Reorganization Tax Contest (which notice shall include a copy of the relevant portion of any correspondence received from the relevant Taxing Authority), (2) RemainCo shall be entitled (but not obligated) to participate, at RemainCo’s expense, in such Reorganization Tax Contest (including in meetings with any Taxing Authority), (3) Parent shall keep RemainCo reasonably informed regarding the progress and substantive aspects of such Reorganization Tax Contest and (4) Parent shall not settle or compromise such Reorganization Tax Contest without RemainCo’s consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary (except for Section 11.3(d)(i)), to the extent the procedures in this Section 12.1(b)(ii) conflict with those in Section 11.3, the procedures in this Section 12.1(b)(ii) shall control.

(iii)           Following the Closing, Parent shall prepare or cause to be prepared all Tax Returns for the Acquired Companies (x) for Tax periods that include the date(s) on which the Pre-Closing Reorganization is consummated and/or the Closing Date or (y) that include Excluded Liabilities consistent with the past practice of the Acquired Companies, except as otherwise required by applicable Law. Reasonably in advance of (which, in the case of any Tax Returns with respect to income, franchise or similar Taxes, shall be at least thirty (30) days prior to) the due date (including extensions) for any such Tax Return, Parent shall deliver to the Stockholders’ Representative a draft of such Tax Return, together with reasonably detailed supporting documentation and workpapers, for the Stockholders’ Representative’s review and comment. Parent shall revise, or cause to be revised, such Tax Return to take into account any reasonable comments received from the Stockholders’ Representative sufficiently in advance of the due date (including extensions) for filing such Tax Return, so as to allow a reasonable time for Parent to review such comments and make any necessary revisions, and shall timely file, or cause to be filed, such Tax Return (as revised to reflect any such reasonable comments) with the appropriate Taxing Authority and, without limiting Parent’s rights to indemnification under Section 11.2(a) or Section 11.2(b), shall timely pay to the appropriate Taxing Authority all Taxes required to be paid with respect thereto.

(iv)           RemainCo shall be entitled to all Tax refunds and credits attributable to Taxes included in Excluded Liabilities, the Outstanding Bankruptcy Claim or the subject matter of the litigation, proceedings and other matters described on Schedule 11.2(b)(iv) and the Stockholders shall be entitled to all Tax refunds and credits attributable to the 2023 Tax Amount (including, in each case, any interest received from a Taxing Authority thereon, but net of any reasonable and documented out-of-pocket costs and expenses and any Taxes of Parent (or its Affiliates as of after the Closing), including the Acquired Companies, incurred in connection with obtaining such refund or credit) to the extent that such Taxes are effectively borne by RemainCo (or its Affiliates as of the Closing) or the Stockholders (including, for the avoidance of doubt, as a result of any reduction in the Revised Closing Adjusted Merger Consideration or Final Closing Adjusted Merger Consideration, as applicable, or the principal amount of the Deferred Cash Consideration Note), and excluding, in each case, refunds or credits to the extent such refunds or credits: (x) are taken into account (or result from Tax assets that are taken into account) in the final determination of the Revised Closing Adjusted Merger Consideration or Final Closing Adjusted Merger Consideration, as applicable; (y) result from the carryback of any Tax attribute or payment of Taxes (including estimated Taxes) in respect of the Acquired Companies that does not relate to the Excluded Assets or Taxes included in Excluded Liabilities, the Outstanding Bankruptcy Claim or the subject matter of the litigation, proceedings and other matters described on Schedule 11.2(b)(iv); or (z) are required to be paid to a third-party pursuant to the RWI Policy or any Contract to which any of the Acquired Companies is a party and that is in place as of the Closing. If Parent or any of its Affiliates receives a refund or credit to which RemainCo or the Stockholders are entitled pursuant to this Section 12.1(b)(iv), (A) if the Deferred Cash Consideration Note remains outstanding at such time, then any amount to which RemainCo or the Stockholders are entitled pursuant to this Section 12.1(b)(iv) shall be paid and satisfied by an increase in the principal amount then outstanding of the Deferred Cash Consideration Note equal to such amount to which RemainCo or the Stockholders are entitled, which increase shall be effected in accordance with Section 3.3(c) of the Deferred Cash Consideration Note, or (B) otherwise, such amount shall be paid in cash to RemainCo or the Stockholders’ Representative, as applicable, within 15 days after such refund is received or such credit is used to reduce cash Taxes otherwise payable by Parent or its Affiliates. Notwithstanding the foregoing, to the extent any such refunds or credits are subsequently disallowed by the applicable Taxing Authority, (x) if the Deferred Cash Consideration Note remains outstanding at such time, then the principal amount then outstanding of the Deferred Cash Consideration Note shall be decreased by an amount equal to the amount by which the principal amount of the Deferred Cash Consideration Note was previously increased in respect of such refunds or credits, together with any interest or other additional amounts imposed by such Taxing Authority with respect to such disallowance, or (y) otherwise, RemainCo shall promptly repay the amount received in respect of such refunds or credits, together with any interest or other additional amounts imposed by such Taxing Authority with respect to such disallowance, to Parent. Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with RemainCo or the Stockholders’ Representative, as applicable, to obtain any refunds or credits with respect to any Excluded Liabilities, the Outstanding Bankruptcy Claim, the subject matter of the litigation, proceedings and other matters described on Schedule 11.2(b)(iv) or the 2023 Tax Amount (and request a refund in lieu of a credit to the extent permitted by applicable Law).

(v)            For the avoidance of doubt, the Parties agree that nothing in this Agreement shall limit the provisions of Section 5.5 of the Contribution and Distribution Agreement regarding the making of a U.S. Tax Election.

(c)            Allocation of Tax Liability for Straddle Tax Periods. For purposes of computing Net Working Capital and the Acquired Companies Indebtedness Amount, in the case of Taxes that are payable with respect to any Straddle Tax Period, the portion of any such Taxes that is attributable to the portion of such Straddle Tax Period ending at and including the Economic Effective Time shall be:

(i)             in the case of Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) not described in clause (ii) below, deemed equal to the amount that would be payable if the Straddle Tax Period ended with (and included) the Economic Effective Time; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Tax Period ending on and including the date on which the Economic Effective Time occurs and the portion of the Straddle Tax Period beginning after the date on which the Economic Effective Time occurs in proportion to the number of days in each such portion of the Straddle Tax Period; and

(ii)            in the case of ad valorem, property or other Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Tax Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Tax Period ending on and including the date on which the Economic Effective Time occurs and the denominator of which is the number of calendar days in the entire Straddle Tax Period.

(d)            Intended Tax Treatment. Each of the Parties acknowledges and agrees that, for U.S. federal (and applicable state and local) income Tax purposes, the Mergers are intended to be treated consistent with the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall (and shall cause their Subsidiaries and Affiliates to): (i) reasonably cooperate with each other and their respective representatives to document and support the Intended Tax Treatment (including the preparation by the Stockholders’ Representative of documentation, reasonably satisfactory to Purchaser, of the analysis and facts supporting the Intended Tax Treatment); (ii) file their applicable Tax Returns (including the statement required by Treasury Regulations Section 1.368-3(a)) consistent with, and take no position for Tax purposes (whether in Tax Proceedings, on Tax Returns or otherwise) inconsistent with, the Intended Tax Treatment, unless (A) such Party reasonably determines, acting in good faith, that it is not permitted under applicable Law, or in the case of Parent and its Affiliates, has not timely received the documentation described in the parenthetical of clause (i), to file such Tax Returns consistent with the Intended Tax Treatment or (B) a contrary position is required by a “determination” within the meaning of Section 1313(a) of the Code; and (iii) not take any action, or fail to take any action, which action or failure to act would prevent or impede the Mergers from qualifying (or reasonably would be expected to cause the Mergers to fail to qualify) for the Intended Tax Treatment, except to the extent such action or failure to take action is required by Law (as reasonably determined by such Party, acting in good faith) or required or contemplated by this Agreement, including the Schedules and Exhibits hereto, the Ancillary Transaction Documents, or any of the other documents referred to herein or therein (including that, for the avoidance of doubt, in no event shall this Section 12.1(d) be interpreted as requiring any adjustment to the type or amount of any consideration payable by Parent or any of its Affiliates hereunder).

12.2          Director and Officer Liability and Indemnification.

(a)            For a period of six (6) years after the Closing, Purchaser shall not, and shall ensure that the Acquired Companies do not, amend, alter, repeal or modify any provision in the Governing Documents of such Acquired Company governing the exculpation or indemnification of any officers, managers, and directors in any way that diminishes or adversely affects the indemnification or exculpation provided therein (unless required by Law), it being the intent of the Parties that the officers, managers and directors of the Acquired Companies who were officers, managers and directors at any time prior to the Closing shall continue to be entitled to such exculpation and indemnification with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing to the fullest extent provided for under applicable Law and the Governing Documents of such Acquired Company as of immediately prior to the Closing.

(b)            At or prior to the Closing, the Company shall, or shall cause each Acquired Company to, at Purchaser’s sole expense, obtain, maintain, and fully pay for irrevocable “tail” directors’ and officers’ liability insurance policies covering claims against officers, managers and directors of each Acquired Company who were officers, managers or directors at any time prior to the Closing (each, a “D&O Indemnified Person”), with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as such Acquired Company’s current insurance carrier with respect to errors and omissions insurance and directors’ and officers’ liability insurance and in an amount and scope at least as favorable as such Acquired Company’s existing policies, with respect to matters existing, occurring, or arising at or prior to the Closing Date; provided that Purchaser shall not be required to pay annual premiums for any such “tail” directors’ and officers’ liability insurance policy that are in excess of 175% of the total of the annual premiums paid by the Company prior to the Execution Date in respect of the directors’ and officers’ liability insurance in effect as of the Execution Date that are maintained by the Company with respect to matters arising on or before the Execution Date. Purchaser shall not, and shall cause the Acquired Companies not to, cancel or change such insurance policies in any respect for a period of six (6) years.

(c)            If Purchaser, any Acquired Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Purchaser or such Acquired Company, as the case may be, shall assume obligations that are, in the aggregate, no less favorable to the D&O Indemnified Persons than those set forth in this Section 12.2.

(d)            The provisions of this Section 12.2 shall survive the consummation of the Acquisition and are expressly intended to benefit each of the D&O Indemnified Persons. The Parties agree that the D&O Indemnified Persons are express third-party beneficiaries of this Section 12.2. The rights set forth in this Section 12.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Person may have.

Article XIII

TERMINATION

13.1          Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)            Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)            Purchaser alone or the Company alone may terminate this Agreement by written notice to the other Party(ies) prior to the Closing, if:

(i)             the Acquisition has not been consummated on or before April 12, 2024 (the “End Date”); provided, however, that (A) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 13.1(b)(i) if Purchaser’s, Parent’s, Merger Sub 1’s or Merger Sub 2’s willful breach of this Agreement has hindered the consummation of the Acquisition by the End Date and (B) the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.1(b)(i) if the Company’s, any Stockholder’s or RemainCo’s willful breach of this Agreement has hindered the consummation of the Acquisition by the End Date; or

(ii)            (A) there shall be any Law that shall make illegal the consummation of the Acquisition or (B) a Governmental Authority shall have enacted, issued, promulgated, or entered an Order prohibiting, enjoining, or restraining the Acquisition and such Order shall have become final and non-appealable.

(c)            Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Acquired Companies, RemainCo or the Stockholders set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied at Closing and (ii) such breach is incapable of being cured or, if curable, is not cured by the Acquired Companies, RemainCo or the Stockholders by the earlier of (A) the End Date and (B) within 20 Business Days after giving the Stockholders’ Representative written notice of such breach or failure; provided that, at the time of such termination, none of Parent, Purchaser, Merger Sub 1 or Merger Sub 2 shall be in breach of this Agreement so as to cause a condition to Closing set forth in Section 9.1 or Section 9.3 to fail to be satisfied.

(d)            The Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Purchaser, Merger Sub 1 or Merger Sub 2 set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied at Closing and (ii) such breach is incapable of being cured or, if curable, is not cured by Purchaser by the earlier of (A) the End Date and (B) within 20 Business Days after giving Purchaser written notice of such breach or failure; provided that, at the time of such termination, none of the Stockholders, RemainCo or the Acquired Companies shall be in breach of this Agreement so as to cause a condition to Closing set forth in Section 9.1 or Section 9.2 to fail to be satisfied.

13.2          Effect of Termination. In the event of the termination of this Agreement by either Purchaser or the Company in accordance with Section 13.1, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 13.2 and Article XIV (and Article I to the extent necessary to interpret the foregoing surviving provisions) which shall survive the termination of this Agreement in accordance with their terms); provided, however, that there will be no Liability on the part of any of any Party to one another Party, except for any willful breach of the covenants or agreements contained in this Agreement (including the failure of a Party to consummate the Acquisition in accordance herewith) prior to the time of such termination. Subject to Section 14.14, nothing in this Article XIII will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement pursuant to Section 14.14. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE IN CONNECTION WITH OR UPON A TERMINATION OF THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS (TO THE EXTENT NOT CONSTITUTING DIRECT DAMAGES), DIMINUTION OF VALUE, OR ANY LOSS OF GOODWILL OR POSSIBLE BUSINESS, WHETHER ACTUAL OR PROSPECTIVE.

Article XIV

MISCELLANEOUS

14.1          Wrong Pockets. If Purchaser or the Acquired Companies (or any Affiliate thereof) receives after the Closing any payment or assets from any third party that are properly payable or deliverable to either (x) the Stockholders or any of their respective Affiliates and arising from the period prior to the Economic Effective Time or (y) RemainCo or any of its Affiliates, then such Person receiving such funds or assets agrees to promptly remit or deliver (or cause to be promptly remitted or delivered) such funds or assets to the Stockholder, RemainCo or their respective Affiliate thereof, as the case may be, that is entitled to such funds or assets. If any Stockholder (or any Affiliate thereof) or RemainCo or any of its Affiliates receives after the Closing any payment or asset from any third party that is properly payable or deliverable to Purchaser or any of its Affiliates (including the Acquired Companies) arising from the period after the Economic Effective Time, then such Person receiving such funds or assets agrees to promptly remit or deliver (or cause to be promptly remitted or delivered) such funds or assets to Purchaser or its Affiliate that is entitled to such funds or assets.

14.2          Access to Information. Until the later of (x) the date which is seven (7) years following the Closing and (y) any applicable statute of limitations, Purchaser shall, and shall cause the Companies to, provide the Stockholders and their respective representatives with access, during normal business hours and upon reasonable notice, to the books and records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date; provided that all such access of the Stockholders shall be subject to the provisions of Section 14.3. Unless otherwise consented to in writing by the Stockholders’ Representative, Purchaser shall not, and shall not permit the Acquired Companies to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first giving reasonable prior written notice to the Stockholders’ Representative and offering to surrender to the Stockholders’ Representative such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of. If at any time after the Closing any Stockholder or Affiliate of Stockholder is in possession of any books and records of or relating to the Acquired Companies, Purchaser or its successors or assigns shall be permitted to request or retrieve from the Stockholders or their applicable Affiliate, subject to applicable Law, any such books or records and the Stockholders shall or shall cause the delivery and transfer of any such books and records to Purchaser or its successor, assign or designee.

14.3          Confidentiality.

(a)            For a period of two (2) years from and after the Closing, and except as otherwise expressly permitted by this Agreement, each Stockholder shall, and shall cause its Affiliates to (and, if relevant, shall require any future acquiror of all or any portion of its business or assets to), hold, and shall use its commercially reasonable efforts to cause its or their respective Agents to hold, in confidence any and all confidential or proprietary information in the possession of such Stockholder, its Affiliates and their respective Agents concerning the Acquired Companies, the Business or this Agreement, except to the extent that such information (i) is generally available to and known by the public other than as a result of a breach of this Section 14.3(a), (ii) is lawfully acquired by such Stockholder, its Affiliates or their respective Agents from and after the Closing from sources reasonably believed not to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iii) is required to be disclosed pursuant to applicable Law or any judicial or administrative process. If any Stockholder, its Affiliates or their respective Agents are required to disclose any information by judicial or administrative process or by other requirements of Law, to the extent reasonably practicable, such Stockholder (or its applicable Affiliate or Agent) shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Stockholder (or its applicable Affiliate or Agent) is advised by its legal counsel (which may include internal counsel) is legally required to be disclosed; provided that such Stockholder (or its applicable Affiliate or Agent) shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information. The provisions of this Section 14.3(a) shall not restrict any Stockholder’s rights to (x) enforce this Agreement; (y) disclose any confidential or proprietary information in connection with the preparation and filing of any Tax Return, compliance with any applicable Tax Law or conduct of any Tax Proceeding; or (z) disclose any confidential or proprietary information to such Person’s shareholders, members, partners, outside investment, financial and legal advisors or other representatives in the Ordinary Course of Business in connection with such Person’s investment in the Acquired Companies or as required by such Person’s Governing Documents.

(b)            For a period of two (2) years from and after the Closing, and except as otherwise expressly permitted by this Agreement, Purchaser shall, and shall cause its Affiliates to (and, if relevant, shall require any future acquiror of all or any portion of its business or assets to), hold, and shall use its commercially reasonable efforts to cause its or their respective Agents to hold, in confidence any and all confidential or proprietary information in the possession of Purchaser, its Affiliates and their respective Agents concerning the Excluded Assets, except to the extent that such information (i) is generally available to and known by the public other than as a result of a breach of this Section 14.3(b), (ii) is lawfully acquired by Purchaser, its Affiliates or their respective Agents from and after the Closing from sources reasonably believed not to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iii) is required to be disclosed pursuant to applicable Law or any judicial or administrative process. If Purchaser, its Affiliates or their respective Agents are required to disclose any information by judicial or administrative process or by other requirements of Law, to the extent reasonably practicable, Purchaser shall notify RemainCo in writing and shall disclose only that portion of such information which Purchaser is advised by its legal counsel (which may include internal counsel) is legally required to be disclosed; provided that Purchaser shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information. The provisions of this Section 14.3(b) shall not restrict Purchaser’s rights to enforce this Agreement.

(c)            The Confidentiality Agreement shall terminate automatically upon the consummation of the Closing without further action of any Party (or any party thereto) and be of no further force and effect, and no Stockholder shall have any right or entitlement to enforce or seek enforcement of any obligations thereunder, whether at law (including at common law or by statute) or in equity.

14.4          Further Assurances. At any time or from time to time following the Closing, each of the Parties shall, at the request of another Party and at such requesting Party’s expense, execute and deliver any further instruments or documents and take all other further actions as are reasonably requested of it in order to consummate and make effective the Acquisition or to vest, perfect or confirm of record or otherwise in Purchaser or any of its Subsidiaries any and all right, title and interest in, to and under any of the assets of the Business as a result of or in connection with the Acquisition.

14.5          Expenses. Except as otherwise expressly provided in this Agreement, each of Purchaser, the Acquired Companies (prior to or at the consummation of the Acquisition), RemainCo, and the Stockholders will bear its own costs, fees and expenses (including legal costs, fees and expenses) incurred in connection with this Agreement and the Acquisition, whether or not the Acquisition is consummated.

14.6          No Third-Party Beneficiaries. Except as otherwise set forth in Article X (with respect to certain releases of claims), Article XI (with respect to Purchaser Indemnitees and Stockholder Indemnitees) and Section 12.2 (with respect to the D&O Indemnified Persons), this Agreement and its provisions are for the sole benefit of the Parties and their respective successors and permitted assigns. Other than as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies, obligations or Liabilities by reason of this Agreement.

14.7          Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Ancillary Transaction Documents, and the other documents referred to herein and therein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

14.8          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser (in the case of any assignment by a Stockholder, RemainCo or the Stockholders’ Representative) or the Stockholders’ Representative (in the case of any assignment by Purchaser or after the Closing, the Subsequent Survivor), provided that, from and after Closing, Purchaser and the Subsequent Survivor may assign this Agreement and any of their respective rights and obligations hereunder to any of their respective Affiliates without the prior written approval of RemainCo, the Stockholders or the Stockholders’ Representative. No assignment of any obligations hereunder shall relieve any Parties of any such obligations.

14.9          Counterparts. This Agreement may be executed and delivered in counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

14.10        Notices. All notices, requests, demands, claims, and other communications related to this Agreement shall be in writing. Any notice, request, demand, claim, or other communication related to this Agreement shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, in each case addressed to the intended recipient as set forth below:

(a)            If to Parent, Purchaser, or, after the Closing, any other Acquired Company, addressed to it at:

Atlas Energy Solutions Inc.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

Email: ***

Attention: John Turner, President and Chief Financial Officer

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Email:	***
***

Attention:	Danielle Patterson
Alexander Baker

(b)            If to the Stockholders, addressed to the Stockholders’ Representative at:

c/o Clearlake Capital Group, L.P.

233 Wilshire Blvd, Suite 800

Santa Monica, CA 90401

Email: ***

Attention: Fred Ebrahemi

With copies to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana St

Houston, Texas 77002

Email: ***

Attention: James Marshall

(c)            If to RemainCo, addressed to RemainCo at:

2777 Allen Parkway, Suite 600

Houston, TX 77019

Email: ***

Attention: Dirk Hallen

With copies to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana St

Houston, Texas 77002

Email: ***

Attention: James Marshall

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 14.10.

14.11        Governing Law; Waiver of Jury Trial.

(a)            This Agreement and any controversy, dispute, or claim arising hereunder or related hereto (whether by contract, statute, tort or otherwise) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            EACH PARTY HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE ACQUISITION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.11.

(c)            Subject to Section 2.7, the Parties submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court lacks subject matter jurisdiction, then of the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement or the applicable related agreement, certificate or other document delivered in connection herewith may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(d)            Each Party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 14.10 shall constitute valid in personam service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 14.11. Each Party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and waiver of jury trial have been read, understood, and voluntarily agreed to by such Party and that by agreeing to such provisions such Party is waiving important legal rights.

14.12        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Stockholders’ Representative. No waiver by any Party of any provision of, or right, power, privilege or remedy under, this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

14.13        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

14.14        Specific Performance.

(a)            The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, due to the nature of the Company and its Subsidiaries, including the unique nature of the customer relationships and other facts and circumstances, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(b)            Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth in this Agreement have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 3.1, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder, including by seeking injunctive relief.

(c)            Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy (or remedies) at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement, including if one of the conditions to Closing set forth in this Agreement has not been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 3.1, which the Party seeking enforcement would be otherwise prepared to satisfy). Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

14.15        Legal Representation.

(a)            Purchaser and the Company agree that, from and after the Closing, notwithstanding any current or prior representation of the Company by Baker Botts L.L.P. (“Baker Botts”), Baker Botts shall be permitted to represent the Stockholder Representative, RemainCo, any of the Stockholders or any Affiliates thereof (any of the foregoing, a “Stockholder Member”) in any matters and disputes, including in any matter or dispute adverse to Purchaser, the Subsequent Survivor or their respective Subsidiaries that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement or the Acquisition. Each of Purchaser and the Company hereby (a) waives any claim that either of them have or may have that Baker Botts has a conflict of interest or is otherwise prohibited from accepting or carrying out any such representation and (b) agrees that, in the event a dispute arises after the Closing between Purchaser, the Subsequent Survivor or their respective Subsidiaries, on the one hand, and any Stockholder Member on the other hand, Baker Botts may represent (and none of Purchaser, the Subsequent Survivor or their respective Subsidiaries or representatives will seek to disqualify or otherwise prevent Baker Botts from representing) any or all of the Stockholder Members in such dispute even though the interests of any such Stockholder Member may be directly adverse to Purchaser, the Subsequent Survivor or their respective Subsidiaries and even though Baker Botts may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Subsequent Survivor.

(b)            Purchaser and the Company each agree that any and all documents in Baker Botts’ files relating to this Agreement, the Acquisition (including the Pre-Closing Reorganization), any offers or indications of interest relating to the Company or its assets or otherwise relating to legal services provided in connection with such matters for periods prior to the Closing shall be the property of and shall be retained by Baker Botts and shall not be delivered or required to be delivered to Purchaser, the Subsequent Survivor or their respective Affiliates. Furthermore, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between Baker Botts, on the one hand, and representatives of the Company, on the other hand, whether related to this Agreement, the Acquisition (including the Pre-Closing Reorganization) or otherwise, shall be excluded from the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Surviving Corporation as of the Closing or are held by the Company under applicable Law, that such attorney-client privilege shall be deemed held solely by the Stockholder Representative, for the benefit and on behalf of each representative of the Company, and that neither Purchaser nor the Subsequent Survivor shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications involving attorney-client confidences between a representatives of the Company and the Company, on the one hand, and Baker Botts, on the other hand, relating to the negotiation, documentation and consummation of the Acquisition (including the Pre-Closing Reorganization) shall be deemed to be attorney-client confidences that belong solely to the Stockholder Representative for the benefit and on behalf of a representative of the Company (and not the Subsequent Survivor or Purchaser). Accordingly, the Subsequent Survivor and Purchaser from and after the Closing shall not have access to any such communications or to the files of Baker Botts relating to such engagement. Further, to the extent that files of Baker Botts in respect of such engagement constitute property of its client as determined in accordance with this Section 14.15, only the Stockholders’ Representative for the benefit and on behalf of a representative of the Company (and not the Subsequent Survivor or Purchaser) shall hold such property rights and Baker Botts shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Subsequent Survivor or Purchaser from and after the Closing by reason of any attorney-client relationship between Baker Botts and the Subsequent Survivor.

(c)            This Section 14.15 shall be irrevocable, and no term of this Section 14.15 may be amended, waived or modified, without the prior written consent of Baker Botts.

(d)            This Section 14.15 shall not be construed as waiving or limiting any exception to the attorney-client privilege that a Party may otherwise be able to assert in any matter or dispute.

14.16        Stockholders’ Representative.

(a)            By virtue of the adoption of this Agreement, the Stockholders’ Representative is hereby authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Stockholders, with full power of substitution and authority with respect to all matters under this Agreement, including (i) to negotiate, execute and deliver all ancillary agreements, certificates, approvals, waivers, amendments and other documents required or permitted to be given in connection with this Agreement; (ii) to give and receive all notices and communications to be given or received under this Agreement; (iii) to calculate the Closing Adjusted Merger Consideration and other amounts in the Initial Closing Statement and the Consideration Statement and to dispute or agree to any final determination of any of the foregoing pursuant to Section 2.7; (iv) to defend, agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to any claims under this Agreement or the Acquisition; (v) to appoint one or more successor Stockholders’ Representatives; (vi) to perform the duties expressly assigned to the Stockholders’ Representative under this Agreement; (vii) to engage and employ agents and representatives (including accounting, legal and other professional advisors) on behalf of and at the expense of the Stockholders; (viii) to exercise or refrain from exercising remedies available under this Agreement or any other ancillary agreement and to sign any release or other document with respect to such dispute or remedy, as the Stockholders’ Representative, in its reasonable discretion, determines to be necessary or desirable; (ix) to execute and deliver amendments, waivers and consents in connection with this Agreement as the Stockholders’ Representative, in his reasonable discretion, determines to be necessary or desirable; (x) to incur such other expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing; and (xi) to take all other actions to be taken by or on behalf of the Stockholders in connection with this Agreement. Each Stockholder agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Stockholders’ Representative pursuant to the authority granted to it hereunder.

(b)            The Stockholders’ Representative shall have the sole and exclusive right on behalf of any Stockholder to take any action or provide any waiver, or receive any notice under this Agreement and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent herewith, shall be absolutely and irrevocably final and binding on each Stockholder (including its applicable successors and assigns) as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Stockholder’s individual capacity, and no Stockholder (including its applicable successors or assigns) shall have the right to object, dissent, protest or otherwise contest the same. The appointment of the Stockholders’ Representative is coupled with an interest and shall be irrevocable by the Stockholders in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.

(c)            The Stockholders’ Representative shall hold the Stockholders’ Representative’s Expense Fund in the Stockholders’ Representative Expense Account as a fund from which the Stockholders’ Representative may pay any fees, expenses, costs or Liabilities it incurs in performing its duties and obligations under this Agreement by or on behalf of any or all Stockholders, including legal, accounting and other consulting fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement. At such time as all payments have been settled pursuant to Section 2.7 and all indemnification claims have been finally resolved, the Stockholders’ Representative shall distribute any remaining funds in the Stockholders’ Representative Expense Account after payment of all fees and expenses of the Stockholders accordance with their respective Pro Rata Share.

(d)            For all purposes of this Agreement, Purchaser and each of its Affiliates shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative or any other actions required or permitted to be taken by the Stockholders’ Representative under this Agreement or in connection with any of the transactions and other matters contemplated by this Agreement.

(e)            The Stockholders’ Representative may resign from its capacity as the Stockholders’ Representative at any time by written notice delivered to Purchaser. If there is a vacancy at any time in the position of Stockholders’ Representative for any reason, such vacancy shall be filled by a vote of the Stockholders that held a majority of the Company Stock immediately prior to the Closing.

(f)             In the absence of deliberate fraud or willful misconduct, the Stockholders’ Representative shall not be liable to Purchaser or the Stockholders in its capacity as the Stockholders’ Representative for any liability of a Stockholder or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement. The Stockholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties under this Agreement, and without limiting the foregoing, it shall incur no liability in his capacity as Stockholders’ Representative to Purchaser or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholders shall severally, but not jointly, indemnify and hold harmless, in accordance with their respective Pro Rata Share, the Stockholders’ Representative from any and all losses, Liabilities and expenses (including the fees and expenses of counsel) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement.

(g)            The rights to indemnification and immunities of a Stockholders’ Representative under this Agreement shall survive the resignation or removal of the Stockholders’ Representative and the Closing or termination of this Agreement. All rights and powers of the Stockholders’ Representative under this Agreement shall survive the Closing or termination of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

Atlas Energy Solutions Inc.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

PURCHASER:

Atlas Sand Company, LLC

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

Wyatt Merger Sub I Inc.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

Wyatt Merger Sub 2, LLC

By:	/s/ John Turner
Name:	John Turner
Title:	Manager

[Signature Page to Stock Purchase Agreement]

COMPANY:

Hi-Crush Inc.

By:	/s/ Dirk Hallen
Name:	Dirk Hallen
Title:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

Clearlake Capital Partners V Finance, L.P.

By:	/s/ Fred Ebrahemi
Name:	Fred Ebrahemi
Title:	General Counsel

REMAINCO:

HC Minerals Inc.

By:	/s/ Dirk Hallen
Name:	Dirk Hallen
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS:

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

PANDORA SELECT PARTNERS, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX CREDIT PARTNERS, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX GT FUND, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

PRE-CLOSING REORGANIZATION STEPS

Exhibit A

Exhibit B

FORM OF distribution participation award settlement AGREEMENT

Exhibit B

Exhibit C

FORM OF RESTRICTIVE COVENANT AGREEMENT

Exhibit C

Exhibit D

CLOSING STATEMENT

Exhibit D

Exhibit E

CONSIDERATION STATEMENT

Exhibit E

Exhibit F

FORM OF Letter of transmittal

Exhibit F1

EXHIBIT F2

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

Exhibit F2

Exhibit G

FORM OF REGISTRATION RIGHTS and Lock-Up AGREEMENT

Exhibit G

Exhibit G

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 2024, by and among Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), and each of the other parties listed on the signature pages hereto (the “Initial Holders”), and the other Holders (as defined below) that may become party hereto from time to time (each a “Party” and collectively, the “Parties”).

WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger, dated as of February 26, 2024 (the “Merger Agreement”), by and among HC Minerals Inc., a Delaware Corporation (“Purchaser”), the Company and Hi-Crush Inc. (“Hi-Crush”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement on the date hereof, as partial consideration for the acquisition of Hi-Crush by the Purchaser pursuant to the Merger Agreement, the Company issued to stockholders of Hi-Crush an aggregate of 9,711,432 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the Company has agreed to provide the Initial Holders with certain registration rights under the Securities Act (as defined herein).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Adoption Agreement” means an Adoption Agreement in substantially the form attached hereto as Exhibit A.

“Affiliate” of any specified Person means any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such specified Person. For the avoidance of doubt, for purposes of this Agreement, the Holders shall not be considered Affiliates of the Company.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Blackout Period” has the meaning set forth in Section 3(o).

“Block Trade” has the meaning set forth in Section 8.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the state of Texas or the state of New York are authorized or required to be closed by law or governmental action.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Securities” means any equity interest of any class or series in the Company.

“Control” (including its correlative meanings “controlling” or “controlled”) means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Notice” has the meaning set forth in Section 3(r).

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” means the period beginning on the Effective Date and expiring on the earlier of (A) 180 days (or three years if a Shelf Registration Statement is requested) after the Effective Date of such Registration Statement or (B) the date on which all Registrable Securities covered by such Registration Statement have been sold or otherwise disposed of or such Shares are no longer Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means each of the Initial Holders and/or any Permitted Transferee to whom registration rights conferred by this Agreement have been transferred in compliance with Section 9, in each case, for so long as such Person owns Registrable Securities; provided, however, that a Person shall cease to be a Holder when such Person owns less than 2% of the then outstanding shares of Common Stock and such Person may dispose of all Registrable Securities then owned by such Person, free of restrictions, without regard to Rule 144(b) (or any successor rule) under the Securities Act (i.e., such Person is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144).

“Holder Indemnified Persons” has the meaning set forth in Section 6(a).

“Holder Lock-Up Period” has the meaning set forth in Section 3(q).

“Initial Holders” has the meaning set forth in the preamble.

“Initiating Holder(s)” means the Holder(s) delivering the Underwritten Shelf Takedown Demand.

“Legend Removal Documents” has the meaning set forth in Section 3(s).

“Lock-Up Period” has the meaning set forth in Section 8.

“Losses” has the meaning set forth in Section 6(a).

“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager or managers of such Underwritten Offering or Overnight Underwritten Offering.

“Material Adverse Effect” has the meaning set forth in Section 2(b)(ii),

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act.

“Opt-Out Election” has the meaning set forth in Section 3(r).

“Overnight Underwritten Offering” means an Underwritten Offering that is expected to be launched after the close of trading on one Trading Day and priced before the open of trading on the next succeeding Trading Day.

“Parties” has the meaning set forth in the preamble.

“Permitted Transferee” means (a) any Affiliate of a Holder and (b) any of the direct or indirect partners, shareholders, members or other holders of other equity interests of any Holder, provided that in each case, such transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, estate, trust, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration Notice” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration Request” has the meaning set forth in Section 2(c)(i).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or, to the knowledge of the Company, to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include: (i) any Shares that have been registered under the Securities Act and disposed of pursuant to an effective Registration Statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (ii) any Shares that have been sold or transferred by the Holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; and (iii) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Statement” means a registration statement of the Company in the form required to register under the Securities Act and other applicable law the resale of the Registrable Securities in accordance with the intended plan of distribution of each Holder of Registrable Securities included therein, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” has the meaning set forth in Section 2(a)(i).

“Rule 144” means Rule 144, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 415” means Rule 415, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 424” means Rule 424, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430A” means Rule 430A, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430B” means Rule 430B, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430C” means Rule 430C, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (except as set forth in Section 5).

“Shares” means (i) the aggregate 9,711,432 shares of Common Stock issued to the Initial Holders pursuant to the terms of the Merger Agreement, (ii) any other shares of Common Stock issued to the Initial Holders in connection with the merger and (iii) and any other equity interests of the Company or equity interests in any successor of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company. For purposes of this Agreement, a Person shall be deemed to be a holder of Shares and such Shares shall be deemed to be in existence whenever such Person has the right to acquire such Shares (upon conversion, exchange or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Shares.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the Commission, and all amendments and supplements to such Registration Statement (including post-effective amendments), covering the Registrable Securities, as applicable.

“Suspension Period” has the meaning set forth in Section 10(b).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwritten Offering” means an underwritten offering of Common Stock for cash (whether an Underwritten Shelf Takedown or in connection with a public offering of Common Stock by the Company, stockholders or both) and excludes an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales.

“Underwritten Offering Piggyback Notice” has the meaning set forth in Section 2(c)(ii).

“Underwritten Piggyback Offering” has the meaning set forth in Section 2(c)(ii).

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(b)(i).

“Underwritten Shelf Takedown Demand” has the meaning set forth in Section 2(b)(i).

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(b)(ii).

“VWAP” means, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market for the five Trading Days immediately preceding, but excluding, such date.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections refer to Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

2. Registration.

(a) Shelf Registration.

(i) Subject to Section 3(o), the Company shall, as soon as reasonably practicable after becoming eligible for use of a registration statement on Form S-3, but in no event later than the later of (x) April 1, 2024 and (y) fifteen Business Days after the date on which audited carveout financial statements and reserve report are delivered for inclusion in the registration statement (the “Shelf Registration Filing Deadline”), file with the Commission a registration statement on Form S-3 (or any successor form or other appropriate form under the Securities Act), or, if the Company is not eligible for use of a registration statement on Form S-3 by the Shelf Registration Filing Deadline, a registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule thereto) (the “Resale Shelf Registration Statement”) covering the public resale of all of the Registrable Securities (determined as of the date hereof) on a delayed or continuous basis, which shall contain a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Resale Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is a well-known seasoned issuer (as defined in Rule 405) at the most recent applicable eligibility determination date).  The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Resale Shelf Registration Statement is available or, if not available, that another registration statement is available (which shall be considered the “Resale Shelf Registration Statement” for purposes of this Agreement), for the resale of all the Registrable Securities by the Holders until the expiration of the Effectiveness Period. When the Resale Shelf Registration Statement is effective, (a) such Resale Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) in the case of any prospectus contained in the Resale Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading. The Company may require, by written request, each Holder to promptly furnish in writing to the Company such information regarding the ownership or distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with the filing of the Resale Shelf Registration Statement or any amendment or supplement thereto. Notwithstanding anything herein to the contrary, the Company shall have the right to exclude from the Resale Shelf Registration Statement and any Underwritten Shelf Takedown the Registrable Securities of any Holder who does not comply with the provisions of the immediately preceding sentence.

(b) Request for Underwritten Shelf Takedown.

(i) Following the expiration of the Lock-Up Period, any Holder(s) shall have the option and right, exercisable by delivering a written notice to the Company (each an “Underwritten Shelf Takedown Demand”) to distribute all or a portion of their Registrable Securities in an Underwritten Offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Demand must set forth the number of Registrable Securities that the Initiating Holder(s) intends to include in such Underwritten Shelf Takedown and the intended methods of disposition thereof. Notwithstanding anything to the contrary herein, in no event shall the Company be required to effectuate an Underwritten Shelf Takedown unless the Registrable Securities of the Initiating Holder(s) and its respective Affiliates to be included therein have an aggregate value, based on the VWAP as of the date of the Underwritten Shelf Takedown Demand, of at least $50 million. The Managing Underwriter of an Underwritten Shelf Takedown shall be designated by the Company, provided, that such selection shall be subject to the consent of the Initiating Holder(s), which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company (i) is not obligated to effect more than a total of two Underwritten Shelf Takedowns during any 12-month period, (ii) will not be obligated to effect an Underwritten Shelf Takedown within 120 days of a previously granted Underwritten Shelf Takedown and (iii) is not obligated to effect more than a total of three Underwritten Shelf Takedowns.

(ii) Promptly, and in any event no later than three Business Days after receipt of an Underwritten Shelf Takedown Demand by the Company (or two Business Days if the Underwritten Shelf Takedown Demand is for an Overnight Underwritten Offering or “bought deal”), the Company shall notify all Holders (other than the Initiating Holder(s)) of such demand (the “Underwritten Shelf Takedown Notice”). Each such Holder that receives an Underwritten Shelf Takedown Notice shall have the opportunity to include in such Underwritten Shelf Takedown that number of Registrable Securities as such Holder may request in writing to the Company within three Business Days (or one Business Day if the Underwritten Shelf Takedown Demand is for an Overnight Underwritten Offering or “bought deal”) after the date that the Underwritten Shelf Takedown Notice was delivered to such Holder by the Company. If no request for inclusion from a Holder is delivered to the Company within the applicable response period provided in this Section 2(b)(ii), such Holder shall have no further right to participate in such Underwritten Shelf Takedown. Whether or not a Holder elects to participate in an Underwritten Shelf Takedown, receipt of any Underwritten Shelf Takedown Notice required to be provided in this Section 2(b)(ii) to Holders shall be kept confidential by the Holder (including that such notice has been delivered) until such time as the Underwritten Offering contemplated by such Underwritten Shelf Takedown Notice has been publicly announced or abandoned (notice of which, in the latter case, shall be provided promptly to such Holder). Subject to Section 2(d), the Company shall include in the Underwritten Shelf Takedown all Registrable Securities sought to be included in such Underwritten Shelf Takedown as identified by the Holders that have delivered appropriate notice thereof to the Company in accordance with this Section 2(b)(ii). Notwithstanding the foregoing, if the Underwritten Shelf Takedown Demand is for an Overnight Underwritten Offering or “bought deal” and the investment bank or Managing Underwriter advises the Company and the Initiating Holder(s) in writing that the giving of notice pursuant to the first sentence of this Section 2(b)(ii) would have a material adverse effect on the price or success of the offering (a “Material Adverse Effect”), no such notice shall be required (and the other Holders shall have no right to include their Registrable Securities in such Underwritten Shelf Takedown) and, for the avoidance of doubt, such offering shall not count as one of the permitted Underwritten Shelf Takedowns pursuant to Section 2(b)(i).

(iii)  At any time prior to the execution of an underwriting agreement with respect to any Underwritten Shelf Takedown, any participating Holder may withdraw its request for inclusion of its Registrable Securities therein. Any Underwritten Shelf Takedown Demand that is subsequently withdrawn by the Initiating Holder shall count as one of the permitted Underwritten Shelf Takedowns pursuant to Section 2(b)(i) unless (a) the Initiating Holder(s) (or another Holder or Holders) pays all Registration Expenses incurred in connection with such withdrawn offering through the date of such withdrawal, (b) during the offering process material adverse information regarding the Company is disclosed that was not known by the Initiating Holder at the time the Underwritten Shelf Takedown Demand was made or (c) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

(iv) Without limiting Section 3, in connection with any Underwritten Shelf Takedown pursuant to and in accordance with this Section 2(b), the Company shall (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Underwritten Shelf Takedown, including under the securities laws of such jurisdictions as the participating Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Underwritten Shelf Takedown on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the participating Holders to enable the participating Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(c) Piggyback Registration and Piggyback Underwritten Offering.

(i) If the Company shall at any time propose to file a registration statement under the Securities Act with respect to an offering of Common Stock (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer, a rights offering or any employee benefit or dividend reinvestment plan), whether or not for its own account, then the Company shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least five Business Days, except if the Registration Statement will be a Shelf Registration Statement, at least three Business Days, before) the anticipated filing date (the “Piggyback Registration Notice”). The Piggyback Registration Notice shall offer Holders the opportunity to include for registration in such registration statement the number of Registrable Securities as they may request in writing (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests for inclusion therein (“Piggyback Registration Request”) within three Business Days after sending the Piggyback Registration Notice. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration by giving written notice to the Company of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such registration statement and such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made. Any withdrawing Holder shall continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of Common Stock, all upon the terms and conditions set forth herein.

(ii) If the Company shall at any time propose to conduct an Underwritten Offering, whether or not for its own account, then the Company shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least two Business Days before in connection with a “bought deal” or Overnight Underwritten Offering or pursuant to a Shelf Registration Statement) the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Common Stock that are proposed to be registered (the “Underwritten Offering Piggyback Notice”). Receipt of any Underwritten Offering Piggyback Notice required to be provided in this Section 2(c)(ii) to Holders shall be kept confidential by the Holder until such proposed Underwritten Offering is (A) publicly announced or (B) such Holder receives notice that such proposed Underwritten Offering has been abandoned, which such notice shall be provided as reasonably practicable by the Company to each Holder. The Underwritten Offering Piggyback Notice shall offer Holders the opportunity to include in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request in writing (an “Underwritten Piggyback Offering”); provided, however, that in the event that the Company proposes to effectuate the subject Underwritten Offering pursuant to an effective Shelf Registration Statement of the Company other than an Automatic Shelf Registration Statement, only Registrable Securities of Holders which are subject to an effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering, unless the Company is then able to file an Automatic Shelf Registration Statement and in the reasonable judgment of the Company, the filing of the same including Registrable Securities of Holders that are not otherwise included in an effective Shelf Registration Statement would not have a Material Adverse Effect on the price, timing or distribution of the Common Stock in such Underwritten Piggyback Offering. The Company shall use commercially reasonable efforts to include in each such Underwritten Piggyback Offering such Registrable Securities for which the Company has received written requests for inclusion therein within three Business Days after sending the Underwritten Offering Piggyback Notice (or one Business Day in connection with a “bought deal” or Overnight Underwritten Offering). Notwithstanding anything to the contrary in this Section 2(c)(ii), if the Underwritten Offering pursuant to this Section 2(c)(ii) is a “bought deal” (other than a variable price reoffer) or Overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2(c)(ii) would have an adverse effect on the price, timing or distribution of the Common Stock in such Underwritten Offering, no such notice shall be required. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from an Underwritten Piggyback Offering at any time, and such Holder shall continue to have the right to include any Registrable Securities in any subsequent Underwritten Offerings, all upon the terms and conditions set forth herein. For the avoidance of doubt, the piggyback rights provided herein are not subject to the Lock-Up Period or any of the restrictions contained in Section 8 of this Agreement.

(iii) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Registration Statement. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4 hereof.

(d) Priority in Underwritten Offerings. In connection with an Underwritten Offering, which, for the avoidance of doubt, includes an Underwritten Shelf Takedown, if the Managing Underwriter of any such Underwritten Offering advises the Company, and the Company advises the Holders in writing, that the total amount of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) that the Holders and any other Persons (including the Company) intend to include in such Underwritten Offering (and any related registration, if applicable) exceeds the number that can be included in such Underwritten Offering without being reasonably likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), then the Common Stock to be included in such Underwritten Offering (in each case subject to the other terms and provisions of this Agreement) shall include the number of shares of Common Stock that such Managing Underwriter advises the Company can be sold without having such adverse effect, with such number to be allocated as follows (in each case, with respect to such Persons that have validly requested to include shares of Common Stock in such Underwritten Offering in accordance with this Agreement or otherwise pursuant to rights of registration granted by the Company):

(i) if the offering was initiated for and on behalf of the Company:

(A) first, to the Company; and

(B) second, to the Holders and to all other holders of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) entitled to participate in such Underwritten Offering, pro rata in accordance with the number of Registrable Securities then held by each such Holder and the number of shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) then held by such other holders;

(ii) in the case of an Underwritten Shelf Takedown:

(A) first, to the Holders, pro rata based on the relative number of Registrable Securities then held by each such Holder;

(B) second, to the Company; and

(C) third, pro rata among all other holders of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) entitled to participate in such Underwritten Offering, pro rata in accordance with the number of shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), collectively, then held by such other holders;

(iii) if the offering was not initiated for and on behalf of the Company and was initiated for and on behalf of any holder of registration rights (other than any Holder):

(A) first, to such other holders, pro rata based on the number of shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), collectively, held by such other holders;

(B) second, to the Company; and

(C) third, pro rata among all other holders of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) and the Holders proposed to be included in such offering based on the number of shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) and Registrable Securities, as applicable, collectively, held by such other holders and the Holders.

3. Registration and Underwritten Offering Procedures.

The procedures to be followed by the Company and each Holder electing to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Company and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement and the effectuation of any Underwritten Offering, are as follows:

(a) In connection with the Resale Shelf Registration Statement, the Company will, at least five Business Days prior to the anticipated filing of such Resale Shelf Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Resale Shelf Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Resale Shelf Registration Statement) (for purposes of this subsection, supplements and amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act or any amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), (i) furnish to such Holders copies of all such documents prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(b) In connection with a Piggyback Registration, Underwritten Piggyback Offering or an Underwritten Shelf Takedown, the Company will, at least three Business Days (or one Business Day in the case of any Overnight Underwritten Offering or “bought deal”) prior to the anticipated filing of any initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), as applicable, (i) furnish to such Holders copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto) prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(c) The Company will use commercially reasonable efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling stockholders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company.

(d) The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(e) The Company will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i) (A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; (B) when the Commission notifies the Company whether there will be a “review” of the applicable Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling stockholders); and (C) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence (but not the details) of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of such Registration Statement, or include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of the Prospectus (provided, however, that no notice by the Company shall be required pursuant to this clause (v) in the event that the Company either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of such Registration Statement, or including any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of the Prospectus).

(f) The Company will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(g) During the Effectiveness Period, the Company will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company will not have any obligation to provide any document pursuant to this Section 3(g) that is available on the Commission’s EDGAR system.

(h) The Company will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Company for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. Subject to the terms of this Agreement, including Section 10(b), the Company consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto.

(i)   In connection with any Underwritten Shelf Takedown, the Company will use commercially reasonable efforts to procure and provide a copy to each Holder of any customary legal opinions, auditor “comfort” letters and reports of the independent mining engineers and geologists of the Company relating to the mineral reserves of the Company included in the Registration Statement if the Company has had its reserves prepared, audited or reviewed by an independent mining engineer or geologist as the Managing Underwriter reasonably requests.

(j) Upon the occurrence of any event contemplated by Section 3(e)(v), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor will any Prospectus include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) With respect to Underwritten Offerings, subject to the right of a Holder to withdraw such Holder’s Registrable Securities from an Underwritten Offering in accordance with the terms of this Agreement, (i) the right of any Holder to include such Holder’s Registrable Securities in an Underwritten Offering shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (ii) each Holder participating in such Underwritten Offering severally agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the Managing Underwriter hereunder and (iii) each Holder participating in such Underwritten Offering severally agrees to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents customarily and reasonably required under the terms of such underwriting arrangements. Any such underwriting agreement to be entered into among the Company, managing underwriter of such offering and each Holder participating in such Underwritten Offering shall contain representations and warranties by such Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions on the part of selling stockholders. The Company hereby agrees with each Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions, auditor “comfort” letters and reports of the independent mining engineers and geologists of the Company relating to the mineral reserves of the Company included in the Registration Statement if the Company has had its reserves prepared, audited or reviewed by an independent mining engineer or geologist.

(l) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Company will make available, upon reasonable notice at the Company’s principal place of business or such other reasonable place, for inspection during normal business hours by a representative or representatives of the selling Holders, the Managing Underwriter and any attorneys or accountants retained by such selling Holders or underwriters, all such financial and other information and books and records of the Company, and cause the officers, employees, counsel, independent certified public accountants and independent mining engineers and geologists of the Company to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless disclosure of such information is required by court or administrative order or, in the opinion of counsel to such Person, law, in which case, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure.

(m) In connection with any Underwritten Shelf Takedown, the Company will use commercially reasonable efforts to take such actions as the Holders reasonably request in order to expedite or facilitate the disposition of the Registrable Securities subject to such Underwritten Shelf Takedown and to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(n) Each Holder agrees to furnish to the Company any other information regarding the Holder and the distribution of such securities as the Company reasonably determines is required to be included in any Registration Statement or any Prospectus or prospectus supplement relating to an Underwritten Offering.

(o) Notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or effect an Underwritten Shelf Takedown (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 90 days if (i) the Board determines that a postponement is in the best interest of the Company and its stockholders generally due to a pending financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries (including a pending securities offering by the Company), (ii) the Board determines such registration would render the Company unable to comply with applicable securities laws or (iii) the Board determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided that in no event shall any Blackout Periods, any Suspension Periods and any Holder Lock-Up Periods collectively continue for more than 120 days in the aggregate during any consecutive 12-month period. Each Holder agrees that the receipt of any notice pursuant to this Section 3(o) does not constitute MNPI, but nevertheless shall be kept confidential and not be disclosed without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(p) In connection with an Underwritten Offering, the Company will use commercially reasonable efforts to provide to each Holder named as a selling securityholder in any Registration Statement, if requested, a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent mining engineers and geologists of the Company relating to the mineral reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering, not later than the Business Day prior to the effective date of such Registration Statement.

(q) In connection with any Underwritten Offering, any Holder that together with its Affiliates owns 10% or more of the outstanding Common Stock, shall execute a customary “lock-up” agreement with the underwriters of such Underwritten Offering containing a lock-up period equal to the shorter of (A) the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Common Stock contractually agrees to with the underwriters of such Underwritten Offering not to sell any securities of the Company following such Underwritten Offering and (B) 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering (each such period, a “Holder Lock-Up Period”).

(r) Notwithstanding anything to the contrary in this Agreement, any Holder may make a written election (an “Opt-Out Election”) to no longer receive from the Company any Underwritten Shelf Takedown Notice, Piggyback Registration Notice or Underwritten Offering Piggyback Notice (each, a “Covered Notice”), and, following receipt of such Opt-Out Election, the Company shall not be required to, and shall not, deliver any such Covered Notice to such Holder from the date of receipt of such Opt-Out Election and such Holder shall have no right to participate in any Registration Statement or Underwritten Offering as to which such Covered Notices pertain. An Opt-Out Election shall remain in effect until it has been revoked in writing and received by the Company. A Holder who previously has given the Company an Opt-Out Election may revoke such election at any time in writing, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Elections.

(s) The restrictive legend on any Shares covered by this Agreement shall be removed if (a) such Shares are sold pursuant to an effective Registration Statement, (b) a Registration Statement covering the sale of such Shares is effective under the Securities Act or the Shares may be resold pursuant to Rule 144 subject only to compliance with paragraph (c) of Rule 144 (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the six-month holding period under Rule 144) and the applicable Holder delivers to the Company a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Shares pursuant to such effective Registration Statement or Rule 144 and will, upon request following any lapse of effectiveness of such Registration Statement or lapse of availability of Rule 144, cooperate with the Company to not make sales pursuant to such Registration Statement until such Registration Statement again becomes effective or until Rule 144 is available, (c) such Shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144) or (d) such Shares are being sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the legends on such Shares pursuant to this Section 3(s) as soon as reasonably practicable after the delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents), including, without limitation, by delivering an instruction letter and an opinion of counsel to the Company to the Company’s transfer agent no later than one Trading Day following the delivery of such notice. The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 3(s) (including, without limitation, costs of counsel of the Company and any fees required for processing of any instruction letter delivered by the Company); provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.

4. No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement (except any agreements, if any, publicly filed via the Commission’s EDGAR filing system on or before the date hereof) with respect to its securities that is inconsistent in any material respect with the rights granted to the Holders by this Agreement.

5. Registration Expenses. Subject to the last sentence of Section 3(s), all Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with the Resale Shelf Registration Statement or any Underwritten Shelf Takedown, Piggyback Registration or Underwritten Piggyback Offering (in each case, excluding any Selling Expenses) shall be borne by the Company, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market, (B) in compliance with applicable state securities or “Blue Sky” laws and (C) with respect to filings with The Financial Industry Regulation Authority), (ii) printing expenses (including expenses of printing certificates for Company Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors, accountants and independent mining engineers and geologists for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, (vii) the fees and expenses of one law firm of national standing selected by the Holders owning the majority of the Registrable Securities to be included in any such registration or offering, subject to a maximum fee of $75,000 per Registration Statement filed pursuant to Section 2, and (viii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

6. Indemnification.

(a) The Company shall indemnify and hold harmless each Holder, its Affiliates and each of their respective officers and directors and any agent thereof, and each other Person, if any, who Controls any Holder within the meaning of the Securities Act (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or Proceedings, whether civil, criminal, administrative or investigative, in which any Holder Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the Effective Period), or arising out of or based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, in the case of the Registration Statement, or arising out of or based upon the omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the Effective Period); provided, however, that the Company shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability the Company may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person or any indemnified party and shall survive the transfer of such securities by such Holder. Notwithstanding anything to the contrary herein, this Section 6 shall survive any termination or expiration of this Agreement indefinitely.

(b) In connection with any Registration Statement in which a Holder participates, such Holder shall, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors and any agent thereof, and each other Person, if any, who Controls the Company within the meaning of the Securities Act, to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of or based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, in the case of the Registration Statement, or arising out of or based upon the omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to the Company by such Holder expressly for use therein. This indemnity shall be in addition to any liability such Holder may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder from the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

7. Facilitation of Sales Pursuant to Rule 144. The Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

8. Lock-Up. Each of the Holders agrees that he, she or it will not, during (and to the extent prohibited by the terms of this Section 8) the Lock-up Period, (i) lend, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Registrable Securities held by such Holder; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Securities or other securities, in cash, or otherwise; or (iii) publicly announce the intention to effect any of the transactions covered in clause (i) and (ii) above; provided, that a Holder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Registrable Securities so long as such plan does not provide for the transfer of Registrable Securities during the Lock-up Period; provided, further, that nothing herein shall prohibit any Holder from (A) pledging any Registrable Securities in connection with such Person’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives Common Stock following the exercise of remedies shall not be subject to the restrictions set forth in this Section 8), (B) transferring any Registrable Securities as a distribution or transfer to general partners, limited partners, members or stockholders of any Holder, or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by any such Holder, or to any Affiliate under common control or management with any such Holder, (C) transferring any Registrable Securities in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property, (D) electing to dispose of Registrable Securities pursuant to a block trade with reasonably expected gross proceeds of at least $20 million from such block trade (a “Block Trade”) provided, that the recipient of the Registrable Securities pursuant to such Block Trade agrees to be bound in writing by the restrictions in this Section 8, (E) electing to exercise his or her rights pursuant to Section 2(c) to include Registrable Securities in any Piggyback Registration or Underwritten Piggyback Offering, (F) (x) transferring Registrable Securities pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all Holders of the Company’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Board of the Company the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company and (y) entering into any lockup, voting or similar agreement pursuant to which the Holder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Registrable Securities shall remain subject to the restrictions contained in this Section 8), or (G) transferring any Registrable Securities by operation of law or pursuant to a final order of a court or regulatory agency; provided, further, that, in the case of the foregoing clauses (A) through (C), (1) each such transferee agrees to be bound in writing by the restrictions set forth in this Section 8, (2) any such transfer shall not involve a disposition for value and (3) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act). For purposes of this Section 8, the term “Lock-Up Period” shall mean the period beginning on the date hereof and ending on the 90th day hereafter.

9. Transfers of Registration Rights.  The provisions hereof will inure to the benefit of, and be binding upon, the successors and assigns of each of the Parties, except as otherwise provided herein; provided, however, that the registration rights granted hereby may be transferred only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with the express prior written consent of the Company, provided, in each case, that any such transferee shall not be entitled to the rights provided in this Agreement unless such transferee of registration rights hereunder agrees to be bound by the terms and conditions hereof and executes and delivers to the Company a duly executed Adoption Agreement. Notwithstanding anything to the contrary contained in this Section 9, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 9.

10. Miscellaneous.

(a) Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Subject to the last sentence of Section 3(o), each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(e), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 3(j) or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”). The Company may provide appropriate stop orders to enforce the provisions of this Section 10(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Holders that hold a majority of the Registrable Securities as of the date of such waiver or amendment; provided, that any waiver or amendment that would have a disproportionate adverse effect on a Holder relative to the other Holders shall require the consent of such Holder. The Company shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 10(d) prior to 5:00 p.m. Central Time on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. Central Time on any date and earlier than 11:59 p.m. Central Time on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Atlas Energy Solutions Inc.
Attention: Dathan Voelter
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
Electronic mail: ***

With copy to:	Vinson & Elkins L.L.P.
Attention: Thomas G. Zentner
200 West 6th Street, Suite 2500
Austin, Texas 78701
Electronic mail: ***

If to any Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto).

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 10, this Agreement, and any rights or obligations hereunder, may not be assigned by any Holder without the prior written consent of the Company (acting through the Board). The Company may not assign its rights or obligations hereunder without the prior written consent of a majority in interest of the Holders.

(f) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the state of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the state of Delaware and the United States District Court for the district of Delaware and the appellate courts therefrom for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

(l) Limitation on Subsequent Registration Rights. The Company shall not grant any registration rights to any third party if such registration rights are senior to or are inconsistent with the registration rights granted to the Holders under this Agreement.

(m) Termination. Except for Section 6, this Agreement shall terminate as to any Holder on the earlier of (i) the date all Registrable Securities held by such Holder no longer constitute Registrable Securities, (ii) the date such Holder ceases to be a Holder hereunder or (iii) the third anniversary of the date hereof.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Atlas Energy Solutions Inc.

By:
Name:	John Turner
Title:	President and Chief Financial Officer

HOLDERS:

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [____], 2024, among Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), the Initial Holders and the other Holders party thereto (as it may be amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock subject to the terms and conditions of the Registration Rights Agreement.

2.	Agreement. Transferee (a) agrees that the shares of Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. All notices, requests, claims, demands, waivers and other communications under the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and in the Registration Rights Agreement.

Signature:

Name:

Address:
Contact person:
Telephone number:
E-mail address:

Exhibit H

FORM OF TRANSITION SERVICES AGREEMENT

Exhibit H

Exhibit I1

FORM OF Deferred Cash Consideration Note

Exhibit I1

Exhibit I-1

Execution Version

THIS SECURED SELLER NOTE IS SUBJECT TO CERTAIN SET-OFF RIGHTS AS SET FORTH BELOW AND IN THE MERGER AGREEMENT REFERRED TO BELOW.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF BORROWER CONSENT OR REGISTRATION OF THIS SECURITY UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

SECURED SELLER NOTE

$[__________]	_____________,2024

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Atlas Sand Company, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the Agent, on behalf of the Persons listed on Schedule 1 hereto and their registered assigns (collectively, the “Noteholders,” and together with the Borrower, the Guarantor (as defined below), and the Agent (as defined below) the “Parties”), the aggregate principal amount of [___________________] AND 00/100 DOLLARS ($[___________]) (as (w) reduced pursuant to the terms of Section 3 (including as a result of any payment, prepayment or setoff), (x) increased pursuant to one or more elections by the Borrower to pay PIK Interest in accordance with Section 5.1, (y) increased by any Refund Amount in accordance with Section 3.3(c), or (z) increased or decreased by Specified Principal Adjustments in accordance with Section 3.3(d), the “Principal”), together with all accrued interest thereon as provided in this Secured Seller Note (this “Note”). This Note constitutes the Deferred Cash Consideration Note referenced in the Merger Agreement (as defined below).

1.            Definitions; Interpretation.

1.1            Capitalized terms used herein shall have the meanings set forth in this Section 1.1. Other capitalized terms used herein, but not otherwise defined herein, shall have the meaning given to such terms in the Merger Agreement.

“Agent” means U.S. Bank Trust Company, National Association, in its capacity as administrative agent and collateral agent for the Noteholders under the Note Documents.

“Applicable Portion” means, with respect to any Indemnification Principal Reduction, an amount of Principal equal to the applicable Final Loss Amount.

“Applicable Rate” means (i) with respect to the payment of Cash Interest, 5.0% per annum, and (ii) with respect to the payment of PIK Interest, 7.0% per annum.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, (c) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity or (d) a governmental, church, non-U.S. or other plan that is subject to Similar Law.

“Borrower” has the meaning set forth in the introductory paragraph.

“Cash Interest” has the meaning attributed to such term in Section 5.1.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral.

“Claimed Amount” has the meaning attributed to such term in Section 3.3(b).

“Closing Date” has the meaning attributed to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Trust Property” as defined in the Mortgage.

“Company” means Hi-Crush Inc., a Delaware corporation.

“Controlling Person” means a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the Borrower or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any “affiliate” of such a person as defined in the Plan Asset Regulations (other than any Benefit Plan Investor)).

“Debt” means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except current trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases or finance leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person; and (h) indebtedness set out in clauses (a) through (g) of any Person secured by any Lien on any asset of the other Person.

“Default” means the occurrence of any event or the existence of any circumstances that would, with the giving of notice, lapse of time, or both, unless cured or waived during such time, become an Event of Default.

“Default Rate” means the Applicable Rate for Cash Interest plus 2% per annum.

“Disposition” means the sale, transfer, license, lease or other disposition of any Collateral.

“Dispute Period” means the period commencing on the date a Purchaser Indemnitee that is any of Parent, Borrower, an Acquired Company or any of their respective Affiliates has made an Indemnification Claim and ending on the earlier of (a) the date a Final Determination is made with respect to such Indemnification Claim or (b) the date on which the applicable Indemnifying Parties otherwise satisfy such Indemnification Claim in accordance with Article XI of the Merger Agreement.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Permitted Investor” means an (A) an insurance company (i) purchasing an interest in this Note with funds from a general account less than 15% of whose assets constitute, and less than 15% of whose assets will constitute for so long as such beneficial owner holds an interest in such securities, “plan assets” for purposes of the Plan Asset Regulations, (ii) whose acquisition, holding and disposition of its interest in this Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (iii) that is not a Controlling Person or (B) a governmental, church, non-U.S. or other plan, whose acquisition, holding and disposition of an interest in this Note does not and will not constitute or give rise to a non-exempt violation of any Similar Law and will not cause the Borrower to be subject to Similar Law.

“Event of Default” has the meaning set forth in Section 11.

“Excepted Liens” means (a) immaterial title deficiencies and easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Collateral for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines and other means of ingress and egress for the removal of gas, oil, coal, other minerals or sand or timber, and other like and/or usual and customary purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and leases or subleases of real property and any interest or title of a lessee or sublessee under any such lease or sublease, in each case, which in the aggregate do not materially impair the use of such Collateral for the purposes of which such Collateral is held by the Borrower or any of the other Note Parties or materially impair the value of such Collateral subject thereto and (b) judgment and attachment Liens not giving rise to an Event of Default.

“Existing ABL Credit Agreement” means that certain Loan, Security and Guaranty Agreement, dated as of February 22, 2023, by and among Atlas Sand Company, LLC, a Delaware limited liability company (“Atlas Sand Company”), the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time in a manner permitted pursuant to the Intercreditor Agreement.

“Existing Credit Agreements” means, collectively, the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement.

“Existing Term Loan Credit Agreement” means that certain Credit Agreement dated as of July 31, 2023, among Atlas Sand Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Stonebriar Commercial Finance LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time in a manner permitted pursuant to the Intercreditor Agreement.

“Guarantor” means Hi-Crush Permian Sand LLC, a Delaware limited liability company.

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“Indemnification Claim” a claim for indemnification pursuant to Section 11.2(a) or 11.2(b) of the Merger Agreement.

“Indemnification Principal Reduction” has the meaning attributed to such term in Section 3.3(a).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof, among the Agent, the agent under each Existing Credit Agreement and agreed and acknowledged by the Note Parties, as amended or otherwise modified from time to time in accordance with the terms thereof.

“Interest Payment Date” has the meaning attributed to such term in Section 5.1.

“Legal Expenses Limitation” with respect to any obligation in any Note Document of a Note Party to pay or reimburse any legal fees or expenses of the Agent and the Noteholders, that such obligation shall be limited to the documented out-of-pocket fees and expenses of (a) one primary counsel and one local counsel for each relevant jurisdiction as may be necessary in the reasonable judgment of Agent, and one specialty counsel acting in each reasonably necessary specialty area as determined in the reasonable judgment of Agent and (b) one primary counsel and one local counsel for all Noteholders (taken as a whole) for each relevant jurisdiction as may be necessary in the reasonable judgment of the Noteholders, and one specialty counsel for all Noteholders acting in each reasonably necessary specialty area as determined in the reasonable judgment of the Noteholders.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of Borrower and the Guarantor taken as a whole, (b) the ability of (i) the Borrower to perform its payment obligations under any Note Document or (ii) the Note Parties, taken as a whole, to perform any of their material obligations under any Note Document, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Agent and the Noteholders, taken as a whole, under this Note or the other Note Documents.

“Maturity Date” means the earlier of (a) January 31, 2026 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 12.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of February 26, 2024, by and among the Borrower, Atlas Energy Solutions Inc., a Delaware corporation, Wyatt Merger Sub 1 Inc., a Delaware corporation, Wyatt Merger Sub 2, LLC, a Delaware limited liability company, the Company, HC Minerals Inc., a Delaware corporation, and the other parties named therein.

“Mortgage” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases dated as of even date hereof granted by Guarantor, as grantor, for the benefit of the Agent, as beneficiary (as amended, restated, or otherwise modified from time to time).

“Net Cash Proceeds” means 100% of the cash proceeds actually received by the Note Parties from any Casualty Event or Disposition of Collateral, net of (a) reasonable and customary transaction expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such Disposition or Casualty Event), (b) amounts set aside as a reserve, in accordance with, and as required by, GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition and (c) in the case of insurance settlements, the amount of any deductibles or co-payments paid or payable by the Note Parties.

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“Note” has the meaning set forth in the introductory paragraph.

“Note Documents” means (a) this Note (including all certificates and requests delivered in connection this Note and all exhibits and schedules to this Note), (b) the Mortgage, (c) the Intercreditor Agreement, (d) the Parent Guaranty, and (e) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

“Non-Permitted Holder” means any Person that (a) is not eligible or qualified to be a Noteholder at the time it acquires an interest in this Note or (b) made representations or was deemed to have made representations for purposes of ERISA, Section 4975 of the Code or Similar Laws in any agreement, representation letter or assignment or transfer certificate, or by virtue of deemed representations, that are or become untrue.

“Note Parties” means Borrower and Guarantor. For the avoidance of doubt, Parent Guarantor shall not be a Note Party.

“Noteholders” has the meaning set forth in the introductory paragraph.

“Obligations” means all unpaid Principal and accrued and unpaid interest thereon, accrued and unpaid expenses (to the extent reimbursable under any Note Document) and indemnities (including interest and fees accruing during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding), and all other obligations and liabilities of any kind, in each case of any of the Note Parties, individually or collectively, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, now existing or hereafter arising or incurred, in each case, under this Note or any other Note Document.

“Parent Guarantor” means Atlas Energy Solutions Inc., a Delaware corporation.

“Parent Guaranty” means that certain Parent Guaranty Agreement, dated as of the date hereof, executed by Parent Guarantor in favor of the Agent for the benefit of the Noteholders, pursuant to which the Parent Guarantor unconditionally guarantees on an unsecured basis, the payment of the Obligations, as such agreement may be amended or modified from time to time.

“Parties” has the meaning set forth in the introductory paragraph.

“Plan Asset Regulations” means the regulations promulgated at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Permitted Liens” means:

(a) Liens and security interests in favor of the Agent securing the Obligations (collectively, the “Agent’s Lien”);

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(b)            Liens that do not have priority over the Agent’s Lien securing Debt outstanding under the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement and that are subject to the Intercreditor Agreement;

(c)            Liens for taxes, assessments, other governmental charges or levies, and Liens in connection with workers’ compensation, unemployment insurance, or other social security, old age pension or public liability obligations or similar legislation, in each case which are either not yet overdue by more than 90 days or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP (i.e., “which are Not Risks”);

(d)            landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or similar Liens, in each case, arising in the ordinary course of business and which are Not Risks;

(e)            contractual Liens which arise in the ordinary course of business under real property leases, operating agreements, joint venture agreements, mineral leases, contracts for the sale, transportation or exchange of sand or minerals, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, supply agreements, seismic or other geophysical permits or agreements, and other agreements which are or have become usual and customary in the sand extracting, producing, processing, developing and/or marketing business and are for claims which are Not Risks;

(f)            Liens encumbering any of the Collateral immediately prior to the consummation of the Acquisition that were not terminated in connection with the consummation of the Acquisition or required to be terminated pursuant to the terms of the Merger Agreement;

(g)            Excepted Liens; and

(h)            other Liens not otherwise described under clauses (a) through (g) above so long as the outstanding amount of Debt and other obligations secured by Liens under this clause (h) shall not exceed $500,000 in the aggregate at any time.

“PIK Interest” has the meaning attributed to such term in Section 5.1.

“Principal” has the meaning set forth in the introductory paragraph.

“Qualified Affiliate” means any Affiliate of a Noteholder that, as of the date of any assignment to such Affiliate, all representations set forth in clauses (a) through (c) in Section 10 with respect to such Affiliate are true and correct.

“Recouped Interest Amount” means, with respect to any Indemnification Claim that results in an Indemnification Principal Reduction, an amount equal to (a) the aggregate amount of interest paid by the Borrower (whether as Cash Interest or PIK Interest) with respect to the Applicable Portion from the Closing Date to the date of the applicable Indemnification Principal Reduction minus (b) the amount of interest withheld and not paid by the Borrower with respect to such Indemnification Claim in accordance with Section 3.3(b).

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“Refund Amount” means the amount of any Tax refund or credit received by Parent or its Affiliates to which RemainCo or the Stockholders are entitled while this Note remains outstanding, as determined in accordance with Section 12.1(b)(iv) of the Merger Agreement.

“Register” has the meaning attributed to such term in Section 13.6.

“Required Noteholders” means two or more unaffiliated Noteholders holding in the aggregate at least 50% of the then outstanding Principal. The Agent shall have no obligation to determine whether any Noteholders are unaffiliated and is entitled to rely solely upon any certificate from any Noteholder as to whether such Noteholders constitute Required Noteholders.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the present fair salable value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Principal Adjustment” has the meaning attributed to such term in Section 3.3(d).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or, when the laws of any other State govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such State.

1.2            Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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2.            Purchase/Seller Financing. Subject to the terms and conditions set forth in the Merger Agreement, (a) the Borrower has agreed to acquire the Company on the Closing Date and (b) as part of the consideration for such acquisition, the Borrower has agreed to issue and deliver this Note to the Agent, for the benefit of the Noteholders, in the principal amount for each Noteholder set forth on Schedule 1, for the benefit of the Stockholders, on the Closing Date in partial fulfillment of Borrower’s obligations to the Stockholders under the Merger Agreement.

3.            Payment Dates; Optional Prepayments.

3.1            Repayment. The aggregate unpaid Principal amount of this Note and all other Obligations shall be payable in full on the Maturity Date; provided that if any Indemnification Claim is outstanding on and as of the Maturity Date and the applicable Indemnified Party is any of the Borrower, the Subsequent Survivor or any of their respective Affiliates, (a) the Borrower shall be entitled to withhold an aggregate amount of Principal and accrued but unpaid interest on the Maturity Date equal to the applicable Claimed Amount until a Final Determination with respect to such Claimed Amount has been obtained, (b) the effect of such Indemnification Claim and any Final Determination with respect thereto under this Note shall be determined in accordance with Section 3.3 and (c) the remaining outstanding Principal balance on this Note together with all accrued and unpaid interest, if any, after giving effect to any Indemnification Principal Reduction with respect to such Claimed Amount shall be paid by the Borrower to the applicable Noteholders in cash within one Business Day of the date of the applicable Final Determination. Borrower and the Required Noteholders shall jointly notify and certify to the Agent in writing of any Indemnification Principal Reduction and when received by the Agent, the Agent is entitled to fully rely on the certifications set forth in such notice (and the Agent shall be fully protected in taking any actions in reliance on such notice), however, the Agent shall have no obligation or liability of any kind with respect to any Indemnification Principal Reduction or applicable Final Determination.

3.2            Prepayments.

(a)            The Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Borrower shall notify Agent at least three Business Days prior to the date of prepayment in whole or part.

(b)            In the event that any Note Party receives Net Cash Proceeds from any Disposition of Collateral or any Casualty Event with respect to Collateral, the Borrower shall prepay outstanding Principal in an amount equal to 100% of the amount of such Net Cash Proceeds within three (3) Business Days of Borrower’s receipt of such Net Cash Proceeds; provided that (i) no prepayment shall be required under this Section 3.2(b) in connection with any Disposition (or series of related Dispositions) or Casualty Event resulting in a Note Party’s receipt of less than $100,000 in Net Cash Proceeds, individually, or $500,000 in Net Cash Proceeds, in the aggregate for all such Dispositions or Casualty Events during the term of this Note, or and (ii) in the case of a Casualty Event, so long as no Event of Default under Section 11.1 or 11.6 shall have occurred and be continuing, the Borrower shall be permitted to apply the Net Cash Proceeds received by the Borrower or any other Note Party in connection with such Casualty Event to repair or replace the property affected by such Casualty Event within 180 days following such receipt or to reimburse the Borrower or the applicable Note Party for amounts expended to repair or replace such property prior to receipt of such Net Cash Proceeds; provided, however, if such Net Cash Proceeds are not so reinvested (or contractually committed to be reinvested) within such 180-day period, such Net Cash Proceeds shall be applied by the Borrower to prepay outstanding Principal under this Note; provided, further that until so reinvested, such Net Cash Proceeds shall at all times be held by such Note Party in a deposit account segregated from other funds of such Note Party subject to the control of the Agent for the benefit of the Noteholders. The Borrower agrees that such repaired or replacement property shall constitute Collateral and the Note Parties agree to take such actions as are necessary and as Agent may reasonably request to perfect Agent’s Lien in such Collateral.

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(c)            All payments under this Section shall be accompanied by accrued interest on the Principal amount prepaid.

3.3            Setoff; Refund Amount Increase; Principal Adjustments.

(a)            Notwithstanding any other provisions set forth herein or in any other Note Document, the Noteholder hereby acknowledges and agrees that any amounts owing from time to time hereunder by the Borrower to the Noteholder shall be subject to the set-off rights of the Borrower to the extent provided in Section 11.4 of the Merger Agreement. Without duplication of Section 11.4 of the Merger Agreement, but for purposes of clarity, on the date of any Final Determination, if the applicable Indemnified Party is any of the Borrower, the Subsequent Survivor or any of their respective Affiliates and this Note remains outstanding, the outstanding Principal amount of this Note shall be reduced on such date by an amount equal to the sum of (i) the applicable Final Loss Amount plus (ii) the Recouped Interest Amount with respect thereto without any further action by the Borrower or the Noteholder (such reduction, an “Indemnification Principal Reduction”). An Indemnification Principal Reduction shall satisfy the applicable Indemnifying Party’s obligation to indemnify the applicable Indemnified Party for the applicable Indemnification Claim.

(b)            In addition to the Indemnification Principal Reduction provisions contained in Section 3.3(a), the Borrower shall be entitled to withhold amounts payable by it to Noteholder under this Note during a Dispute Period, including interest payable in accordance with Section 5, in an amount not to exceed the aggregate amount, without duplication, of monetary damages (including legal fees and court costs) sought in connection with the applicable Indemnification Claim (the “Claimed Amount”) and interest shall not accrue on an amount of Principal equal to the Claimed Amount during the Dispute Period (subject to recoupment as described herein). At the end of the applicable Dispute Period, (i) the applicable Indemnification Principal Reduction, if any, shall become effective and (ii) the Borrower shall pay to Noteholder all amounts previously withheld in excess of the applicable Final Loss Amount, if any, together with the amount of interest thereon that would have accrued at the Applicable Rate from the first day of the applicable Dispute Period through and including the date of payment; provided it is understood and agreed the Borrower may elect to make any such interest payments as PIK Interest. The Borrower shall notify and certify to the Agent and the Stockholder Representative in writing of a Claimed Amount and the effective date of the related Dispute Period (the “Borrower Notice”). Unless the Agent shall have received written notice from the Stockholder Representative specifying its objection thereto (the “SR Objection Notice”) prior to the date that is five (5) Business Days after the date of the Agent receives the Borrower Notice (the “SR Objection Period”), the Agent is entitled to fully rely on the certifications set forth in the Borrower Notice (and the Agent shall be fully protected in taking any actions in reliance on such Borrower Notice); provided, that to the extent the Agent receives a SR Objection Notice within the time period set forth in this Section 3.3(d), the Agent shall not take the Claimed Amount into account until a new Borrower Notice is provided pursuant to the terms of this Section 3.3(b) and the SR Objection Period has terminated without the receipt of a SR Objection Notice. The Agent shall have no obligation or liability of any kind with respect to the Claimed Amount or the duration of the Dispute Period.

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(c)            Notwithstanding any other provisions set forth herein or in any other Note Document, the Noteholders and the Borrower hereby acknowledge and agree that, if this Note remains outstanding when any Tax refund or credit described in Section 12.1(b)(iv) of the Merger Agreement is received by Parent or its Affiliates, the outstanding Principal amount of this Note shall be automatically increased on such date by an amount equal to the applicable Refund Amount. Such increase in the Principal shall satisfy Parent’s and its Affiliates’ obligation to pay such Refund Amount to RemainCo or the Stockholders, as applicable. The Stockholder Representative shall notify and certify to the Agent and the Borrower in writing of a Tax refund or credit described in Section 12.1(b)(iv) of the Merger Agreement and the effective date of the adjustment to the Principal amount of this Note (the “Stockholder Notice”). Unless the Agent shall have received written notice from the Borrower specifying its objection thereto (the “Borrower Objection Notice”) prior to the date that is five (5) Business Days after the date of the Agent receives the Stockholder Notice (the “Borrower Objection Period”), the Agent is entitled to fully rely on the certifications set forth in the Stockholder Notice (and the Agent shall be fully protected in taking any actions in reliance on such Stockholder Notice); provided, that to the extent the Agent receives a Borrower Objection Notice within the time period set forth in this Section 3.3(c), the Agent shall not take the adjustment amount set forth in this clause (c) into account until a new Stockholder Notice is provided pursuant to the terms of this Section 3.3(c) and the Borrower Objection Period has terminated without the receipt of a Borrower Objection Notice. The Agent shall have no obligation or liability of any kind with respect to the Tax refund or the effective date.

(d)            Notwithstanding any other provisions set forth herein or in any other Note Document, the Noteholders and the Borrower hereby acknowledge and agree that the outstanding Principal balance shall be increased or decreased, as applicable, by (i) the difference between (i) the Estimated Customer Prepayment Amount and the Revised Customer Prepayment Amount or Final Customer Prepayment Amount, as applicable and (ii) the Estimated Volume Shortfall Adjustment Amount and the Revised Volume Shortfall Adjustment Amount or the Final Volume Shortfall Adjustment Amount, as applicable, in each case as finally determined pursuant to the Merger Agreement and any such adjustment pursuant to this Section 3.3(d) (a “Specified Principal Adjustment”) shall become effective automatically on the date any such amount is finally determined in accordance with Section 2.7 of the Merger Agreement. The Borrower shall notify and certify to the Agent and the Stockholders Representative in writing of a Specified Principal Adjustment and the effective date of such Specified Principal Adjustment (the “Borrower SP Notice”). Unless the Agent shall have received written notice from the Stockholders Representative specifying its objection thereto (the “SR SP Objection Notice”) prior to the date that is five (5) Business Days after the date of the Agent receives the Borrower SP Notice (the “SR SP Objection Period”), the Agent is entitled to fully rely on the certifications set forth in the Borrower SP Notice (and the Agent shall be fully protected in taking any actions in reliance on such Borrower SP Notice); provided, that to the extent the Agent receives a SR SP Objection Notice within the time period set forth in this Section 3.3(d), the Agent shall not take the Specified Principal Adjustment into account until a new Borrower SP Notice is provided pursuant to the terms of this Section 3.3(d) and the SR SP Objection Period has terminated without the receipt of a SR SP Objection Notice. The Agent shall have no obligation or liability of any kind with respect to the Specified Principal Adjustment or the calculations in the Merger Agreement.

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(e)            The effective date of any adjustment to Principal set forth in any Borrower Notice, Stockholder Notice or Borrower SP Notice shall not occur during the five (5) Business Days immediately prior to any Interest Payment Date.

4.            Security and Guaranty. The amounts outstanding hereunder are secured by a first priority security interest (subject only to Permitted Liens that have priority by operation of law) in the Collateral and the Obligations of the Borrower hereunder are guaranteed by the Guarantor. The Guarantor hereby irrevocably, unconditionally guarantees to the Agent and each Noteholder, the due and punctual payment in full of the Principal and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Note Documents when and as the same shall become due and payable (whether at stated maturity or by required prepayment or by acceleration or otherwise) (all such obligations are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Borrower or upon any other action, occurrence or circumstance whatsoever. In the event that the Borrower shall fail so to pay any of such Guaranteed Obligations, the Guarantor agrees to pay the same when due to the Agent for the benefit of the Noteholders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Note Documents. The obligations of the Guarantor shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Note Documents or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Borrower or any Noteholder or Agent or otherwise (other than in accordance with Section 3.3 hereof), and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Note Documents or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Note Documents or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Borrower or its property; (d) any merger, amalgamation or consolidation of the Guarantor or of the Borrower into or with any other Person or any sale, lease or transfer of any or all of the assets of the Guarantor or of the Borrower to any Person; (e) any failure on the part of the Borrower for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to the Guarantor or to any subrogation, contribution or reimbursement rights the Guarantor may otherwise have. The Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash (or by setoff in accordance with Section 3.3) of all of the Guaranteed Obligations (other than contingent obligations for which no claim has been made). The Guarantor unconditionally waives to the fullest extent permitted by law, (i) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Borrower in the payment of any amounts due under the Note Documents, (ii) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against the Guarantor, including, without limitation, presentment to or demand for payment from the Borrower or the Guarantor with respect to any Note Document, notice to the Borrower or to the Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Borrower, (iii) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Documents, (iv) any requirement for diligence on the part of any Noteholder and (v) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor or in any manner lessen the obligations of the Guarantor hereunder.

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5.            Interest.

5.1            Interest Rate. The outstanding Principal amount of this Note shall bear interest at the Applicable Rate from the Closing Date until the Principal is paid in full, whether at maturity, upon acceleration, by prepayment, setoff or reduction (including in accordance with Section 3.3 hereof). Accrued interest will be payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on March 29, 2024 (each such date being referred to herein as an “Interest Payment Date”). On each Interest Payment Date accrued interest shall be at the borrower’s election (a) paid entirely in cash (“Cash Interest”) or (b) paid-in-kind (“PIK Interest”) by automatically increasing the Principal amount of this Note (in which case the Principal owing to each Noteholder shall be ratably increased) by the amount of such PIK Interest on such Interest Payment Date. The Borrower shall deliver a written notice (an “Interest Election Notice”) to the Agent on or prior to the date that is five (5) Business Days immediately prior to the applicable Interest Payment Date, which Interest Election Notice either (i) confirms that accrued interest to be paid on such Interest Payment Date shall be paid entirely as Cash Interest, or (ii) elects to pay accrued interest on such Interest Payment Date as PIK Interest. If the Borrower does not timely deliver an Interest Election Notice in accordance with this Section 5.1, (A) then the Borrower shall be deemed to have delivered an Interest Election Notice confirming the payment of accrued interest as PIK Interest on such Interest Payment Date and (B) such failure to deliver an Interest Election Notice shall not constitute an Event of Default. Notwithstanding the foregoing, but subject to Section 3.3(b), interest shall not accrue during any Dispute Period on an amount of Principal equal to the Claimed Amount with respect to such Dispute Period, provided that, to the extent any portion of such Claimed Amount pursuant to a Final Determination is not determined to be a claim for indemnification pursuant to which the Stockholders or Remainco are liable, such portion shall be deemed to have accrued PIK Interest during such Dispute Period and shall be automatically added to the Principal. The Agent shall have no obligation to determine whether a Dispute Period is in effect and shall be entitled to rely on written instructions in the Borrower Notice as to whether a Dispute Period is in effect at any time.

5.2            Default Interest. During the existence of any Event of Default under Sections 11.1 or 11.6 hereof, all Obligations shall automatically bear interest at the Default Rate. During the existence of any other Event of Default, all Obligations shall bear interest at the Default Rate, at the Required Noteholders written direction to the Agent.

5.3            Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Closing Date and shall not accrue on the Principal (or the portion thereof, as applicable) for the day on which it is paid. Each determination by Agent of an interest rate, fee or Principal outstanding shall be conclusive and binding for all purposes, absent manifest error.

5.4            Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Principal outstanding under this Note shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

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6.            Payment Mechanics.

6.1            Manner of Payments. All payments of interest, principal, fees and other Obligations shall be made in lawful money of the United States of America, without defense setoff or counterclaim (other than in accordance with Section 3.3 hereof), free of any restriction or condition and in immediately available funds, and delivered no later than 2:00 PM CT on the date on which such payment is due by wire transfer of immediately available funds to the Agent at a bank specified by the Agent in writing to the Borrower from time to time. Any payment after such time shall be deemed made on the next Business Day. All payments of Obligations shall be made to the Agent for the benefit of the Noteholders on a pro rata basis based on the then outstanding Principal owed to each Noteholder.

6.2            Application of Payments. During the continuation of an Event of Default, all payments made under this Note shall be applied ratably first to the payment of all expenses, indemnities and other amounts payable by Borrower to the Agent in accordance with this Note, second to the applicable Noteholders in accordance with the terms of Section 13.2 (other than, for the avoidance of doubt, in each case, principal and accrued interest), including in connection with the exercise of rights and remedies, together with all reasonable and documented out-of-pocket costs and expenses of collection, attorneys’ fees (subject to the Legal Expenses Limitation), court fees and foreclosure expenses, third to the payment of accrued interest, fourth to the payment of the Principal amount outstanding under this Note, and last to all other Obligations.

6.3            Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4            Rescission of Payments. If at any time any payment made by a Note Party under any Note Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Note Party or otherwise, the obligation of such Note Party to make such payment shall be reinstated as though such payment had not been made.

7.            Representations and Warranties. Each Note Party hereby represents and warrants to the Noteholders on the date hereof as follows:

7.1            Existence; Power and Authority; Compliance with Laws. Such Note Party (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note and any other Note Document to which it is a party, and to perform its obligations hereunder and thereunder and (c) is in compliance with all Laws except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.2            Authorization; Execution and Delivery. The execution and delivery of this Note and each other Note Document to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. Such Note Party has duly executed and delivered this Note and any other Note Document to which it is a party.

7.3            No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for such Note Party to execute, deliver, or perform any of its obligations under this Note or any other Note Document to which it is a party other than those being made or obtained in connection with the Closing Date to perfect the Liens securing the Obligations.

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7.4            No Violations. The execution and delivery of this Note and the other Note Documents to which such Note Party is a party and the consummation by such Note Party of the transactions contemplated hereby and thereby do not and will not (a) violate any Law or order applicable to such Note Party or by which any of its properties or assets may be bound; (b) violate any provision of the Governing Documents of such Note Party; or (c) constitute a default under the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement.

7.5            Enforceability. Each of this Note and each other Note Document to which the Borrower is a party is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6            No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its property or assets that could reasonably be expected to have a Material Adverse Effect or that involve the enforceability of any Note Document.

7.7            Solvency. After giving effect to this Note and the transactions contemplated herein, the Note Parties, taken as a whole, are Solvent.

8.            Covenants. Until all amounts outstanding under this Note have been paid in full, the Note Parties shall:

8.1            Notices. Promptly, but in any event within five (5) Business Days after the Borrower obtains actual knowledge thereof (a) notify the Agent of the occurrence of any Event of Default and (b) provide to the Agent notice of any Casualty Event with respect to Collateral having an aggregate fair market value in excess of $5,000,000.

8.2            Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case of this clause (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.3            Compliance with Laws. Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.4            Payment of Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless (a) (i) such Taxes are being contested in good faith by appropriate proceedings and (ii) appropriate reserves have been established in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to (i) result in a Material Adverse Effect or (ii) result in the seizure or levy of any Collateral that, individually or in the aggregate has a fair market value in excess of $2,500,000.

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8.5            Insurance. Maintain or cause to be maintained insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

8.6            Operation of Properties.

(a)            Maintain all of its material Collateral necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair, ordinary wear and tear and casualty excepted, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in the Collateral, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)            Pay, satisfy and/or obtain the release of all Liens affecting title to the Collateral or any part thereof (other than Permitted Liens) and (ii) pay all costs, charges, interest and penalties on account of the Collateral, including without limitation the claims of all subcontractors and other Persons supplying labor or materials to the Collateral, except in the case of this clause (ii) where the failure to make such payment would not reasonably be expected to (A) result in a Material Adverse Effect or (B) result in the seizure or levy of any Collateral that, individually or in the aggregate has a fair market value in excess of $2,500,000.

8.7            Restricted Payments. Not make any dividend or other distribution to any holders of the Equity Interests of the Borrower, unless no Default or Event of Default then exists or would result therefrom.

8.8            Fundamental Changes. Not (a) change its legal name or change its form or state of formation or organization, in each case, without giving the Agent at least 10 days prior written notice and taking such actions as are necessary or that Agent may reasonably request with respect thereto to continue the creation and perfection of Agent’s Liens in any Collateral; (b) liquidate, wind up its affairs or dissolve itself; or (c) merge, combine or consolidate with any Person, in each case whether in a single transaction or series of related transactions; provided that, notwithstanding the foregoing clauses (b) and (c) Guarantor may merge with or liquidate into the Borrower so long as the Borrower is the surviving Person and Guarantor may merge with any other Person so long as Guarantor is the surviving Person.

8.9            Amendments to Existing Credit Agreements. Not amend, supplement or otherwise modify any Existing Credit Agreement in a manner prohibited by the Intercreditor Agreement.

8.10         Affiliate Transactions. Not enter into or be party to any transaction with an Affiliate that is not a Note Party (or amend or modify any such transaction) with respect to any of the Collateral, except transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; provided that, for the avoidance of doubt, the foregoing shall not prohibit shared administrative, overhead, technology or licensing arrangements or the granting of use of the Collateral to Affiliates that are wholly-owned subsidiaries of the Borrower entered into in the ordinary course of business or consistent with customary industry practices between or among the Note Parties and their Subsidiaries.

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9.            Covenants Regarding Collateral. Borrower will not, and will not permit any other Note Party to, in any way hypothecate or create or permit to exist any Lien in any of the Collateral, except for Permitted Liens. Borrower will not, and will not permit any other Note Party to, Dispose of, dividend or otherwise distribute any of the Collateral (other than in connection with a Casualty Event) unless (a) such Disposition is for 100% cash consideration (i) to an unaffiliated third party and (ii) for fair market value (as determined by the Borrower in good faith) and (b) the Net Cash Proceeds of such Disposition are applied to prepay the Principal outstanding under this Note in accordance with and to the extent required under Section 3.2(b).

10.           Noteholder Representations. Each Noteholder hereby represents and warrants to the Agent and Borrower as of the date hereof as follows:

(a)            This Note is being acquired for such Noteholder’s own account, and not for the account of any other Person other than such Noteholder, and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of Section 2(11) under the Act.

(b)            Such Noteholder acknowledges that this Note has not been registered under the Act nor qualified under any applicable state securities or blue sky laws and, as such, may not be offered, sold or otherwise transferred unless they are registered under the Act and applicable state securities or blue sky laws or an applicable exemption from such registration is available (and solely to the extent permitted hereunder).

(c)            Such Noteholder has such knowledge and experience in financial and business matters that such Noteholder is capable of evaluating the merits and risks of investment in the Borrower and of making an informed investment decision. Such Noteholder, or such Noteholder’s professional advisor, has the capacity to protect such Noteholder’s concerns in connection with the investment in this Note, and such Noteholder is able to bear the economic risk, including the complete loss, of an investment in this Note.

(d)            Such Noteholder is either (i) an “Accredited Investor” as such term is defined under Rule 501(a) of Regulation D promulgated under the Act or (ii) is capable of making each of the representations and warranties contained in this Section 10. Such Noteholder agrees to furnish such documents and to comply with such reasonable requests of the Borrower as may be necessary to substantiate such Noteholder’s status as a qualifying investor in connection with the issuance of this Note to such Noteholder or the Agent on such Noteholder’s behalf. Such Noteholder represents and warrants that all information contained in such documents and any other written materials concerning the status of such Noteholder will be true, complete and correct in all material respects.

11.            Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder (each an “Event of Default”):

11.1         Failure to Pay. Any Note Party fails to pay (i) any Principal when due (whether at the due date thereof or at a date fixed for a mandatory prepayment thereof, by acceleration or otherwise) or (ii) interest or any other amount payable by such Note Party hereunder or under any other Note Document when due and such failure under this clause (ii) continues unremedied for five (5) Business Days after the due date therefor, whether upon demand or otherwise.

11.2         Breach of Representations and Warranties. Any representation or warranty made by Borrower or any other Note Party to the Noteholders herein or in any other Note Document to which any such Note Party is a party is incorrect in any material respect on the date as of which such representation or warranty was made.

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11.3         Breach of Covenants. Any Note Party fails to observe or perform (a) any covenant, obligation, condition, or agreement set forth in Sections 8.1(a), 8.2(a), 8.5, 8.7, 8.8, 8.9 or 9 hereof or (b) any other covenant, obligation, condition, or agreement contained in this Note or in any other Note Document to which it is a party, other than those specified in Sections 11.1 and 11.2 hereof, and such failure described in this clause (b) continues unremedied for a period of fifteen (15) days after the earlier to occur of (i) the Borrower having knowledge of such failure or (ii) receipt of written notice thereof by the Borrower from the Agent or any Noteholder (through the Agent).

11.4         Cross-Default.

(a) Any Note Party fails to pay when due the principal amount of any Debt outstanding under the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement or any other agreement evidencing outstanding Debt in excess of the greater of (i) $25,000,000 and (ii) the corresponding threshold then in effect under either Existing Credit Agreement, and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(b) Any event or condition occurs that results in the Debt outstanding under either the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement or any other Debt referenced in the above clause (a) becoming due prior to its scheduled maturity (other than, for the avoidance of doubt, any springing maturity date or borrowing base reserve based on the scheduled maturity of other Debt).

11.5         Change of Control. (a) Parent Guarantor neither directly nor indirectly owns and controls 100% of the issued and outstanding Equity Interests of the Borrower or (b) the Borrower neither directly nor indirectly owns and controls 100% of the issued and outstanding Equity Interests of the Guarantor.

11.6        Bankruptcy.

(a)            Any Note Party or Parent Guarantor commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or such Note Party makes a general assignment for the benefit of its creditors;

(b)            There is commenced against any Note Party or Parent Guarantor any case, proceeding, or other action of a nature referred to in Section 11.6(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c)            There is commenced against any Note Party or Parent Guarantor any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

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(d)            Any Note Party or Parent Guarantor takes any action in furtherance of any of the acts set forth in Section 11.6(a), Section 11.6(b) or Section 11.6(c) above; or

(e)            Any Note Party or Parent Guarantor admits in writing its inability to pay its debts as they become due.

11.7        Judgment. (a) One or more final judgments for the payment of money in an aggregate amount in excess of (i) the greater of (i) $25,000,000 and (ii) the corresponding threshold then in effect under either Existing Credit Agreement (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) or (b) any one or more final non-monetary judgments that have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, in either case, shall be rendered against any Note Party or its assets or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of a pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Note Party to enforce any such judgment; provided that no judgment arising out of or related to an Excluded Liability or any other claim or cause of action against an Acquired Company arising prior to the Closing shall constitute an Event of Default.

11.8         Security. The Mortgage after delivery thereof shall cease to create a valid and perfected first priority Lien (subject to Permitted Liens having priority over the Agent’s Lien by operation of law) on any Collateral having a Fair Market Value in excess of $1,000,000, except to the extent permitted by the terms of a Note Document or solely as a result of the acts or omissions of the Agent (after the Note Party or any Noteholder has made a written request for or instructions to the Agent to so act), or any Note Party shall so state in writing.

11.9          Validity and Enforcement of Note Documents. Any Note Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or any material covenant, agreement or obligation hereunder is determined to be unenforceable or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Note Party or a Note Party denies that it has any further liability or obligations under such Note Document.

12.           Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Agent may, if directed by the Required Noteholders, by written notice to the Borrower (a) declare the entire Principal amount of this Note, together with all accrued interest thereon, immediately due and payable; and (b) exercise (at the direction of the Required Noteholders), any or all of its rights, powers or remedies under the Note Documents or applicable Law; provided, however, that if an Event of Default described in Section 11.6 shall occur, the entire Principal of and accrued interest under this Note shall become immediately due and payable without any notice, declaration, or other act on the part of the Agent or any Noteholder. Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Note Parties and Parent Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with this Section 12 and Section 13.9(c) for the benefit of all of the Noteholders and each Noteholder hereby agrees, that it will not take any enforcement action or exercise any right that it might otherwise have under applicable Law with respect to any Note Party in connection with the Note Documents or the Collateral.

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13.           Miscellaneous.

13.1          Notices.

(a)            All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as the Borrower or the Agent may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

Atlas Sand Company, LLC
5918 West Courtyard Drive, Suite 500
Austin, Texas 78730

Attention: John Turner
Email: ***

(ii)	If to the Agent:

U.S. Bank Trust Company, National Association
1011 Centre Road, Suite 203
Wilmington, DE 19805
Attention: Agency Services/James A. Hanley
Email: ***

(b)            Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

(c)            The Note Parties shall deal solely with the Agent in the administration of this Note and the Note Documents and shall have no obligation to provide notices or other information to any Noteholder other than through the Agent to the extent required by the terms of the Note Documents. Agent agrees to promptly forward all notices received by it from a Note Party to the Noteholders.

13.2         Expenses. (a) Each of the Borrower and the Noteholders shall be responsible for their own costs, expenses, and fees (including all expenses and fees of its external counsel) in any way related to this Note or any other Note Document on or prior to the Closing Date; provided that, notwithstanding anything herein to the contrary, the Borrower will pay to the Agent (a) all filing and recording fees related to the perfection or maintenance of perfection of the Agent’s Lien in the Collateral and (b) all documented out-of-pocket costs, expenses, and fees incurred by the Noteholders in connection with the enforcement of any of the provisions of this Note or any other Note Document or the enforcement of any of the Obligations, or any collection, compromise or settlement of any of the Collateral; and all such fees and expenses shall be Obligations within the terms of this Note. This Section 13.2 shall be subject to the Legal Expenses Limitation. In addition, the Noteholders agree to pay the costs, expenses and fees of the Agent as set forth on Annex 1, and the Borrower and Guarantor jointly and severally agree to pay the costs, expenses and fees of the Agent as set forth on Annex 2.

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(b)            Indemnification by Borrower. The Borrower and the Guarantor each agrees to indemnify, hold harmless and defend each Noteholder and their respective Affiliates (each, an “Indemnitee”) for, from and against all liabilities and claims that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of: (i) the Borrower’s operations at or relating to the Collateral and (ii) any misrepresentation or inaccuracy in any representation or warranty made by a Note Party in any Note Document (collectively, the “Indemnified Matters”). Notwithstanding the foregoing, Borrower shall not have any liability hereunder to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The Borrower and Guarantor jointly and severally agree to indemnify, hold harmless and defend the Agent and its respective Affiliates as set forth on Annex 2.

13.3          Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby and thereby shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.4          Submission to Jurisdiction.

(a)            THE PARTIES HERETO FURTHER AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT ONLY IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN TRAVIS COUNTY, TEXAS. Each party hereto agrees to commence any such action either in a state or federal court sitting in Travis County, Texas. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any action in Texas with respect to any matters to which it has submitted to jurisdiction in this Section 13.4. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Note or the transactions contemplated hereby in a state or federal court sitting in Travis County, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

(b)            Nothing in this Section 13.4 shall affect the right of the Agent to (i) commence legal proceedings or otherwise sue any Note Party in any other court having jurisdiction over any Note Party or (ii) serve process upon any Note Party in any manner authorized by the laws of any such jurisdiction.

13.5          INTEGRATION. THE MERGER AGREEMENT, THIS NOTE AND THE OTHER NOTE DOCUMENTS TO WHICH A NOTE PARTY IS A PARTY CONSTITUTE THE ENTIRE CONTRACT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF.

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13.6          Successors and Assigns. This Note (or any interest hereunder) shall not be assigned or transferred by the Agent or any Noteholder to any Person without the prior written consent of the Borrower; provided that (i) the Agent may resign in accordance with Annex 1, and (ii) a Noteholder may assign its interest in this Note to a Qualified Affiliate of such Noteholder, another Noteholder or any Qualified Affiliate of another Noteholder; provided, further, that any assignment to an Affiliate shall be deemed to constitute a representation and warranty by the applicable assignee that such Person is a Qualified Affiliate and the Borrower shall be entitled to rely on such representation and warranty. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Agent and each Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns. The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each assignment delivered to it by a Noteholder and a register for the recordation of the names and addresses of the Noteholders and the then outstanding Principal owed to each Noteholder pursuant to the terms hereof from time to time (the “Register”), which Register is intended to cause this Note to be treated as in registered form under Sections 5f.103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Noteholders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Note, notwithstanding notice to the contrary. Any assignment or transfer of any interest in this Note shall be effective only upon appropriate entries with respect thereto being made in the Register together with a processing and recordation fee of $3,500 paid to the Agent by the parties to the assignment. The Register shall be available for inspection by the Borrower or any Noteholder at any reasonable time and from time to time upon reasonable prior notice. Any transfer of an interest in this Note to a Person that is a Non-Permitted Holder shall be null and void ab initio and shall not be given effect for any purpose hereunder. The Borrower and each Noteholder covenant and agree with the agreements set forth on Annex 3 attached hereto.

13.7         Waiver of Notice. Each Note Party hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

13.8         Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by the Borrower, the Agent (to the extent any of its rights or obligations are waived, modified or amended) and the Required Noteholders. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. Notwithstanding anything contained in this Section 13.8, no waiver, modification or amendment shall:

(a)            reduce the principal of, or rate of interest specified herein on, any Obligation, or other amounts payable hereunder or under any other Note Document, without the written consent of each Noteholder directly and adversely affected thereby;

(b)            postpone any date scheduled for any payment of principal of, or interest on, any Obligation, or any other amounts payable hereunder or under any other Note Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Noteholder directly and adversely affected thereby;

(c)            release any Note Party from its Obligations, including any Guaranteed Obligations, without the written consent of each Noteholder;

(d)            release the Parent Guaranty;

(e)            release all or substantially all of the Collateral from the Agent’s Liens without the written consent of each Noteholder;

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(f)            change any provision in any Note Document in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Noteholder directly and adversely affected thereby;

(g)            change any provision of this Section without the written consent of each Noteholder; or

(h)            affect the rights or duties of the Agent under any Note Document without the written consent of the Agent.

13.9            Agency Matters.

(a)            The Noteholders shall share the Collateral and the proceeds of such Collateral in accordance with their pro rata share of their then outstanding Principal, without priority of one over the other.

(b)            Each Noteholder hereby appoints the Agent, as the collateral agent and administrative agent, under this Note and the other Note Documents, and hereby authorizes the Agent to acquire, hold and enforce any and all liens on Collateral granted by the Note Parties to secure any of the Obligations and to take such actions on each of its behalf and to exercise such rights, powers, authorities and privileges under this Note and the other Note Documents as are expressly delegated to the Agent by the terms hereof and thereof. Each Noteholder (i) accepts the authorizations, appointments and acknowledgements and other actions taken by the Agent, on behalf of the Noteholders, in accordance with this Note and the other Note Documents, and (ii) authorizes and directs the Agent to execute, deliver and perform each of the Note Documents to which the Agent is or is intended to be a party (including any amendments, supplements, accession agreements, acknowledgements or similar documents thereto or thereunder). The provisions of this Section 13.9 are solely for the benefit of the Agent and the Noteholders, and none of the Note Parties shall have rights as a third-party beneficiary of any of such provisions. The rights, powers and obligations of the Agent are governed by the provisions set forth on Annex 1 hereto.

(c)            Enforcement of the Noteholders’ rights under any Note Document shall (a) with respect to any Collateral, be taken by the Agent at the direction of the Required Noteholders, and (b) with respect to all other rights under the Note Documents, be taken by the Agent at the direction of the Required Noteholders.

13.10            Certain Tax Matters.

(a)            Any and all payments by or on account of any obligation of the Borrower hereunder may be subject to deduction or withholding to the extent required by applicable Law, and to the extent any amounts are deducted or withheld from any amounts payable to or with respect to a Noteholder under this Note and paid to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated as if paid to such Noteholder for all purposes hereof; provided, however, that, if the Borrower or any of its Affiliates or the Agent determines that any such deduction or withholding is required, except in the case of any deduction or withholding required as a result of a Noteholder’s or a permitted transferee’s failure to deliver an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 in accordance with this Section 13.10(a) establishing an exemption from withholding, then the Borrower or the Agent, as applicable, shall use commercially reasonable efforts to (x) notify the Noteholder that such deduction or withholding is intended at least five (5) Business Days prior to the applicable payment date and (y) cooperate with the Noteholder to obtain any available exemption from, or reduction in the amount of, such deduction or withholding. Each of the Noteholders (and any permitted transferee thereof) will provide to the Borrower (i) a properly completed and duly executed Internal Revenue Service Form W-9 certifying that the Noteholder or such permitted transferee, as applicable, is not subject to backup withholding, or (ii) an applicable properly completed and duly executed Internal Revenue Service Form W-8, on or before the first date on which any amount is paid to or with respect to the Noteholder or such permitted transferee, as applicable, under this Note, and the Noteholder or its permitted transferee, as applicable, will provide a revised version of such form when materially obsolete or inaccurate.

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(b)            Each of the Parties acknowledges and agrees that, for U.S. federal income tax purposes (and applicable state and local tax purposes): (i) this Note is intended to be treated as indebtedness and (ii) all adjustments to the Principal pursuant to Section 3.3 are, except to the extent properly treated as interest or original issue discount, intended to be treated as an adjustment to the Closing Adjusted Merger Consideration payable pursuant to the Merger Agreement. The Parties shall (and shall cause their respective Affiliates to) file their applicable Tax Returns consistent with, and take no position for Tax purposes (whether in Tax Proceedings, on Tax Returns or otherwise) inconsistent with, such treatment, unless a contrary position is required by a “determination” within the meaning of Section 1313(a) of the Code.

13.11            Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

13.12            No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.13            Effectiveness. This Note shall be issued and become effective upon being fully executed and delivered to all parties hereto on the Closing Date in accordance with the provisions set forth in the Merger Agreement.

13.14            Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

13.15            Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.16            Noteholders. Each Person listed on Schedule 1 hereto, to the extent not signatory hereto, by its acceptance of the benefits hereunder, shall be deemed to have accepted and agreed to be bound by the terms and conditions of this Note.

[signature page follows]

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IN WITNESS WHEREOF, each Note Party has executed this Note as of the date first written above.

BORROWER:

ATLAS SAND COMPANY, LLC,
a Delaware limited liability company

By
Name:
Title:

GUARANTOR:

HI-CRUSH PERMIAN SAND LLC,
a Delaware limited liability company

By
Name:
Title:

Signature Page to Secured Seller Note

By its acceptance of this Note, the Agent and each Noteholder acknowledges and agrees to be bound by the provisions hereof, as applicable.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Agent

By
Name:	James A. Hanley
Title:	Senior Vice President

Signature Page to Secured Seller Note

[NOTEHOLDER],

a [_________] [__________]

By
Name:
Title:

[NOTEHOLDER],

a [_________] [__________]

By
Name:
Title:

[NOTEHOLDER],

a [_________] [__________]

By
Name:
Title:

[NOTEHOLDER],

a [_________] [__________]

By
Name:
Title:

Signature Page to Secured Seller Note

Schedule 1

Noteholders

Annex 1

Agency Provisions

1.            Appointment and Authorization of the Agent.

1.            Each Noteholder hereby irrevocably appoints U.S. Bank Trust Company, National Association, as the administrative agent and the collateral agent under the Note Documents as provided in Section 13.9 of this Note.

2.            Each Noteholder hereby agrees, that, except as otherwise set forth in this Note, any action taken by the Required Noteholders (or the Agent, at the direction of the Required Noteholders) in accordance with the provisions of this Note or the Note Documents, and the exercise by the Required Noteholders (or the Agent, at the direction of the Required Noteholders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Noteholders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Note Documents in accordance with the direction of the Required Noteholders, and such direction and any action taken or failure to act pursuant thereto shall be binding upon all Noteholders and all future holders of this Note.

3.            The Agent shall have no obligation whatsoever to the Noteholders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any Note Party or is cared for, protected or insured or that the Liens granted to the Agent pursuant to any Note Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Annex or in the Note Documents. The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by the Borrower or any Note Party in connection therewith, nor shall the Agent be responsible or liable to the Noteholders for any failure to monitor or maintain any portion of the Collateral, Liens therein or financing statements filed in connection therewith. The Agent shall not be under any liability for interest on any funds received by the Agent under any Note Document.

4.            The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Note or any other Note Document a fiduciary relationship in respect of any Noteholder; and nothing in this Note or in any other Note Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Note or any other Note Document except as expressly set forth herein or therein. Each Noteholder acknowledges, agrees and accepts the terms and conditions of each Note Document, and authorizes and instructs the Agent to execute and perform its obligations, as applicable. No provision of this Note or the Note Documents shall require the Agent to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder.

5.            The Agent shall be entitled to rely upon, and shall be fully protected in relying upon (and shall not be liable for so relying upon), any communication, request, instrument, note, consent, affidavit, letter, writing, resolution, notice, statement, certificate, e-mail or other electronic message, order, internet or intranet website posting, or other document (or writing), conversation or telephone message signed, sent or made (or authenticated) by (or, in the case of a conversation, with) any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Note and any other Note Documents and its duties hereunder and thereunder, upon advice of legal counsel, independent accountants and other experts and professional advisors selected by the Agent.

2.            Indemnification of Agent by the Noteholders. (a)To the extent the Agent Indemnified Parties (such term is used herein as defined on Annex 2) are not reimbursed and indemnified by the Note Parties in accordance with the terms of this Note or any of the Note Documents, the Noteholders will reimburse and indemnify the Agent Indemnified Parties for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred at any time by the Agent or any of the Agent Indemnified Parties in performing the Agent’s duties under any other Note Documents or in any way relating to or arising out of this Note; provided that no Noteholder shall be liable to any of the Agent Indemnified Parties for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Matters (as defined herein), this Section applies whether any such investigation, litigation or proceeding is brought by any Noteholder or any other Person.

(b)          Without limitation of the foregoing, each Noteholder shall reimburse the Agent, as applicable, upon demand for any costs or out-of-pocket expenses (including attorneys’ fees, costs and expenses) incurred by the Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment, forbearance or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under any Note Documents, or any document contemplated by or referred to herein or in any Note Document, or in connection with any transaction contemplated hereunder, or in connection with any action taken or omitted to be taken by Agent or any of the Agent Indemnified Parties, as applicable, under or in connection with any of the foregoing including without limitation, exercising any of the Agent’s powers, rights, and remedies and performing its duties hereunder and thereunder (or omitting to do the same), in each case, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower or the Guarantor, provided that such reimbursement by the Noteholders shall not affect the Borrower’s or the Guarantor’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Noteholder to indemnify or reimburse the Agent shall not relieve any other Noteholder of its obligation in respect thereof. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The Noteholders hereby, jointly and severally, agree to pay all fees and reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery and administration of this Note and the other Note Documents, including without limitation, reasonable fees and expenses of legal counsel for the Agent, in each case to the extent incurred on or prior to the date of this Note. This Section 2(b) shall be subject to the Legal Expenses Limitation.

3.            Resignation or Removal of Agent. The Agent may resign from the performance of all its functions and duties hereunder or under the other Note Documents at any time by giving 10 Business Days’ prior written notice to the Noteholders and the Borrower. If the Agent is in material breach of its obligations hereunder as Agent, then the Agent may be removed as the Agent at the reasonable request of the Required Noteholders. Upon any such notice of resignation by, or notice of removal of, the Agent, the Borrower and the Required Noteholders shall appoint a successor Agent hereunder. After the resignation or removal of the Agent hereunder, the provisions of Annex 1 and Annex 2 shall continue in effect for the benefit of the Agent and its successor, its sub-agents and its Agent Indemnified Parties in respect of any actions taken or omitted to be taken by any of them while acting as the administrative agent and collateral agent hereunder.

4.            Notice of Event of Default. The Agent shall have no obligation to any Noteholder or any other Person to ascertain or inquire into the existence of any Event of Default, the observance or performance by any obligor of any terms of this Note or any of the Note Documents, or the satisfaction of any conditions precedent contained in this Note or in any of the Note Documents. The Agent shall not be deemed to have knowledge of any default or Event of Default unless and until written notice describing such default or Event of Default is given to the Agent by the Borrower or any Noteholder and expressly stating that such notice is a “notice of default.”

5.            Applicable Laws. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Laws”), the Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Agent. Accordingly, each of the parties agree to provide to the Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Applicable Laws or which the Agent may reasonably request in connection with the performance by the Agent of its duties under any of the Note Documents.

6.            Force Majeure. The Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, pandemics, epidemics, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Annex 2

Expenses and Indemnity of the Agent

The parties to this Note covenant and agree as follows:

1.            Expenses. Borrower and each of the other Note Parties hereby, jointly and severally, agrees to pay (a) on demand in the case of clauses (i)  and (v) below and (b) within ten (10) days of written demand in the case of clauses (ii), (iii) and (iv) below: (i) all fees and reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the administration of this Note and the other Note Documents after the date of this Note and the preparation, execution and delivery of any and all amendments, modifications, supplements, waivers, consent and ratifications to this Note or any other Note Document, including without limitation, reasonable fees and expenses of legal counsel for the Agent, (ii) all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any Event of Default and the enforcement of this Note or any other Note Document, including, without limitation, court costs and the fees and expenses of legal counsel or advisors for the Agent; (iii) all transfer, stamp, intangible, court or documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Note or any of the other Note Documents; (iv) all reasonable and documented out-of-pocket costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Note or any other Note Document; and (v) all other documented out-of-pocket costs and expenses incurred by the Agent in connection with the enforcement or protection of its rights under this Note or any other Note Document, any workout or restructuring (including the negotiations thereof), any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges incurred in connection with examining, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Note Parties. Any amount to be paid under this Section which is not paid when due shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the due date until paid at a rate per annum equal to the Default Rate. This Section 1 shall be subject to the Legal Expenses Limitation.

2.            INDEMNIFICATION. Borrower and the other Note Parties shall, jointly and severally, indemnify the Agent and its Affiliates and the directors, officers, employees, agents, managers, advisors and representatives of the Agent and its Affiliates (each, an “Agent Indemnified Party” and collectively, the “Agent Indemnified Parties”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs, and expenses (including reasonable attorneys’ fees) to which any of them may become subject which directly or indirectly arise from or relate to (a) the negotiation, execution, delivery, performance, administration, or enforcement of any of the Note Documents, (b) any of the transactions contemplated by the Note Documents, (c) any breach by any Note Party of any representation, warranty, covenant, or other agreement contained in any of the Note Documents, (d) the presence, release, threatened release, disposal, removal, or cleanup of any hazardous material located on, about, within, or affecting the Collateral or assets of any Note Party or any of their subsidiaries, or (e) any investigation, litigation, or other proceeding, including, without limitation, any threatened or prospective investigation, litigation, or other proceeding, relating to any of the foregoing, whether brought by a Noteholder, a third party or by Borrower or any other Note Party. WITHOUT LIMITING ANY PROVISION OF THIS NOTE OR OF ANY OTHER NOTE DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH OF THE AGENT INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH AGENT INDEMNIFIED PARTY; provided that such indemnity shall not, as to any Agent Indemnified Party, be available to the extent such losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Agent Indemnified Party. Any amount to be paid under this Section shall be a demand obligation owing by Borrower and the other Note Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Rate. This Section 2 shall be subject to the Legal Expenses Limitation.

3.            Schedule 1. The Agent shall not be liable for the Noteholder information listed on Schedule 1 attached to this Note and makes no representation or warranty with respect to any of the Noteholder information listed on Schedule 1 attached to this Note. The Agent shall be fully protected in relying on the Noteholder information listed on Schedule 1 which has been prepared by the Borrower and for which the Borrower represents and warrants is true, correct and accurate in all respects. The Agent shall have no liability for the failure or omission of any Noteholder to execute this Note or any other Note Document.

4.            Survival. The Borrower and Guarantor’s obligations under this Annex 2 shall survive the termination of this Note, the payment in full of the Obligations and the resignation or removal of the Agent (or any assignment).

Annex 3

ERISA Restrictions; Non-Permitted Holders.

No transfer or exchange of an interest in this Note will be permitted to a Benefit Plan Investor, other than an ERISA Permitted Investor, and any such transfer will be null and void.

If any Non-Permitted Holder shall become the beneficial owner of an interest in this Note, the Borrower shall, promptly after discovery that such person is a Non-Permitted Holder by the Borrower, send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in this Note held by such person to a Person that is not a Non-Permitted Holder within 10 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such interest in this Note, the Borrower shall have the right, without further notice to the Non-Permitted Holder, to sell such interest in this Note to a purchaser selected by the Borrower that is not a Non-Permitted Holder on such terms as the Borrower may choose. The Borrower may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to this Note, and selling such interest in this Note to the highest such bidder. However, the Borrower may select a purchaser by any other means determined by it in its sole discretion. Each Noteholder, the Non-Permitted Holder and each other Person in the chain of title from a Noteholder to a Non-Permitted Holder, by its acceptance of an interest in this Note, agrees to cooperate with the Borrower and the Agent to effect such transfer. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale, shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Borrower, and the Borrower shall not be liable to any Person having an interest in this Note sold as a result of any such sale or the exercise of such discretion.

Exhibit I2

Form of Intercreditor Agreement

Exhibit I2

Exhibit I3

Form of Deferred Cash Consideration Mortgage

Exhibit I3

Exhibit I4

Form of Parent Guaranty

Exhibit I4

Exhibit J

Initial Certificate of Merger

Exhibit J

Exhibit K

Surviving Form of Corporation Certificate of Incorporation

Exhibit K

Exhibit L

Surviving Corporation Form of Bylaws

Exhibit L

Exhibit M

Joinder

Exhibit M